                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-20307

                          POLAND COMMUNICATIONS, INC.
                               OFFER TO EXCHANGE

             9 7/8% SERIES B SENIOR NOTES DUE 2003 FOR ANY AND ALL
                OF ITS OUTSTANDING 9 7/8% SENIOR NOTES DUE 2003

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 16, 1997, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND JUNE 26, 1997.

     Poland Communications, Inc., a New York corporation ("PCI" or the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 9 7/8% Series B Senior Notes due 2003 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 9 7/8% Senior Notes due 2003 (the "Old Notes") of which $130.0 million in aggregate principal amount are outstanding as of the date hereof, which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes -- Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of an indenture dated as of October 31, 1996 governing the Old Notes and the Exchange Notes (the "Indenture"), such that both series will be treated as a single class of debt securities under the Indenture. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

     The Issuer will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on June 16, 1997 ("Expiration Date"); provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further, that in no event will the Exchange Offer be extended beyond June 26, 1997. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

     The Exchange Notes will mature on November 1, 2003. Upon a Change of Control (as defined herein), each holder of the Exchange Notes may require the Issuer to repurchase all or a portion of such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such purchase. In addition, the Issuer may be required to use the net cash proceeds of certain Asset Sales (as defined herein) to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. At any time prior to November 1, 1999, the Issuer may redeem up to 33% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that not less than $87 million aggregate principal amount of Notes would remain outstanding immediately after giving effect to any such redemption.

     The Exchange Notes are senior obligations of the Issuer ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Issuer. The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The Issuer has pledged to the Trustee (as hereinafter defined), for the benefit of the holders of the Notes, intercompany notes (the "Pledged Debt") issued by Poland Cablevision (Netherlands) B.V. ("PCBV"), a subsidiary of the Issuer. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Exchange Notes will be effectively subordinated to all indebtedness for money borrowed by the subsidiaries of the Issuer (other than the Pledged Debt). As of December 31, 1996, the Issuer's subsidiaries had no outstanding indebtedness for money borrowed other than intercompany indebtedness and approximately $3.2 million of trade payables.

SEE "RISK FACTORS" FROM PAGES 18 TO 28 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  The date of this Prospectus is May 14, 1997.

(continued from previous page)

     The Old Notes were sold by the Issuer on October 31, 1996 to Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser") pursuant to a Purchase Agreement dated October 24, 1996 by and among the Issuer and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Issuer and the Initial Purchaser entered into a Registration Rights Agreement dated as of October 31, 1996 ("Registration Rights Agreement") which granted the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is being made to satisfy certain of the Issuer's obligations under the Registration Rights Agreement.

     Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

     The Issuer will not receive any proceeds from the Exchange Offer and will pay all of its expenses incident thereto. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, the Issuer will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     Prior to this Exchange Offer, there has been no public market for the Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions, such as yields on alternative investments, general economic conditions, the Issuer's financial condition and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market."

     The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1997, at the rate of 9 7/8% per annum. The Exchange Notes issued in exchange for Old Notes will accrue interest from the later of October 31, 1996, the date of the issuance of the Old Notes (the "Issue Date"), or the last day interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes.

     The Issuer is organized under the laws of the State of New York. Although investors in the Exchange Notes will be able to effect service of process in the United States upon the Issuer and may be able to effect service of process upon its directors, due to the fact that the Issuer is primarily a holding company which holds stock in various entities in Poland and the Netherlands, all or a substantial portion of the assets of the Company (as defined herein) are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

     The Issuer has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

     The Issuer also has been advised by its counsel, Baker & McKenzie, that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.
                            ------------------------

     In this Prospectus, references to "U.S. Dollars" or "$" are to United States currency, and references to "zloty" or "PLN" are to Polish currency. The Issuer has presented its primary consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"). For the convenience of the reader, this Prospectus contains translations of certain zloty amounts into U.S. Dollars which should not be construed as a representation that such zloty amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zloty to U.S. Dollars at the rate of PLN 2.875 = $1.00, the exchange rate quoted by the National Bank of Poland ("NBP") at noon on December 31, 1996. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty. See "Exchange Rate Data."
                            ------------------------

     Amounts and percentages appearing in this Prospectus may not total due to rounding.
                            ------------------------

     This Prospectus contains statements which constitute forward looking statements regarding the intent, belief or current expectations of the Issuer or its officers with respect to, among other things, (i) the Issuer's financing plans, (ii) trends affecting the Issuer's financial condition or results of operations, (iii) the impact of competition, (iv) the start up of certain operations, and (v) acquisition opportunities. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Industry" and "Business", identifies important factors that could cause such differences.

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

     The following summary is qualified by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Poland Communications, Inc. ("PCI" or the "Issuer") is the parent company of a group of subsidiaries which develop, construct and operate cable television networks and conduct related activities in Poland under the trade name Polska Telewizja Kablowa or PTK. As used in this Prospectus, references to the "Company" mean PCI and its subsidiaries, including Poltelkab Sp. z o.o. ("Poltelkab"), a company in which PCI holds a 49% interest, and its subsidiaries, and Polska Telewizja Kablowa-Ryntronik S.A., a company in which the Company owns a 49% interest and has signed an agreement to purchase the remaining shares. For the convenience of the reader, amounts in this Prospectus are expressed solely in U.S. Dollars. Unless otherwise noted, data regarding the Company's subscribers are as of December 31,1996, but include approximately 15,000 subscribers and approximately 27,000 homes passed attributable to a cable system recently acquired by the Company which the Company took control of after such date and prior to the date hereof. Certain terms used in this Prospectus are defined in the Glossary included herein as Annex A. Prospective participants in the Exchange Offer should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

GENERAL

     The Company is the largest provider of multi-channel television services in Poland. With over 1,088,000 homes passed and approximately 534,000 total subscribers (of which approximately 461,000 are basic subscribers), the Company estimates that it has approximately twice the number of subscribers as the next largest cable operator in Poland. As one of the first Western-style cable television operators in Poland, the Company's objective since commencement of its operations in 1990 has been to rapidly increase its coverage areas and provide a caliber of service comparable to that of world-class cable operators, including modern, reliable technical plant, a broad selection of quality programming, and professional customer service. The Company currently owns and operates fiber-optic cable networks in seven regional clusters encompassing seven of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The Company believes that it has established a reputation in Poland as a high-quality cable system operator, and that the strong awareness of PTK as a quality operator attracts subscribers seeking its programming and customer service. PCI owns a 33% interest in a programming company, ProCable Sp. z o.o. ("ProCable"), which was formed to develop proprietary Polish-language programming. ProCable holds broadcast licenses for two Polish-language channels which are currently distributed exclusively over the Company's cable networks.

     Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions, generally of smaller, poorly capitalized operators, and through the build-out of its own cable networks. The Company's total subscribers have grown from approximately 45,000 as of December 31, 1992 to approximately 534,000 as of December 31, 1996. Approximately 55% of this increase in subscribers has been achieved organically through the build-out of the Company's existing cable networks. The Company's results of operations have reflected the growth in its subscribers. For the three-year period ended December 31, 1996, the Company generated growth in revenues and EBITDA (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview") at average annual rates of approximately 60% and 130%, respectively. The Company incurred operating losses of $6.1 million, $4.6 million, and $1.2 million in 1991, 1992 and 1993, respectively. In 1994 and 1995, the Company generated operating income of $0.4 million and $3.5 million, respectively. The Company had an operating loss of $1.3 million in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has invested more than $80 million to construct fiber-optic cable networks which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. All of the Company's networks (other than networks it has acquired from others and not yet rebuilt to its standards) have bandwidths of at least 550 MHz, with one network as high as 1 GHz, and in most cases the networks have the capability to be cost-effectively reconfigured to offer additional services such as telephony and data transmission. The networks constructed by the Company also provide substantial excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade substandard networks that it has acquired as rapidly as practicable.

     The Company has experienced low churn rates since its inception. The Company's annual churn rates have historically averaged less than 10%. Churn rates for 1994, 1995 and 1996 were 9.1%, 9.2% and 7.8%, respectively.

     As a result of the offering of the Old Notes, the Company incurred substantial debt. As of December 31, 1996, the Company had, on a consolidated basis, approximately $130.1 million in principal amount of indebtedness outstanding.

     Subsequent to the Exchange Offer, PCI may merge with and into a wholly owned Delaware subsidiary. The purpose of the merger would be to change its state of incorporation from New York to Delaware. The change of PCI's state of incorporation from New York to Delaware, if it occurs, should not have any material adverse effects on the rights of the holders of the Notes.

     PCI's principal executive office is located at One Commercial Plaza, Hartford, Connecticut 06103-3585 and its telephone number is (860) 549-1674.

REGULATION

     The operation of cable television systems in Poland is regulated under the Communications Act of 1990, as amended (the "Communications Act"), by the Minister of Communications (the "MOC") and the State Agency of Radiocommunications ("PAR"), and under the Radio and Television Act of 1992, as amended (the "Television Act"), by the National Radio and Television Council (the "Council"). Cable television operators in Poland are required to obtain permits from PAR to operate cable television networks and must register certain programming that they transmit over their networks with the Council. In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television services. Cable television operators in Poland also are subject to the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"), which provides intellectual property rights protection to Polish authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.

     Although the Company has received permits to operate and construct significant portions of its cable television networks, the Company does not have valid permits covering portions of its cable network which serve approximately 119,000 basic subscribers for one or more of the following reasons: (i) the cable networks have been recently acquired and must be upgraded to meet certain technical requirements prior to filing an application for a permit; (ii) agreements must be reached with the relevant co-operative housing authorities; or (iii) foreign ownership restrictions must be met. Of the 119,000 basic subscribers for which the Company does not have valid permits, the Company has permit applications pending for the cable networks serving approximately 37% of such basic subscribers. The Company has registered with the Chairman of the Council most of the programming that it transmits on its cable networks, except programming distributed on networks for which it does not have valid permits. See "Regulation."

PENDING ACQUISITIONS

     The Company intends to acquire all or a substantial portion of the capital stock or assets of four cable television systems in Poland (the "Pending Acquisitions"). The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions (including amounts for shareholder loans) is expected to be approximately $23.8 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 99,000 total subscribers and pass approximately 181,000 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's operations within its existing regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions. The Company believes that it is required to obtain, and it has applied for, or is in the process of preparing applications for, approval of the Polish Office for Protection of Competition and Consumers ("Anti-Monopoly Office") for certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain of its future acquisitions as well. There can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of the Pending Acquisitions will actually be consummated.

PRINCIPAL SHAREHOLDERS

     PCI's common equity is beneficially owned on a fully diluted basis by two principal shareholders: David T. Chase and certain members of his family and family trusts (hereafter referred to as the "Chase Family"), which owns approximately 40%, and ECO Holdings III Limited Partnership ("ECO"), which owns approximately 37%. The general partner of ECO is Advent International Corporation ("Advent"). As of December 31, 1996, the two principal shareholders had invested approximately $86 million in the Company. The Chase Family has provided the Company with significant management resources and technical support in the early stages of its operations, and both shareholders currently provide the Company with ongoing access to their extensive television and media expertise. See "Management."

CORPORATE ORGANIZATIONAL STRUCTURE

     The chart on the following page outlines the current organizational structure of the Company without giving effect to the use of proceeds from the offering of the Old Notes, the Pending Acquisitions or the Exchange Offer, except where noted.

                    [CHART DEPICTING OWNERSHIP PERCENTAGES]

        [Chart shows Poland Communications, Inc. ("PCI" or the "Issuer") owns 92.3% (see note (a)) of Poland Cablevision (Netherlands) B.V., 49.0% of Poltelkab Sp. z o.o. ("Poltelkab"), 48.7% of Polska Telewizja Kablowa-Ryntronik S.A. ("PTK-Ryntronik") (see note (d)), 100.0% of PCI Programming Inc. ("PCIP") (see note (b)), 33.0% of ProCable Sp. z o.o. ("ProCable") (see note (b)), 49.0% of TV KABEL Sp. z o.o. ("TV KABEL"), 49.0% of Polska Telewizja Kablowa - Szczecin Sp. z o.o. ("PTK-Szczecin"), 40.0% of Telkat Sp. z o.o. ("Telkat"), PCBV owns 100.0% of Polska Telewizja Kablowa S.A. ("PTK, S.A.") (see note (c)), 100.0% of Polska Telewizja Kablowa-Warszawa S.A. ("PTK-Warsaw") (see note (e)), 100.0% of Polska Telewizja Kablowa-Krakow S.A. ("PTK-Krakow") (see note (e)) and 46.8% of PTK-Ryntronik (see note (d)).]

        [Poltelkab owns 100% of Polska Telewizja Kablowa-Lublin S.A. ("PTK-Lublin"), 100.0% of TV-SAT Ursus Sp. z o.o., 2.0% of TV KABEL, 51.0% of PTK-Szczecin and 60% of Telkat. PTK-Szczecin owns 1.4% of Szczecinska TK
Sp. z o.o. and 50.0% of Otwocka TK Sp. z o.o. PTK-Warsaw owns 100.0% of
ETV Sp. z o.o.("ETV"). PTK-Ryntronik owns 75.1% of Opolskie TT S.A., and 100%
of Czestochowska TK Sp. z o. o. PCIP owns 100% of Mozaic Entertainment
Sp. z o.o. and 45.0% of Ground Zero Media Sp. z o. o. ("GZM"),
ProCable owns 22.0% of Polskie Media S.A. ("Polskie Media").
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(a) The minority shareholders of PCBV have a claim against 7.7% of the profits and equity of PCI's subsidiaries that compete with PCBV and PCI has agreed to share the profits of such subsidiaries with the minority PCBV shareholders on a pro rata basis. In addition, PCI has made an offer to buy the outstanding shares of PCBV held by the minority PCBV shareholders. See "Certain Relationships and Related Transactions -- PCBV Shareholders' Agreement."
(b) Represents companies that are not subject to the restrictive covenants in the Indenture.
(c) Currently, PCBV owns 97.9% of the shares of PTK, S.A. PCI has entered into an agreement to purchase the remaining shares of PTK, S.A. held by Poltelkab.
(d) Currently PCBV owns 46.8% and Poltelkab owns 4.5% of the shares of PTK-Ryntronik and PCBV holds convertible debt that, if converted, would bring its total ownership of PTK-Ryntronik to approximately 72% as of December 31, 1996. The Company has signed agreements to purchase the remaining shares of capital stock of PTK-Ryntronik which sale agreements are subject to certain conditions. See "Certain Relationships and Related Transactions -- Ryntronik."
(e) PTK-Krakow has transferred, and PTK-Warsaw intends to transfer, their cable television assets to PTK, S.A.

MINORITY OWNERSHIP INTEREST STRUCTURE

     The chart on the following page outlines the organizational structure of the Company with the current minority ownership interests without giving effect to the use of proceeds from the offering of the Old Notes, the Pending Acquisitions or the Exchange Offer, except where noted.

                    [CHART DEPICTING OWNERSHIP PERCENTAGES]

    [Chart shows Poland Communications, Inc. ("PCI" or the "Issuer") owns 92.3% of Poland Cablevision (Netherlands) B.V. (see note (a)), 49.0% of Poltelkab Sp. z o.o. ("Poltelkalb") (see note (b)), 48.7% of Polska Telewizja Kablowa-Ryntronik S.A. ("PTK-Ryntronik"), 100.0% of PCI Programming Inc. ("PCIP"), 33.0% of ProCable Sp. z o.o. ("ProCable") (see note (c)), 49.0% of TV KABEL Sp. z o.o. ("TV KABEL") (see note (g)), 49.0% of Polska Telewizja Kablowa-Szczecin Sp. z o.o. ("PTK-Szczecin"), 40.0% of Telkat Sp. z o.o. ("Telkat"). PCBV owns 100.0% of Polska Telewizja Kablowa S.A. ("PTK, S.A."), 100.0% of Polska Telewizja Kablowa-Warszawa S.A. ("PTK-Warsaw"), 100.0% of Polska Telewizja Kablowa-Krakow S.A. ("PTK-Krakow") and 46.8% of PTK-Ryntronik.]


    (Poltelkab owns 100% of Polska Telewizja Kablowa-Lublin S.A. ("PTK-Lublin"), 100.0% of TV-SAT Ursus Sp. z o.o., 2.0% of TV KABEL (see note
(g)), 51.0% of PTK-Szczecin and 60.0% of Telkat. PTK-Szczecin owns 1.4% of Szczecinska TK Sp. z o.o. (see note (h)) and 50.0% of Otwocka TK Sp. z o.o. (see note (i)) PTK-Warsaw owns 100.0% of ETV Sp. z o.o. ("ETV"). PTK-Ryntronik owns 75.1% of Opolskie TT S.A. (see note (d)), and 100% of Czestochowska TK Sp. z o.o. PCIP owns 100% of Mozaic Entertainment Sp. z o.o. and 45.0% of Ground Zero Media Sp. z o.o. ("GZM"). ProCable owns 22.0% of Polskie Media S.A. ("Polskie Media") (see note (f)).
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(a) Reece Communications Inc. owns 6.0%, Rutler-Dunn Communications, Inc. owns 1.0%, Frank N. Cooper owns 0.4%, and Poland Cablevision U.S.A. Inc. owns 0.3% of the shares of PCBV.

(b) Andrzej Muras owns 14.0%, Leszek Ekiert owns 10.0%, Ryszard Pospieszynski owns 10.0%, Marek Sowa owns 8.5%, and Waclaw Czepinski owns 8.5% of the shares of Poltelkab.

(c) Jacek Skurtys owns 47.0% and Fundacja Przyjaciele Szpitala Dzieciecego przy Litewskiej owns 20.0% of the shares of ProCable.

(d) Ryszard Baginski owns 20.0% of the preferred shares A and 504 individuals (subscribers) each own one common share B of Opolskie Towarzystwo Telewizyjno Telegraficzne S.A.

(e) Polygram International Holdings B.V. owns 21.0%, Planet 24 Productions Limited owns 14.0%, Stephen R. Groth owns 7.0%, Marc A. Bushala owns 6.0%, and Todd Stump owns 7.0% of the shares of GZM.

(f) Wincenty Zeszuta owns 0.3%, "El Trade" Sp. z o.o. owns 0.3%, "Ambresa" Sp. z o.o. owns 5.3%, Zdzislaw Bialy owns 40.3%, and founding shareholders (including Iwona Buchner, Henryk Chodysz, Januariusz Goscimski, Lech Jaworowicz, Leonard Prasniewski, Janusz Wojcik, and Tadeusz Przezdziecki) own 31.8% of the shares of Polskie Media.

(g) Miroslaw Knocinski owns 49.0% of the shares of TV Kabel.

(h) SM "Srodmiescie" owns 37.4% and SM "Dab" owns 61.2% of the shares of Szczecinska Telewizja Kablowa Sp. z o.o.

(i) Otwocka Spoldzielnia Mieszkaniowa owns 50.0% of the shares of Otwocka TK Sp. z o.o.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Issuer is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that is properly tendered and accepted. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "-- Summary Description of Exchange Notes." The issuance of the Exchange Notes is intended to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement. Subject to certain conditions, a holder who wishes to tender must transmit a properly completed and duly executed Letter of Transmittal to State Street Bank and Trust Company (the "Exchange Agent") on or prior to the Expiration Date. For procedures for tendering, see "The Exchange Offer."

                             Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intend to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

Registration Rights
Agreement..................  The Old Notes were sold by the Issuer on October
                             31, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement. This Exchange Offer is intended to satisfy certain rights under the Registration Rights Agreement, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes. The Old Notes are subject to the payment of additional interest under certain circumstances if the Issuer is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the
                             Notes -- Exchange Offer; Registration Rights."

Expiration Date;
Withdrawal.................  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on the "Expiration Date." As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on June 16, 1997; provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is to remain open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond June 26, 1997. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date by sending a written notice of withdrawal to the Exchange Agent. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes."

Certain Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Issuer. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Federal Income Tax
  Consequences.............  For Federal income tax purposes, the exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the holders or the Issuer. See "Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

Exchange Agent.............  State Street Bank and Trust Company is serving as
                             Exchange Agent in connection with the Exchange
                             Offer.

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (v) to the Issuer or (vi) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors --

Consequences of Failure to Exchange Old Notes" and "The Exchange
Offer -- Consequences of Exchanging Old Notes; Consequences of Failure to Exchange."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes -- Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. See "Description of the Notes" for further information and for definitions of certain capitalized terms used below.

     In the Exchange Offer, the holders of Old Notes will receive Exchange Notes with the same interest rate. The Exchange Notes issued in exchange for Old Notes will accrue interest from the later of October 31, 1996, the Issue Date, or the last day interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes.

Maturity Date..............  November 1, 2003.

Interest Payment Dates.....  May 1 and November 1 of each year, commencing May
                             1, 1997.

Redemption.................  Prior to November 1, 1999, the Issuer may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the Notes with some or all of the net proceeds of one or more Public Equity Offerings (as defined in "Description of the Notes -- Certain Definitions") at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the Notes remains outstanding. See "Description of the Notes -- Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined in "Description of the Notes -- Certain Definitions"), each holder of Exchange Notes has the right to require that the Issuer purchase such holder's Exchange Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Certain Covenants -- Purchase of Notes upon a Change of Control."

Asset Sale.................  The Issuer may be required to use the net cash proceeds of certain Asset Sales (as defined in "Description of the Notes -- Certain Definitions") to make an offer to purchase all or a portion of the outstanding Exchange Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Certain
                             Covenants -- Limitation on Sale of Assets."

Ranking....................  The Exchange Notes rank senior in right of payment to all indebtedness of the Issuer subordinated to the Exchange Notes and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer including, without limitation, the Old Notes. The Issuer is a holding company with limited assets and no business opera-tions of its own that conducts substantially all of its business through subsidiaries. The Issuer has pledged to the Trustee for the benefit of the holders of the Notes the Pledged Debt issued by PCBV, of a minimum aggregate principal amount, together with cash and cash equivalents of the Issuer, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of the holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting the Issuer or PCBV from amending, waiving any rights under, pledging or terminating any intercompany notes other than the Pledged Debt. The Notes are effectively subordinated to all existing and future indebtedness for money borrowed of subsidiaries of the Issuer (other than the Pledged
                             Debt). As of December 31, 1996, the Issuer's subsidiaries had no indebtedness other than intercompany indebtedness and approximately $3.2 million of trade payables. Subject to certain limitations, the Issuer and its subsidiaries may incur additional indebtedness in the future. See "Risk Factors -- Holding Company Structure,"
                             "-- Substantial Leverage; Ability to Service Debt" and "Description of the Notes -- Ranking" and "-- Certain Covenants -- Limitation on Additional Indebtedness."

Certain Covenants..........  The Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries;
                             (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below as of and for the three years ended December 31, 1996 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent auditors. Acquisitions of cable television systems during the periods for which summary consolidated financial data are presented below materially affect the comparability of such data from one period to another. The summary consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                              (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                          RATIOS)
STATEMENT OF OPERATIONS DATA:
  Cable television revenue.................................  $  8,776     $ 18,557     $ 24,923
  Depreciation and amortization............................    (3,459)      (5,199)      (9,788)
  Operating income (loss)..................................       380        3,545       (1,347)
  Interest expense.........................................    (2,327)      (4,373)      (4,687)
  Net loss.................................................    (2,383)      (1,289)      (6,617)
  Net loss applicable to common shareholders...............    (2,383)      (1,289)      (5,938)
OTHER DATA:
  EBITDA(a)................................................  $  3,839     $  8,744     $  8,441
  Expenditures for construction of cable television
     systems(b)............................................    11,695       16,014       25,372
  Net cash provided by operating activities................     1,599        3,839        6,112
  Net cash used by investing activities....................   (12,341)     (21,985)     (74,861)
  Net cash provided by financing activities................    12,686       17,996      134,889
RATIOS:
  EBITDA to interest expense...............................      1.71x        2.08x        1.80x
  Earnings to fixed charges(c).............................      0.37x        0.86x        0.46x
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.............................................  $ 47,376     $ 68,058     $217,537
  Total debt...............................................    35,988       59,405      130,074
  Total stockholders' equity...............................     1,479          190       31,048

---------------
(a) EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. EBITDA does not include full year results for 1996 from TV Kabel Sp. z o.o ("TV KABEL") in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Pending Acquisitions.

(b) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems within Poland, and excludes costs of acquiring cable systems.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of net loss applicable to common shareholders before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense.

                               SUMMARY OPERATING DATA
                                    (UNAUDITED)

                                                                   AS OF DECEMBER 31,
                                                             -------------------------------
                                                              1994       1995        1996
                                                             -------    -------    ---------
    Homes passed(a)........................................  298,316    711,545    1,088,540
    Basic subscribers......................................  112,534    262,077      460,625
    Basic penetration(b)...................................     37.7%      36.8%       42.32%
    EBITDA margin(c).......................................     43.7%      47.1%       33.87%
    Annual churn rates.....................................      9.1%       9.2%         7.8%

---------------

(a) The Company counts as homes passed only those homes for which it has an active signal and, in the case of MDU homes, only those homes for which the Company has an agreement with the cooperative authority.

(b)  Basic subscribers as a percentage of homes passed.

(c)  Represents EBITDA as a percentage of revenues.

                                  RISK FACTORS

     Holders of Old Notes should consider carefully all the information contained in this Prospectus (including the financial statements and notes thereto), before tendering their Old Notes in the Exchange Offer. Such holders should consider the lack of a public market for the Exchange Notes and the high leverage of the Issuer. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Issuer achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged. As of December 31, 1996, the Company had, on a consolidated basis, approximately $130.1 million in principal amount of indebtedness outstanding. The Company's ratio of earnings to fixed charges was 0.37x, 0.86x, and 0.46x in 1994, 1995 and 1996, respectively. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company, and the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. Currently, the Indenture does not permit the Company to incur additional indebtedness (other than Permitted Indebtedness as defined in the Indenture). See "Description of the Notes -- Certain Covenants -- Limitation on Additional Indebtedness." The Company anticipates that, in light of the amount of its existing indebtedness and the possible incurrence of additional indebtedness to finance acquisitions and expand its operations, it will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness, (ii) the Company may not be able to generate sufficient cash flow or access sufficient additional financing to service the Notes and its other outstanding indebtedness and to adequately fund its planned capital expenditures and operations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial ability may be impaired by restrictions imposed by various debt instruments on the payment of dividends and on operations and (vi) because all or part of certain of the Company's future borrowings (if any) may be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company or its ability to obtain additional financing, or both, either of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial, business and other factors. There can be no assurance, however, that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, will allow the Company to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. If the Company is unable to generate sufficient cash flow from operations in the future it may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), refinance all or a portion of its existing indebtedness (including the Notes), or obtain additional financing. The Company expects that it may require additional financing to consummate future acquisitions and expects that it will be necessary to refinance all or a portion of the Notes at maturity. The Company also may undertake a refinancing of some or all of its other indebtedness sometime prior to its maturity. While it is the Company's intention to enter only into refinancings that it considers advantageous, there can be no assurances that the Company will be able to refinance its indebtedness on satisfactory terms, if at all. In the event the Company obtains any future refinancing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. In such event, the holders of the Notes could experience increased credit risk and could experience a decrease in the market value of their investment because the Company might be forced to operate under terms that would restrict its operations and might find its cash flow reduced. Furthermore, if the Company is not able to refinance its indebtedness, including the Notes, the Company may not be able to service its indebtedness and could fail to meet its obligations under the Notes.

There can be no assurance that any such refinancing would be possible. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     A failure by the Company to comply with the covenants and other provisions of financing documents to which the Company is a party, or other debt instruments to which the Company may become party in the future, could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. The Indenture contains certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.

HISTORICAL OPERATING LOSSES

     Cable television operators typically experience losses and negative cash flow in their initial years of operation due to large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $6.1 million, $4.6 million and $1.2 million in 1991, 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, but had an operating loss of $1.3 million for 1996. There can be no assurance that the Company will be able to generate operating income in the future or that its operating losses will not increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     The Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution," "Description of the Notes -- Exchange Offer; Registration Rights," and "The Exchange Offer -- Consequences of Failure to Exchange."

ABSENCE OF PUBLIC MARKET

     The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were resold by the Initial Purchaser to qualified institutional buyers as defined in Rule 144A of the Securities Act, to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) of the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act, and are trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchaser is making a market in the Old Notes and has advised the Issuer that it currently intends to make a market in the

Exchange Notes, it is not obligated to do so and may discontinue such market making at any time without notice. The Issuer does not currently intend to list the Notes on a national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Issuer, the Notes may trade at a discount from their principal amount.

HOLDING COMPANY STRUCTURE

     The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The ability of the Issuer's creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including the holders of any indebtedness for money borrowed, trade creditors of such subsidiaries and other persons granted priority claim rights under the Polish Code of Civil Procedure. The Issuer will pledge to the Trustee for the benefit of the holders of the Notes, the Pledged Debt issued by PCBV of a minimum aggregate principal amount, together with cash and cash equivalents of the Issuer, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting the Issuer or PCBV from amending, waiving any rights under, pledging, or terminating any intercompany notes other than the Pledged Debt. In addition, the ability of the Issuer's creditors, including the holders of the Notes, to participate in distributions of assets of the Issuer's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors of the Issuer or are not owned by the Issuer. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Issuer's subsidiaries. The Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. Such indebtedness may be secured by assets of the Issuer's subsidiaries.

     The Notes are obligations solely of the Issuer. The ability of the Issuer to pay interest (or premium, if any) on the Notes or to repay the Notes at maturity or otherwise will be dependent upon either the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends or otherwise or the Issuer's ability to otherwise realize economic benefits from its equity interests in its subsidiaries. The Issuer's subsidiaries have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or, other than obligations under the Pledged Debt, to make funds available therefor, whether in the form of loans, dividends or otherwise. The ability of these subsidiaries to make payments to the Issuer will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, as well as various business considerations. Further, the Issuer currently does not own, directly or indirectly, a majority interest in certain subsidiaries, and may not have operating control of entities in which it may in the future acquire interests. In such cases, the Issuer may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that the Issuer may favor. In addition, provisions of applicable Polish law limit the amount of dividends which may be paid by the Issuer's subsidiaries to the extent they do not have profits available for distribution (of which the Issuer's subsidiaries had no material amounts as of December 31, 1996), and other statutory and general law obligations may affect the ability of the Issuer's subsidiaries to declare or pay dividends or the ability of the Issuer's subsidiaries to make payments to the Issuer on account of intercompany loans. For example, companies known as spolka akcyjna ("S.A.") are required by law to establish reserve funds (in an amount equal to one-third of their share capital) out of which they cannot pay dividends. In addition, the statutes of any type of Polish company can contain provisions requiring that the company establish other reserve funds out of which dividends may not be paid. None of PCI's subsidiaries' statutes currently contain such a provision; however, most of its subsidiaries' statutes contain a provision allowing the creation of such reserve funds if the subsidiary's General Assembly votes to do so. Furthermore, in the event that the foreign exchange laws or laws on foreign investment in Poland change, Polish companies may also become subject to additional limitations on their ability to distribute profits to non-Polish shareholders. Under the Netherlands' corporate law and PCBV's articles of incorporation, PCBV may only distribute profits to its shareholders insofar as PCBV's equity exceeds the paid-up and called-up capital increased by the statutory reserves. Such statutory reserves may include reserves arising upon the reevaluation of the company's assets, the capitalization of costs (including research and development, intellectual property and goodwill) in connection with the issuance of capital stock and reserves which may arise in connection with loans to stockholders with respect to their purchase of the company's stock. The PCBV Shareholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Shareholders, including PCI. If the managing board of PCBV solicits and receives loans from any of the PCBV Shareholders, the loans cannot bear interest at a rate exceeding 10% per annum. Moreover, the transfer of equity interests of the Issuer in its subsidiaries may be limited, due in part to regulatory and contractual restrictions. There can thus be no assurance of the Issuer's ability to realize economic benefits through the sale of these equity interests. Accordingly, there can be no assurances that the Issuer will receive timely payments from its subsidiaries, if at all, or other economic benefits from its equity interests in its subsidiaries, in order to make payments on its indebtedness, including the Notes, or to otherwise satisfy its cash flow needs.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key management personnel. The Company is particularly dependent upon the skills and contributions of several key individuals, including Robert E. Fowler, III, Chief Executive Officer of PCI, George Makowski, Chief Operating Officer of PCI, John S. Frelas, Chief Financial Officer and Treasurer of PCI, Przemyslaw Szmyt, General Counsel and Vice President of PCI, Gilbert Tash, Vice President of PCI, Andrzej Muras, Executive Vice President of PTK-Warsaw, and Michael Houlehan, Chief Executive Officer of PCIP. The departure of any of these persons could have a material adverse effect on the Company's business. In addition, given the Company's early stage of development, the Company's success will depend in part on its ability to hire, train, and retain high-quality personnel. The Company has entered into employment agreements with Messrs. Fowler, Makowski, Frelas, Szmyt, Tash, Muras and Houlehan. Mr. Fowler's employment agreement expires December 31, 1999, and is terminable without cause upon three months written notice by Mr. Fowler or upon one month written notice by the Company. Mr. Makowski's employment agreement with PCI expires January 21, 2002, and is terminable without cause upon six months written notice by either party. Mr. Frelas' employment agreement with PCI expires on September 1, 2001, and is terminable without cause upon six months written notice by either party. Mr. Szmyt's employment agreement with PCI expires on February 7, 2000, and is terminable without notice by Mr. Szmyt. Mr. Tash's employment agreement is for an indeterminate period of time and may be terminated without cause upon three months written notice by either party. Mr. Muras's employment agreement with PTK-Warsaw expires on January 1, 1998, and is terminable without cause upon three months written notice by Mr. Muras. Mr. Houlehan's employment agreement with PCBV was assigned to PCI in 1996 and may be terminated by either party at any time with or without cause. See "Management."

REGULATION OF THE POLISH CABLE TELEVISION INDUSTRY

     The operation of a cable television system in Poland is regulated by various governmental bodies, including the Minister of Communications (the "MOC") and the State Agency of Radiocommunications ("PAR") under the Communications Act of 1990, as amended (the "Communications Act"), and the National Radio and Television Council (the "Council") under the Radio and Television Act of 1992, as amended (the "Television Act"). Cable television operators in Poland also are subject to the intellectual property rights protections contained in the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"). Cable television services in Poland may be offered only by cable television operators that have received permits ("Permits") from PAR to operate and construct cable television networks in specified areas in Poland. The Communications Act and the Permits set forth the terms and conditions for providing cable television services, including the term of the Permits, the area covered by the Permits, technological requirements for the network of the cable television operator and the restrictions on foreign ownership of cable television operators. See "-- Limitations on Foreign Ownership of Cable Television Operators and Broadcasters" and "Regulation -- The Communications Act -- Foreign Ownership Restrictions." If a cable television operator breaches the terms of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where such breach occurred or the forfeiture of the operator's cable networks.

     Although the Company has received approximately 60 permits from PAR, the Company does not have valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 119,000 basic subscribers as of May 5, 1997 located in the areas for which the Company does not currently have valid Permits, approximately 16% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including the obtaining of agreements with the co-op authorities, the upgrade of the acquired networks to meet technical standards where necessary and the satisfaction of foreign ownership limitations), approximately 47% are located in areas serviced by recently acquired or constructed networks in Warsaw, Krakow and the areas surrounding these cities, which the Company plans to transfer to PTK, S.A. in order to more efficiently comply with foreign ownership restrictions, and approximately 37% are located in areas serviced by networks for which the Company has Permit applications pending. The Company has 10 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits to the Company or that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company and seizing the Company's cable networks. Furthermore, there can be no assurance that the Company will be able to receive Permits in the future permitting it to operate any other networks that it may acquire. Any action by PAR to restrict or revoke the Company's Permits, or similar action by PAR, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation -- The Communications Act."

     Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. The Chairman of the Council has the authority to reject applications to register programming if the programming violates any provision of the Television Act. See "Regulation -- Television Act." The Company has registered most of the programming that it transmits on its cable networks, except programming transmitted on networks for which it does not have Permits. There can be no assurance that the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against Company management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

     Cable television operators in Poland are also subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish authors and producers of programming and requires that the Company reach agreements with, and make payments to, such authors and producers of programming that is transmitted over the Company's networks. The Communications Act requires that operators of cable television systems comply with copyright laws. The rights of copyright holders are generally enforced by rights organizations for collective copyright administration and protection. The Company currently is negotiating an extension for its expired contract with one of these rights organizations. In addition, Poland has adopted the Agreement on Trade Related Aspects of Intellectual Property Rights ("TRIPS"), which provides some copyright protection to foreign producers of programming, and Poland has ratified the Rome Convention, which will result in the intellectual property rights of non-Polish programming producers being protected in Poland to the same extent that such rights of Polish producers are protected. See "Regulation -- Copyright Protection." The Company is not able to predict the effect of TRIPS or of the adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming. See "Regulation -- Copyright Act."

     In addition, the Communications Act, the Television Act and the Copyright Act are relatively new statutes, and thus have not been fully interpreted by applicable regulatory authorities. There can be no assurance that changes in laws or regulations, in the interpretation of existing laws or regulations or in the enforcement activities of the applicable regulating authorities affecting the Company, its competitors or the cable television industry in Poland generally will not occur that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation."

     Competition in Poland is governed by the Anti-Monopoly Act of 1990, as amended (the "Anti-Monopoly Act"), which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well-established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. However, as a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. The relevant markets for cable television services have not been defined by the Anti-Monopoly Office. Furthermore, the Company believes that it is required to obtain, and it has applied for, or is in the process of preparing applications for, approval of the Anti-Monopoly Office for certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain of its future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior. There can be no assurance that the Anti-Monopoly Office will approve the Pending Acquisitions or the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations. See "Regulation -- Anti-Monopoly Act."

LIMITATIONS ON FOREIGN OWNERSHIP OF CABLE TELEVISION OPERATORS AND BROADCASTERS

     Under the Communications Act and applicable Polish regulatory restrictions, Permits may only be issued to and held by Polish individuals or companies in which foreign persons hold no more than 49% of the share capital. These restrictions do not apply to any Permits issued prior to July 7, 1995, to Permits issued at any time pursuant to certain licenses obtained under prior regulations or to renewals of any such Permits ("Grandfathered Permits"). See "Regulation -- The Communications Act". As of February 28, 1997, approximately 45% of the Company's basic subscribers were covered by Permits that are not subject to foreign ownership restrictions. To comply with foreign ownership requirements for areas not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives of the Company or Poltelkab own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either the Company will own all of the cable network assets and will lease the assets to Poltelkab, or Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the cable networks, receives all of the revenues from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure are not in contradiction with the technical requirements of Polish law. PAR has recently granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the Company's ability to acquire Permits to operate cable television systems and could result in the loss of Permits held by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation -- The Communications Act -- Foreign Ownership Restrictions".

     The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital. The Company owns a 33% interest in a programming company, ProCable, which was formed to develop Polish-language programming for the Company. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. The Company has established PCIP as a wholly-owned U.S. subsidiary engaged in the development and production of Polish language thematic television programming outside of Poland. The Company plans to distribute all of PCIP's programming throughout Poland via satellite systems from abroad. The Company believes that the ownership structure of ProCable and PCIP's distribution system satisfy Poland's regulatory restrictions on foreign ownership of broadcasters. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure violates Polish regulatory restrictions on foreign ownership of broadcasters. If the ownership of ProCable or the distribution by PCIP of programming in Poland via satellite is found not to be in compliance with Poland's regulatory restrictions on foreign ownership of broadcasters, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might be forced to dispose of its ownership interests in ProCable or PCIP; or ProCable could lose its broadcasting licenses. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with ProCable or PCIP, as well as any other company that produces, broadcasts and distributes programming in Poland, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation -- Television Act".

RISKS ASSOCIATED WITH CABLE NETWORKS; AGREEMENTS WITH TPSA

     The Company's ability to build-out its existing networks and to integrate acquired systems into its cable networks will depend on, among other things, the Company's continued ability to design and obtain access to network routes, and secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, as of December 31, 1996, approximately 66% of the Company's plant had been constructed utilizing pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable network serviced by the conduit does not meet the technical specifications required by the Communications Act; (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. Approximately 119,000 of the Company's subscribers are serviced by conduits leased from TPSA for which one or more of these provisions are applicable, so TPSA is legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. Any such terminations by TPSA would have a material adverse effect on the Company unless the Company could on commercially reasonable terms find an alternative to the TPSA conduits or build its own conduits. In addition, the Company would be forced to incur significant costs if it were forced to build its own conduits. There can be no assurance that the Company would be able to replace, or locate a substitute for, such conduits.

RISKS RELATING TO ACQUISITION STRATEGY

     A significant element of the Company's growth strategy is expansion by acquisition of cable television systems that are either located in reasonable proximity to the Company's existing systems or are large enough to serve as the basis for new regional clusters. There can be no assurance that the Company will be able to identify and acquire such systems on satisfactory terms, if at all, or that it will be able to finance significant acquisitions in the future. The Company encounters competition for the acquisition of cable systems from existing cable television operators and also from financial investors. See "Business -- Business Strategy" and "Business -- Competition."

     The Company searches for appropriate candidates for acquisition on an ongoing basis. The Company has entered into negotiations or agreements, as the case may be, to consummate the Pending Acquisitions. The systems to be acquired in the Pending Acquisitions serve approximately 99,000 total subscribers and pass approximately 181,000 homes. There can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of such Pending Acquisitions will actually be consummated. See
"Business -- Pending Acquisitions".

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth will require, among other things, continued development of the Company's financial and management controls, stringent control of construction and other costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. The Company intends to hire additional personnel in order to manage its growth and meet its strategic objectives. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's business, results of operations and financial condition.

     Since its inception, the Company has acquired numerous cable television networks. The Company's recent acquisitions have involved, and the Pending Acquisitions, if consummated, and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions (before the economic benefits of integration, if successful, are fully realized). Furthermore, the Company may experience increased capital expenditure costs as the acquired systems are rebuilt if necessary to upgrade the networks to the Company's standards. In the event that the Company underestimates the costs of integrating and upgrading acquired networks, such activities could have a material adverse effect on the Company's financial condition and operating results. The integration of acquired systems may also lead to diversion of management attention from other ongoing business concerns. The costs of integration for certain acquisitions have had an adverse impact on the Company's short-term operating results. Any or all of these risks related to integration may have a material adverse effect on the Company's operations in the future.

     In addition, the Company is evaluating the viability and financial returns associated with entering into certain businesses, some of which may be capital intensive and in which it has limited experience, such as telephony. There can be no assurance that the Company can profitably exploit these new areas of endeavor.

RISKS ASSOCIATED WITH INVESTMENTS IN POLAND AND EMERGING MARKETS

     Poland has undergone significant political and economic change since 1989. Changes in political, economic, social and other developments in Poland may in the future have material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by change in the government of Poland or otherwise, could materially adversely affect the Company's operations and business. Currently there are no limitations on the repatriation of profits from Poland, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, taxes or limitations are imposed, the ability of the Issuer to receive dividends or other payments from its subsidiaries could be reduced, which may have a material adverse effect on the Company.

     Due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws have undergone in the 1990s or otherwise, the Company may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax and corporate laws. The Company does not believe that any such violations will have a material adverse effect upon the Company's business, results of operation or financial condition, but there can be no assurance that such will be the case.

     Poland is generally considered by international investors to be an emerging market. There can be no assurance that political, economic, social and other developments in other emerging markets will not have an adverse effect on the market value and liquidity of the Notes. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar jurisdictions.

     The Issuer is organized under the laws of the State of New York. Although investors in the Exchange Notes will be able to effect service of process in the United States upon the Issuer and may be able to effect service of process upon its directors, due to the fact that the Issuer is primarily a holding company which holds stock in various entities in Poland and the Netherlands, all or a substantial portion of the assets of the Company are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

     The Issuer has been advised by its counsel that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

     The Issuer also has been advised by its counsel that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

ASSET ENCUMBRANCES

     The Company has entered into an agreement with the American Bank in Poland, S.A. ("AmerBank") which provides for a credit facility of $6.5 million. As of December 31, 1996, there was $550,000 outstanding under this facility and, as of the date hereof, there is no amount outstanding under this facility. The Company will be able to utilize this facility for future borrowings (subject to the limitations in the Indenture with regard to incurrance of additional indebtedness). In addition, the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. The Company's existing facilities are secured, and certain of the Company's future indebtedness, including the possible liquidity facility described above, may be secured, which could have material consequences to holders of the Notes. Such security includes, and is expected in the future to include, the fixed assets of PCI's subsidiaries as well as the capital stock and intercompany indebtedness of PCI's subsidiaries (other than the Pledged Debt). The principal fixed assets of PCI's subsidiaries consist of cable television headends, cable television plant and subscriber equipment. The value of a substantial portion of the Company's fixed assets is derived from the employment of such assets in a cable television business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the business as a going concern through a sale of pledged capital stock of subsidiaries, either in its entirety, or by regional cluster or other business unit, in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the need to comply with applicable governmental regulations and laws, including foreign ownership limitations and foreign exchange controls. The amounts (and the timing of the receipt of any amounts) available to satisfy PCI's obligations on the Notes after any such sale may be adversely affected by procedural and substantive provisions of U.S. and Polish insolvency, bankruptcy and administrative laws favoring secured creditors and limiting the rights of unsecured creditors.

INFLATION; CURRENCY RISK

     Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 26.8% in 1995 and to approximately 19.9% in 1996. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an effect on the financial condition and results of operations of the Company.

     Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denomination obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denomination obligations and, thus, on the Company's financial condition and results of operations.

COMPETITION IN THE CABLE TELEVISION INDUSTRY

     The multi-channel television industry in Poland has been, and is expected to remain, competitive. The Company competes with other cable television operators as well as with companies employing numerous other methods of delivering television signals to the home. The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not attempt to meet the technical standards for cable systems under Polish law, enforcement of regulations governing such technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have greater resources (including financial resources and access to international programming sources) than the Company.

     The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and DTH satellite-delivered television services, and may in the future compete with MMDS systems. The extent to which the Company's cable television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the cable television industry in Poland. See "The Industry -- The Polish Multi-Channel Television Industry" and "Regulation".

AVAILABILITY OF PROGRAMMING OFFERINGS

     The success of the Company's business is and will continue to be, to a large degree, dependent on its ability to obtain at commercially reasonably costs programming that is appealing to subscribers. In addition, there is a strong demand for Polish-language television programming in Poland. A majority of the Company's current programming is offered in English or German. To the extent that the Company's competitors are able to produce or obtain Polish-language programming at commercially reasonable costs and the Company is not able to do so, the viability or competitiveness of the Company's networks or services could be adversely effected.

INFLUENCE OF PRINCIPAL SHAREHOLDERS

     PCI and each of its existing shareholders (except for its option holders and one shareholder that owns approximately 3% of the outstanding common stock on a fully diluted basis) have entered into a Shareholders' Agreement pursuant to which the parties thereto have agreed to the composition of the Board of Directors, certain transfer restrictions (including rights of first refusal, tag-along rights and a buy-sell provision) and the manner by which such shareholders may realize their investments in the capital stock of PCI. See "Certain Relationships and Related Transactions -- Shareholders' Agreement." There may be conflicts of interest between the shareholders of PCI or their representatives on the one hand, and the holders of the Notes, on the other hand, and there can be no assurance that any such conflict, should it occur, will be resolved in a manner favorable to the holders of the Notes. No procedures are being adopted to resolve any conflicts of interest that may arise between the shareholders or their representatives on the Board of Directors and the holders of the Notes.

LIMITED INSURANCE COVERAGE

     While PCI carries general liability insurance on its properties and that of its subsidiaries, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks could result in substantial uninsured losses and could have a material adverse effect on the Company.

PERSONAL HOLDING COMPANY TAX MATTER

     If PCI were determined to be a "personal holding company" ("PHC") for U.S. federal income tax purposes, PCI would be subject to a U.S. excise tax equal to 39.6% of its undistributed personal holding company net income. Based on the ownership of the outstanding shares and the types of income derived by and expected to be derived by PCI, PCI does not believe that it is a PHC. Nevertheless, because there will be restrictions on PCI's ability to distribute earnings while the Notes are outstanding, if PCI is deemed to be a PHC, it would become subject to the 39.6% excise tax. There can be no assurance that PCI will not be deemed a PHC.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Old Notes were sold by the Issuer on October 31, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act, institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) and non-U.S. persons pursuant to Regulation S under the Securities Act. As a condition to the sale of the Old Notes, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement as of October 31, 1996. Pursuant to the Registration Rights Agreement, the Issuer agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) use its best efforts to file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes by January 29, 1997; (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act by May 29, 1997; and (iii) upon effectiveness of the Registration Statement, use its best efforts to commence the Exchange Offer and maintain the effectiveness of the Registration Statement and keep the Exchange Offer open for at least 30 business days. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Issuer's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange any and all Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The Issuer will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, an aggregate of $130.0 million in principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about May 15, 1997, to all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. See "Description of the Notes -- Exchange Offer; Registration Rights."

     The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Issuer will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee and who wishes to tender should contact such registered holder of Old Notes promptly and instruct such registered holder of Old Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed power of attorney from the registered holder of Old Notes. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes whose acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

     By tendering, each holder will represent to the Issuer that, among other things, (i) the Exchange Notes to be acquired by the holder of the Old Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Issuer should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     The Exchange Notes will bear interest at a rate equal to 9 7/8% per annum. Interest on the Exchange Notes is payable semiannually on each May 1 and November 1, commencing on May 1, 1997. Holders of Exchange Notes will receive interest on May 1, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from October 31, 1996, to the date of exchange thereof for Exchange Notes. Holders of Old Notes that are accepted for exchange for Exchange Notes will be deemed to have waived the right to receive any interest accrued on the Old Notes.

     In all cases, the issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry procedures described below, such non exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes tendered pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any other transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of Exchange Notes having obligations with respect to resales and transfers to Exchange Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the sole judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes; which, in the sole judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     To the Issuer's knowledge, as of the date of this Prospectus, none of the foregoing events has occurred.

     In addition, the Issuer will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Delivery To: State Street Bank and Trust Company, Exchange Agent

                              By Mail or By Hand:

                      State Street Bank and Trust Company
                           Corporate Trust Department
                            Two International Place
                                  Fourth Floor
                                Boston, MA 02110

                            Attention: Henry Seemore
                            Telephone: 617-664-5601

                           By Facsimile: 617-664-5365

     DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Issuer will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer of approximately $1,500 (plus any out-of-pocket expenses, including without limitation, legal fees and expenses incurred by the Exchange Agent) will be paid by the Issuer.

ACCOUNTING TREATMENT

     For accounting purposes, the Issuer will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

REGULATORY MATTERS

     The Issuer is not aware of any governmental or regulatory approvals that are required in order to consummate the Exchange Offer.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Income Tax Considerations."

     The Old Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities
Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (v) to the Issuer or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. Under certain circumstances, the Issuer is required to file a Shelf Registration Statement. See "Description of Notes -- Exchange Offer; Registration Rights."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

     In the event of a Registration Default (as hereinafter defined), the interest rate borne by the Notes shall be increased by an amount equal to one-half of one percent (0.5%) per annum, with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue. See "The Exchange Offer -- Exchange Offer; Registration Rights."

                               EXCHANGE RATE DATA

     The following table sets forth, for the periods indicated, the noon exchange rate quoted by the NBP. Such rates are set forth as zloty per U.S. Dollar. On December 31, 1996, such rate was PLN 2.875 = $1.00, and on March 28, 1997, such rate was PLN 3.076 = $1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.

                                                             AS OF AND FOR THE YEAR
                                                               ENDED DECEMBER 31,
                                                             ----------------------
                                                             1994     1995     1996
                                                             ----     ----     ----
Exchange rate at end of period.............................  2.44     2.47     2.87
Average exchange rate during period(a).....................  2.27     2.43     2.71
Highest exchange rate during period........................  2.45     2.54     2.89
Lowest exchange rate during period.........................  2.32     2.47     2.49

---------------
     (a) The average of the exchange rates on the last day of each month during the applicable period.

                                USE OF PROCEEDS

     The Issuer will not receive any proceeds from the issuance of the Exchange Notes or the consummation of the Exchange Offer or any sale of Exchange Notes to any broker-dealer.

     The net proceeds from the sale of the Old Notes were approximately $125.3 million. Approximately $18.3 million of such net proceeds has been used to acquire 9 cable systems; up to approximately $23.8 million may be used to consummate the Pending Acquisitions; approximately $15.0 million was used to repay existing third-party indebtedness; up to $17.0 million may be used to acquire certain minority interests in the Issuer and subsidiaries of the Issuer which are held by unaffiliated third-parties; and approximately $5.0 million has been used to make an investment in PCIP and approximately $5.0 million will be invested in PCIP in the future. There can be no assurance that the Pending Acquisitions or the minority interest purchase transactions will actually be consummated, or on what terms. The remaining net proceeds of approximately $41.2 million will be used for general corporate purposes which may include working capital, capital expenditures for the build-out or rebuild of the Company's cable networks and other selected acquisitions. Pending such utilization, the Company intends to invest the net proceeds from the sale of the Old Notes in short-term securities of the United States.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of December 31, 1996.

                                                                     (IN THOUSANDS OF DOLLARS)
    Cash and cash equivalents(a).................................            $  68,483
                                                                              ========
    Investment securities(a).....................................            $  25,115
                                                                              ========
    Long-term debt:
      Notes payable..............................................            $ 130,074
      Notes offered hereby.......................................
                                                                              --------
    Minority interest............................................                5,255
    Redeemable preferred stock...................................               34,955
    Stockholders' equity:
      Common stock...............................................                    1
      Paid-in capital............................................               54,322
      Cumulative translation adjustment..........................                 (162)
      Accumulated deficit........................................              (23,113)
                                                                              --------
         Total stockholders' equity..............................               31,048
              Total capitalization...............................            $ 196,077
                                                                              ========

---------------

(a) A portion of the net proceeds from the offering of the Old Notes was invested in cash and cash equivalents and in investment securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of and for the three years ended December 31, 1996 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent auditors. Consolidated financial data as of and for the year ended December 31, 1992, have been derived from unaudited financial statements of the Company. In the opinion of management of the Company, such unaudited financial statements contains all adjustments necessary for a fair presentation of the financial position of the Company as of such date and the results of operations for such period. Acquisitions of cable television systems during the periods for which selected consolidated financial data are presented below materially affect the comparability of such data from one period to another. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                        AS OF AND FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                          --------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                          --------    --------    --------    --------    --------
                                                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Cable television revenue................  $  4,490    $  6,562    $  8,776    $ 18,557    $ 24,923
Operating expenses:
  Direct operating expenses.............    (1,099)     (1,481)     (2,119)     (5,129)     (7,193)
  Selling, general and administrative...    (6,418)     (4,029)     (2,818)     (4,684)     (9,289)
  Depreciation and amortization.........    (1,618)     (2,257)     (3,459)     (5,199)     (9,788)
                                           -------     -------    --------    --------    --------
     Operating income (loss)............    (4,645)     (1,205)        380       3,545      (1,347)
  Interest expense......................        --        (116)     (2,327)     (4,373)     (4,687)
  Interest and investment income........         7          65          78         174       1,274
  Foreign currency translation (loss)
     gain...............................       406        (315)        (27)        (17)       (761)
                                           -------     -------    --------    --------    --------
  Loss before income taxes, minority
     interest, and extraordinary item...    (4,232)     (1,571)     (1,896)       (671)     (5,521)
  Income tax expense....................      (920)       (976)       (803)       (600)     (1,273)
  Minority interest in subsidiary
     (income) loss......................       650         205         316         (18)      1,890
                                           -------     -------    --------    --------    --------
     Loss before extraordinary item.....  $ (4,502)   $ (2,342)   $ (2,383)   $ (1,289)   $ (4,904)
  Extraordinary item....................        --          --          --          --      (1,713)
                                           -------     -------    --------    --------    --------
     Net loss...........................    (4,502)     (2,342)     (2,383)     (1,289)     (6,617)
  Accretion of redeemable preferred
     stock..............................        --          --          --          --      (2,870)
                                           -------     -------    --------    --------    --------
  Excess of carrying amount of preferred
     stock over fair value of
     consideration transferred..........        --          --          --          --       3,549
  Net loss applicable to common
     shareholders.......................    (4,502)     (2,342)     (2,383)     (1,289)     (5,938)
                                           -------     -------    --------    --------    --------
     Net loss per common share..........  $(489.99)   $(254.90)   $(219.03)   $(116.79)   $(343.81)
                                           -------     -------    --------    --------    --------
OTHER DATA:
  EBITDA(a).............................  $ (3,027)   $  1,052    $  3,839    $  8,744    $  8,441
  Expenditures for construction of cable
     television systems(b)..............     3,476       5,490      11,695      16,014      25,372
  Net cash provided (used) by operating
     activities.........................    (4,129)      2,709       1,599       3,839       6,112
  Net cash used by investing
     activities.........................    (3,860)     (5,817)    (12,341)    (21,985)    (74,861)
  Net cash provided by financing
     activities.........................     7,390       3,332      12,686      17,996     134,889
RATIOS:
  EBITDA to interest expense............        NM          NM        1.71x       2.08x       1.80x
  Earnings to cover fixed charges(c)....        NM          NM        0.37x       0.86x       0.46x
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..........................  $ 28,857    $ 34,165    $ 47,376    $ 68,058    $217,537
  Total debt............................    13,832      20,073      35,988      59,405     130,074
  Redeemable preferred stock............        --          --          --          --      34,955
  Total stockholders' equity............     5,592       3,250       1,479         190      31,048

                                              Footnotes appear on following page

---------------
(a) EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. EBITDA does not include full year results for 1996 from TV KABEL in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Pending Acquisitions.

(b) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems within Poland, and excludes costs of acquiring cable systems.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of net loss applicable to common shareholders before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For the years ended December 31, 1992 and 1993 earnings were insufficient to cover fixed charges by $3,602,000 and $1,140,000, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "The Industry" and "Business."

OVERVIEW

     The Company is the largest provider of multi-channel cable television services in Poland. Following the commencement of its operations in 1990, the Company focused initially upon the build-out of its Gdansk network in order to demonstrate the feasibility of constructing and operating Western-style cable television networks in Poland, and shortly thereafter began construction of its cable television networks in Warsaw, Krakow and Katowice. Since that time, the Company has continued the build-out of its original networks, commenced construction of cable television networks in several new cities and completed 30 acquisitions. The Company currently owns and operates fiber-optic cable television networks in seven regional clusters encompassing seven of the ten largest cities in Poland and had a subscriber base as of December 31, 1996 of approximately 534,000 total subscribers. Approximately 55% of the Company's increase in subscribers since December 31, 1992 has been achieved organically through the build-out of the Company's existing cable networks.

     A key element of the Company's business strategy is to continue to expand the coverage areas of its regional clusters aggressively, both organically and through acquisitions. The Company intends to pursue organic growth primarily in areas where it can fill-in existing regional clusters or expand into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively over-build certain weaker competitors in an effort to encourage consolidation of the markets. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has most of its management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

     Substantially all of the Company's revenues are derived from monthly subscription fees for cable television services, and one-time installation fees for connection to its cable television networks. The Company charges subscribers fixed monthly fees for their choice of service tiers and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. The Company currently offers broadcast, intermediate (in limited areas) and basic tiers of service. As of December 31, 1996, approximately 86% of the Company's subscribers received basic service. In 1996, approximately 87% of the Company's revenues were derived from monthly subscription fees. Revenue from installation fees is deferred to the extent it exceeds direct selling costs and the deferred revenue is amortized to income over the estimated average period that new subscribers are expected to remain connected to the Company's system.

     When the Company began operations in 1990, revenues from installation fees exceeded revenues from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As the Company's subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, while currently increasing on an aggregate basis, have declined as a percentage of total revenue. The Company expects that installation fees will continue to constitute a declining portion of the Company's revenue.

     The Company has experienced low churn rates since its inception. The Company's annual churn rates have historically averaged less than 10%. The Company's annual churn rates for 1994, 1995 and 1996 were 9.1%, 9.2% and 7.8%, respectively. The Company believes that its churn rates are low because of the Company's customer care program, the high technical quality of its networks and desirable program offerings. In addition, the Company benefits from a shortage of housing in Poland that results in low move-related churn. There can be no assurance that the Company will be able to maintain these low churn rates.

     The Company divides operating expenses into (i) direct operating expenses,
(ii) selling, general and administration expenses and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs including office related expenses, professional fees and salaries, wages and benefits of nontechnical employees; advertising and marketing expenses; and accounting costs consisting of bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets.

     Cable television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $6.1 million, $4.6 million and $1.2 million in 1991, 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, but had an operating loss of $1.3 million for 1996 primarily due to the increased levels of acquisitions and related costs in 1996.

     In addition to other operating statistics, the Company measures its financial performance by EBITDA. The Company defines EBITDA to be net income
(loss) as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non recurring items, and gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities.

     Historically, the cable networks the Company has acquired have had lower EBITDA margins than the Company's existing operations. Upon consummation of an acquisition, the Company seeks to achieve operating efficiencies and reduce operating costs by rationalizing the number of headends and reducing head count, among other things. The Company generally has been able to manage its acquired cable television networks with experienced personnel from one of its existing regional clusters and reduce the technical personnel necessary to operate acquired networks after connecting the networks to the Company's existing headends, or if required, rebuilding the acquired networks to the required technical standards. In part due to these efforts, the Company has generally been able to increase the operating margins in its acquired systems, although there can be no assurance that it will be able to continue to do so.

     EBITDA for 1993, 1994, 1995 and 1996 was $1.1 million, $3.8 million, $8.7 million and $8.4 million, respectively. The Company expects EBITDA to increase as it fully integrates acquired networks into its regional clusters and consummates the Pending Acquisitions. In addition, the operating results of several recent acquisitions consummated during 1996 are not yet fully reflected in the Company's operating results, and the operating results of the Pending Acquisitions will not be reflected in the Company's results of operations until their respective dates of acquisition. There can be no assurance, however, that the Company will continue to generate positive EBITDA in the future. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

PENDING ACQUISITIONS

     The Company intends to acquire all or a substantial portion of the capital stock or assets of four cable television systems in Poland. The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions (including amounts for shareholder loans) is expected to be approximately $23.8 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 99,000 total subscribers and pass approximately 181,000 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's operations within its existing regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions although there can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of such Pending Acquisitions will actually be consummated. If all of the Pending Acquisitions are consummated, the Company estimates that it will spend approximately $3.6 million (which includes an approximately $2.2 million portion of the shareholder loans referred to above) within 12 months of the consummation of the Pending Acquisitions to upgrade the acquired networks to meet the Company's technical standards. Such upgrading would enable the Company to increase the number of programs offered, the quality of the transmissions and the operating cost effectiveness of the acquired networks. However, the Company believes that the networks to be acquired in the Pending Acquisitions currently meet PAR standards and, accordingly, that the timing and extent of such upgrades would be subject to the Company's discretion. See "Business -- Pending Acquisitions."

1996 COMPARED TO 1995

     Cable Television Revenues. Revenues increased $6.4 million, or 34.3%, from $18.6 million in 1995 to $24.9 million in 1996. This increase was primarily attributable to a 70% increase in the number of basic subscribers from approximately 262,000 as of December 31, 1995 to approximately 446,000 as of December 31, 1996. (Such subscriber numbers do not include approximately 15,000 subscribers served by a cable system the Company acquired on January 1, 1997.) Approximately 44.6% of this increase in basic subscribers was due to build-out of the Company's existing cable networks and the remainder was the result of acquisitions. Revenue from monthly subscription fees represented approximately 87.2% of cable television revenues in 1996. Installation fee revenue increased by 28.0% from $2.5 million in 1995 to approximately $3.2 million in 1996 primarily as a result of several remarketing campaigns implemented throughout 1996, which led to increased penetration. In addition, the Company experienced an increase in subscriber installations as a result of the continued build-out of the Company's networks.

     Direct Operating Expenses. Direct operating expenses increased $2.1 million, or 40.2%, from $5.1 million in 1995 to $7.2 million in 1996 principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of the Company's cable television systems. Programming expense grew from $2.2 million in 1995 to $2.8 million in 1996, primarily reflecting the increased number of subscribers partially offset by more favorable per subscriber programming rates. Direct operating expenses increased from 27.6% of revenues in 1995 to 28.9% of revenues in 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased $4.6 million, or 99.3%, from $4.7 million in 1995 to $9.3 million in 1996 primarily as a result of an increase in sales and marketing expenses incurred in newly acquired networks, the introduction of several remarketing campaigns throughout the areas covered by the Company's networks, and increased compensation and 1996 bonuses. Selling, general and administrative expenses increased from 25.2% of revenue in 1995 to 37.5% of revenue in 1996.

     Depreciation and Amortization. Depreciation and amortization expenses rose $4.6 million, or 88.3%, from $5.2 million in 1995 to $9.8 million in 1996 principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company's network. Also, during 1996, all of the prematurity periods expired and therefore the entire balance of investment in cable television system assets was subject to depreciation. Depreciation and amortization expenses as a percentage of revenues increased from 28.0% in 1995 to 45.6% in 1996.

     Interest and Investment Income. Interest and investment income increased by $1.1 million from $0.2 million in 1995 to $1.3 million in 1996. This increase is primarily attributable to a positive cash position in 1996 resulting from the issuance of shares and the Old Notes.

     Interest Expense. Interest expense increased $0.3 million, or 7.2%, from $4.4 million in 1995 to $4.7 million in 1996 primarily due to increased interest expense resulting from the issuance of $130 million Old Notes partially offset by a reduction in interest expense as a result of the repayment of $55 million of indebtedness with a portion of the proceeds from PCI's sale of equity securities in March 1996.

     Foreign Currency Translation Loss. Foreign currency translation loss increased from $17,000 in 1995 to $761,000 in 1996 primarily due to increased assets subject to translation during the year resulting from the growth of the Company.

     Minority Interest in Subsidiary Loss. Minority interest in subsidiary loss was $1.9 million in 1996 resulting from losses incurred in two minority-owned subsidiaries compared to minority interest in subsidiary income of $18,000 in 1995. During 1996 the Company completed partial acquisitions which gave rise to the increase in minority interest in subsidiary losses.

     Extraordinary Loss. During 1996 the Company prepaid the OPIC loan, resulting in an extraordinary loss of $1.7 million consisting of a prepayment penalty of $147,000 and write-off of $1,566,000 of deferred financing costs.

     Net Loss. Net loss increased from a loss of $(1.3) million in 1995 to a loss of $(6.6) million in 1996 as a result of the factors discussed above.

     Net Loss Applicable to Common Shareholders. Net loss applicable to common shareholders increased from a loss of $(1.3) million in 1995 to a loss of $(5.9) million in 1996 due to the accretion of redeemable preferred stock, which was more than offset by the excess of the carrying amount of preferred stock over the consideration transferred for such stock, as well as a result of the factors discussed above.

     EBITDA. EBITDA decreased $0.3 million, or 3.5%, from $8.7 million in 1995 to $8.4 million in 1996. EBITDA does not include full year results for 1996 from TV Kabel in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Pending Acquisitions. The Company's EBITDA margin decreased from 47.1% in 1995 to 33.9% in 1996 over such period.

1995 COMPARED TO 1994

     Cable Television Revenues. Revenues increased $9.8 million, or 111.5%, from $8.8 million in 1994 to $18.6 million in 1995. This increase was primarily attributable to a 132.9% increase in the number of basic subscribers from approximately 113,000 as of December 31, 1994 to approximately 262,000 as of December 31, 1995. Approximately 67.8% of this increase in basic subscribers was due to acquisitions and the remainder resulted from build-out of the Company's existing cable networks. Primarily as a result of this increase in subscribers, monthly subscription revenues increased approximately $8.8 million, or 117.8%, from $7.5 million in 1994 to $16.2 million in 1995. Revenue from monthly subscription fees represented approximately 87.5% of cable television revenue in 1995. Installation fee revenue increased approximately $1.0 million, or 76.0%, from $1.3 million in 1994 to $2.3 million in 1995 primarily as a result of continued build-out of the Company's networks.

     Direct Operating Expenses. Direct operating expenses increased $3.0 million, or 142.0%, from $2.1 million in 1994 to $5.1 million in 1995 principally as a result of higher levels of technical personnel and increased maintenance expenses associated with certain of the acquired systems and the growth of the Company's cable television system. Programming expenses accounted for $1.0 million of direct operating expenses in 1994 and $2.2 million in 1995. The increase in programming expenses in 1995 over 1994 was primarily due to the increase in the number of subscribers. As a result of these expense increases, direct operating expenses as a percentage of revenues increased from 24.1% to 27.6% over this period.

     Selling, General and Administrative. Selling, general and administrative expenses increased $1.9 million, or 66.2%, from $2.8 million in 1994 to $4.7 million in 1995 principally as a result of an increase in administrative costs resulting from the addition of acquired systems, and an increase in sales and marketing expenses. As a percentage of revenue, selling, general and administrative expenses declined from 32.1% to 25.2%, primarily reflecting economies of scale from the Company's increased subscriber levels and the elimination by the Company of duplicative personnel, office locations and administrative functions as part of the Company's acquisition integration strategy.

     Depreciation and Amortization. Depreciation and amortization expenses increased $1.7 million, or 50.3%, from $3.5 million in 1994 to $5.2 million in 1995, primarily as a result of depreciation of additional cable television assets obtained in connection with the build-out of the Company's networks and acquisitions. Depreciation and amortization expenses as a percentage of revenues decreased from 39.4% in 1994 to 28.0% in 1995.

     Interest and Investment Income. Interest and investment income increased $0.1 million from $0.1 million in 1994 to $0.2 million in 1995 due to increased cash balances.

     Interest Expense. Interest expense increased $2.0 million, or 87.9%, from $2.3 million in 1994 to $4.4 million in 1995. This change primarily resulted from an increase in the Company's indebtedness during 1995.

     Minority Interest in Subsidiary Loss. Minority interest in subsidiary income of $18,000 in 1995 compared to minority interest in subsidiary loss of $0.3 million in 1994.

     Net Loss. The Company's net loss decreased from $(2.4) million for 1994 to $(1.3) million for 1995 as a result of the factors discussed above.

     EBITDA. EBITDA increased $4.9 million, or 127.8%, from $3.8 million in 1994 to $8.7 million in 1995. The Company's EBITDA margin improved from 43.7% to 47.1% over such period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its cash requirements in recent years primarily with
(i) capital contributions and loans from equity investors, (ii) borrowings under available credit facilities and (iii) cash flow from operations. In addition, in 1996, the Issuer sold the Old Notes. The Company had positive cash flow from operating activities in 1994, 1995 and 1996 of $1.6 million, $3.8 million and $6.1 million, respectively, primarily due to the increase of cash received from subscribers and the deferral of the payment of interest expense.

     Since the commencement of its operations in 1990, the Company has required external funds to finance the build-out of its existing networks and to finance acquisitions of new cable television networks. The Company has relied on the equity investments described below, as well as loans from shareholders and their affiliates and borrowings under available credit facilities to provide the funding for these activities. Cash used for the build-out of the Company's cable television networks was $11.7 million, $16.0 million and $25.4 million in 1994, 1995 and 1996, respectively. Cash used for acquisition of cable networks, net of cash received, was $4.1 million in 1995 and $13.8 million in 1996.

     During 1996, the Company issued common and preferred stock to its shareholders of approximately $82 million. On March 29, 1996, PCI consummated a transaction in which ECO purchased shares of stock of PCI for a price of $65.0 million. See "Certain Relationships and Related Transactions -- Capital Contributions and Shareholder Loans." On March 29, 1996, the Chase Family purchased additional shares of preferred and common stock of PCI for an aggregate purchase price of approximately $17 million. PCI applied approximately $55 million of the proceeds of these transactions to repay indebtedness owed to Chase American Corporation, which is beneficially owned by the Chase Family, and approximately $8.5 million to redeem preferred stock held by Polish Investments Holding L.P. ("PIH"), which is beneficially owned by the Chase Family.

     In January 1994, PTK, S.A. entered into a financing agreement with OPIC providing for a loan facility which permitted PTK, S.A. to draw down funds through December 31, 1995. PTK, S.A. requested and received three loan disbursements under such loan facility, totaling $8.6 million in aggregate principal amount. Loans under the facility bore interest at the floating 91-day U.S. Treasury bill yield (compounded annually). The OPIC loan facility was secured by the pledge of all PTK, S.A. shares owned by PCBV and Poltelkab, an escrow of approximately $1 million and springing liens on certain agreements with PTK, S.A., including PTK, S.A. agreements with certain program providers. Certain affiliates of PTK, S.A. also entered into a share retention agreement with OPIC. The Company used approximately $7.6 million of the proceeds of the offering of the Old Notes to repay the outstanding balance of the loans under such financing agreement, including a prepayment penalty of approximately $147,000, and terminated such financing agreement.

     On October 31, 1996, $130 million aggregate principal amount of Old Notes were sold by the Issuer to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently completed a private placement of the Old Notes. In connection with their acquisition of the Old Notes, the Initial Purchaser and its direct and indirect transferees became entitled to the benefits of the Registration Rights Agreement. The Old Notes were issued, and the Exchange Notes offered hereby will be issued, pursuant to the Indenture.

     The Company has entered into an agreement with AmerBank which provides for a credit facility of approximately $6.5 million. As of the date hereof, there is no amount outstanding under this facility. The Company will be able to utilize this facility for future borrowings. In addition, the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility.

     Pursuant to the Indenture, the Company is subject to certain covenants, including, without limitation, covenants with respect to the following matters:
(i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets;
(ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. See "Description of the Notes -- Certain Covenants." Pursuant to the AmerBank credit facility, the Company is subject to certain informational and notice requirements but is not subject to restrictive covenants. The Company is in compliance with all covenants in the Indenture and the AmerBank credit facility.

     As a result of the offering of the Old Notes, the Company incurred substantial debt. As of December 31, 1996, the Company had, on a consolidated basis, approximately $130.1 million in principal amount of indebtedness outstanding. The Company's ratio of earnings to fixed charges was 0.37x, 0.86x, and 0.46x in 1994, 1995 and 1996, respectively.

     The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The ability of the Issuer's creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including the holders of any indebtedness for money borrowed, trade creditors of such subsidiaries and other persons granted priority claim rights under the Polish Code of Civil Procedure. The Issuer will pledge to the Trustee for the benefit of the holders of the Notes, the Pledged Debt issued by PCBV of a minimum aggregate principal amount, together with cash and cash equivalents of the Issuer, equal to a least 110% of the outstanding principal amount of the as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting the Issuer or PCBV from amending, waiver any rights under, pledging, or terminating any intercompany notes other than the Pledged Debt. In addition, the ability of the Issuer's creditors, including the holders of the Notes, to participate in distributions of assets of the Issuer's subsidiaries will be limited to the extent that the outstanding shares of any of its Subsidiaries are either pledged to secure other creditors of the Issuer or are not owned by the Issuer.

     Currently PCI and the Subsidiaries are not subject to restrictions on PCI's ability to receive funds from the Subsidiaries other than (i) those imposed by Polish and Netherlands law on the ability to pay dividends and (ii) those contained in the PCBV Shareholders' Agreement (as defined in "Certain Relationships and Related Transactions -- PCBV Shareholders' Agreement"). The Company does not believe that such restrictions have had, or will have in 1997 or 1998, a material impact on the Company's ability to meet its cash obligations.

     The amount of dividends that a Polish company may pay to its shareholders is limited to the amount of the company's net after tax profits. In addition, companies known as spolka akcyjna ("S.A.") are required by law to establish reserve funds requiring the company to pay at least 8% of its net profit to that fund until it reaches one-third of the share capital. In addition, the statutes of any type of Polish company can contain provisions requiring that the company establish other reserve funds out of which dividends may not be paid. None of PCI's subsidiaries' statutes currently contain such a provision; however, most of its subsidiaries' statutes contain a provision allowing the creation of such reserve funds if the subsidiary's General Assembly votes to do so. Furthermore, in the event that the foreign exchange laws or laws on foreign investment in Poland change, Polish companies may become subject to additional limitations on their ability to distribute profits to non-Polish shareholders. As of December 31, 1996, the Issuer's subsidiaries had no material amounts of profits available for distribution. Under the Netherlands' corporate law and PCBV's articles of incorporation, PCBV may only distribute profits to its shareholders insofar as PCBV's equity exceeds the paid-up and called-up capital increased by the statutory reserves. Such statutory reserves may include reserves arising upon the revaluation of the company's assets, the capitalization of costs (including research and development, intellectual property and goodwill in connection with the issuance of capital stock) and reserves which may arise in connection with loans to stockholders with respect to their purchase of the company's stock.

     The PCBV Shareholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Shareholders, including PCI. If the managing board of PCBV solicits and receives loans from any of the PCBV Shareholders, the loans cannot bear interest at a rate exceeding 10% per annum. See "Certain Relationships and Related transactions -- PCBV Shareholders' Agreement."

     In 1997, the Company intends to acquire all or a substantial portion of the capital stock or assets of four cable television systems in Poland. See "Pending Acquisitions." The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions (including amounts for shareholder loans) is expected to be approximately $24.7 million. If all of the Pending Acquisitions are consummated, the Company estimates that it will spend approximately $3.6 million (which includes an approximately $2.2 million portion of the shareholder loans referred to above) within 12 months of the consummation of the Pending Acquisitions upgrading the networks of such cable televisions systems to meet the Company's technical standards. Such upgrading would enable the Company to increase the number of programs offered, the quality of the transmissions and the operating cost effectiveness of the acquired networks. However, the Company believes that the cable systems expected to be acquired in the Pending Acquisitions currently meet PAR standards and, accordingly, that the timing and extent of such upgrades would be subject to the Company's discretion. In 1997, the Company will also spend an additional approximately $27.2 million building out and upgrading existing cable television networks. Approximately $7.5 million of such expenditure relates to the upgrading of the networks in the Katowice regional cluster to meet PAR and Company standards. The rest of such expenditures for new construction and upgrading is discretionary. The Company expects that the rebuild program for the Katowice regional cluster will be completed in 1997 at a total cost of approximately $10 million. Aside from the Katowice upgrade, the Company is not obligated to make any upgrade payments in 1997 or in 1998. However, the Company intends to continue to acquire additional cable systems, upgrade its cable networks and increase its programming capacity.

     The Company believes that the proceeds from the offering of the Old Notes, together with cash generated from operations, existing cash balances and borrowings under available and possible credit facilities will be sufficient to meet the Company's requirements for working capital, capital expenditures and to fund the Company's acquisition activities, including the Pending Acquisitions, for at least the next thirty months. There may be circumstances, however, that would accelerate the Company's use of cash. If this occurs, the Company anticipates that it would fund any cash needs through additional indebtedness or the issuance of equity securities in either private or public transactions. Currently, the Indenture does not permit the Company to incur additional indebtedness (other than Permitted Indebtedness as defined in the Indenture). See "Capitalization" and "Risk Factors -- Substantial Leverage; Ability to Service Debt" and "Description of the Notes -- Certain Covenants -- Limitation on Additional Indebtedness." The Company may incur such indebtedness at PCI or at one or more of PCI's subsidiaries. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Issuer's subsidiaries. Such indebtedness may be secured by assets of the Issuer's Subsidiaries. There can be no assurances that the Company will be able to borrow funds under any credit facilities or that suitable debt or equity financing will be available to the Company on acceptable terms, if at all, or that the Company will generate sufficient cash flow in the future.

INFLATION AND CURRENCY EXCHANGE FLUCTUATIONS

     Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 20% in 1996. A substantial portion of the Company's operating expenses and capital expenditures are, and are expected to be, denominated in zloty and tend to increase with inflation. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an effect on the financial condition and results of operations of the Company.

     Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denomination obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denomination obligations and, thus, on the Company's financial condition and results of operations.

                                  THE INDUSTRY

GENERAL

     The Company conducts its operations exclusively in Poland. With approximately 39 million people and 12.3 million television households, the Company believes that Poland represents a highly attractive, dynamic market for cable television providers such as itself.

THE POLISH ECONOMY

     Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 5.2%, 7.0% and 5.5% in 1994, 1995 and 1996, respectively, which were the highest growth rates in Europe for 1994 and 1995 and one of the highest in Europe for 1996. In recent years, the government has encouraged foreign private investment which has risen from $0.1 billion in 1990 to $2.8 billion in 1995 and was approximately $6.1 billion for 1996. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 26.8% in 1995 and 19.9% in 1996, and following a period of rising unemployment, unemployment in Poland recently declined to 13.6% as of December 31, 1996. In part due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's Investor Service (Baa3) and Standard & Poor's Corporation (BBB-). The Company believes that the growth and stability in the economy have led to recent increases in disposable income levels in Poland which grew at annual rates of 9% and 7% in 1995 and 1996, respectively. Furthermore, in certain urban markets where the Company operates, including Warsaw, Krakow and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 4.6% as of September 1996.

THE POLISH MULTI-CHANNEL TELEVISION INDUSTRY

  Development of the Polish Cable Industry

     Prior to 1989, during the Communist political regime in Poland, the Polish government controlled and regulated the television industry and all frequency usage in Poland, and channel offerings were limited primarily to government broadcast programs. During this period, MDUs were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which the Company believes led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in MDUs to deliver satellite programs. Primarily targeting MDUs in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the build-out of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

     As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the United States and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. In 1994, Poland expanded its copyright laws to protect the copyrights of Polish program producers and has taken steps toward adopting the Rome Convention, which will extend copyright protection to programs of foreign producers as well. Poland ratified the Rome Convention on December 31, 1996, and will become bound by its terms on the date that is three months from the date of filing the necessary documents with the Secretary General of the United Nations. See "Regulation." The Company believes that the enforcement of technical standards and the further evolution of copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. The Company believes that this will improve its competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.

     Since 1990, due in part to the growth in the economy and to the development of cable industry regulations which have helped attract quality programming to Poland, the cable industry has developed rapidly, and has included the entry of well capitalized Western-style cable operators such as the Company that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990:


                  GROWTH IN THE POLISH CABLE INDUSTRY CHART

     [CHART SHOWS NUMBER OF SUBSCRIBERS PLOTTED AGAINST THE NUMBER OF HOMES PASSED DEMONSTRATING GROWTH IN POLISH CABLE TELEVISION INDUSTRY FROM 1990 TO 1996 FROM APPROXIMATELY 100 SUBSCRIBERS AND 500 HOMES PASSED TO APPROXIMATELY 1,500 SUBSCRIBERS AND 2,700 HOMES PASSED.]

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Source: Baskerville Communications Corp., TV International Sourcebook 1997.

     Despite the strong recent growth in the cable television industry, only 20% of the television households in Poland were passed by cable as of December 31, 1995, which the Company believes provides a substantial market opportunity for cable operators. The Company believes that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television and the provision of cable television services.

  Polish Cable Market Consolidation

     The cable industry in Poland has experienced significant consolidation in recent years, and the Company believes that this consolidation will continue as small SMATV operators face the burden of compliance with the recently enacted regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in

Poland in order to build systems and acquire a critical mass of subscribers. The Company also has actively pursued acquisitions, acquiring 30 cable television operators since 1992. These acquisitions have added approximately 218,000 of the Company's present total subscribers.

  The Polish DTH Market

     The only primary multi-channel distribution method in Poland other than cable is DTH satellite services, which are widely available in Poland. The DTH market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites. The absence of alternative high-quality distribution sources such as fiber-optic cable television networks also contributed to the growth of DTH satellite services.

     In the mid 1990s, programmers began compressing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to those subscribers willing to pay for programming, and (ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar array of channel offerings and clear reception, Polish consumers were forced to subscribe to a DTH service and purchase more expensive, motorized satellite dishes and related equipment.

     During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multi-channel alternative to DTH at an attractive price. As a result, the Company believes that the attractiveness of DTH has been significantly reduced, which has contributed to a slowdown in growth of DTH penetration.

     In addition, as the cable market has grown, DTH has continued to lose market share to cable. The Company believes that this trend will continue particularly in urban markets because of DTH's poor signal quality relative to cable television, limited channel offerings, expensive equipment and short dish life as well as an increasing reluctance by cooperative housing authorities ("co-op authorities") to permit the use of satellite dishes. While the Company believes that DTH satellite service is expected to be favored in certain rural areas of Poland where cable television is not available, it also believes that cable provides a more attractive option in those markets where it is available. The Company, however, also believes that DTH satellite services may become more competitive in the future if digital compression technology is implemented by the industry such that DTH satellite services can provide more programming alternatives and direct specific programming to particular subscribers at a competitive cost.

     The following chart outlines the relative market shares of DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1995:

                        MARKET SHARE OF CABLE OPERATORS
                              VERSUS DTH PROVIDERS

        [CHART SHOWS THE MARKET SHARE OF CABLE OPERATORS VERSUS DTH PROVIDERS IN POLAND FROM 1991 TO 1995 DEMONSTRATING THAT THE MARKET SHARE OF CABLE OPERATORS (AGAINST DTH PROVIDERS) HAS GROWN FROM A 20/80% RATIO IN 1991 TO A 50/50% RATIO IN 1995 AS MEASURED BY THE NUMBER OF SUBSCRIBERS.]

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Source: Baskerville Communications Corp. TV International Sourcebook 1997. As of March 31, 1997, the latest edition of this source did not include 1996 or 1997 figures.



  Polish Cable Market Characteristics

     Poland is Europe's fifth largest cable television market with approximately
12.3 million television households. Poland is also the largest single language market in Central Europe. The Company believes that there are several primary factors, which are highly favorable for the provision of multi-channel services, and which distinguish the Polish cable market from other cable markets, as outlined below:

     Viewer Demand. Viewing television is a significant leisure activity in Poland and in 1995, Poland had one of the highest television viewing rates in the world, despite generally poor quality reception and limited programming alternatives available over broadcast television channels. In 1995, Polish families watched an average of approximately 279 minutes (over four and a half hours) of television per day per household, as compared with averages of the 263 minutes and 177 minutes of television viewing per day per household for the United States and western Germany, respectively. The Company believes that several factors contribute to such high television viewership and indicate the Polish consumers' willingness to allocate disposable income for cable television. These factors include limited entertainment alternatives, a strong demand for Western culture, a long generally cold winter season and a low telephone penetration rate of approximately 13 telephones per 100 persons.

     The Company also believes that, as the largest cable operator in Poland, its subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland (approximately 20% as of December 31, 1995), which the Company believes provides a substantial market opportunity for cable operators. Once homes are passed by cable, the Company has generally experienced strong take-up rates, with an average basic penetration rate as of December 31, 1996 of approximately 42% for the Company as a whole, and approximately 46% in one of its regional clusters. In addition, the Company has experienced historical annual churn rates of approximately 10% or less, which compares favorably to the United States and the United Kingdom average churn rates of approximately 20% and 30%, respectively.

     The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are as of December 31, 1995 unless otherwise noted.

                                                                                             HOMES
                                NUMBER OF     AVERAGE TV                                    PASSED
                               TELEVISION      VIEWING                                     AS A % OF
                               HOUSEHOLDS      MINUTES      COLOR TV          VCR         TELEVISION    ANNUALIZED
                              (IN MILLIONS)    PER DAY     PENETRATION   PENETRATION(A)   HOUSEHOLDS      CHURN
                              -------------   ----------   -----------   --------------   -----------   ----------
Poland......................       11.8           279           83%            48%             20%          10%(b)
United States...............       95.4           263           98             83              96           20
United Kingdom..............       22.5           215           97             84              26           30
Germany.....................       32.5           177           98             60              73           NA
Czech Republic..............        3.7           203           87             33              55           NA
Hungary.....................        3.8           172           76             35              45           NA

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(a) VCR households as a percentage of TV households.

(b) Represents the Company's historical annual average, as published churn data is unavailable for Poland.

Sources: Baskerville Communications Corp., TV International Sourcebook 1997 and Zenith Media, European Market and Media Fact (1996). As of March 31, 1997, the 1997 edition of these sources did not include 1996 or 1997 figures for all of the countries indicated.

     Housing Densities. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by MDUs which are typically owned or controlled by co-op authorities. These co-op authorities often control more than 2,000 apartments each, and in the Company's experience, individual apartments often house multiple generations of families and multiple wage earners. In many of the Company's markets, housing densities exceed 400 homes per kilometer of cable plant, which results in extremely low build costs per subscriber, and significantly exceeds the average in the United States of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators including extremely low build-out costs per subscriber. From its existing infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average less than $200 per MDU subscriber (MDU subscribers represent more than 95% of the Company's total subscribers). In addition, the number and density of MDUs offer marketing and other cost benefits in terms of targeting, attracting and servicing customers, including subscription fee collection.

     Co-Operative Housing Franchise Process. The franchise process in Poland is unique in that the right to build a cable system is typically achieved by reaching an agreement with individual co-op authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the co-op authority provides the cable operator with the right to connect its system to dwellings within the co-op authority's jurisdiction. The Company's agreements with co-op authorities generally have terms ranging from ten to 20 years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice.

     Co-ops are legal entities created under Polish law which resemble corporations. Co-ops are run by Management Boards which are appointed, pursuant to their statutes, by either the co-op's Supervisory Board or its General Assembly of Members. There is no requirement that a member of the Management Board be a resident of the co-op. Members of the Management Boards of co-ops are generally university graduates and have some managerial experience.

     Although contracts with co-op authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the co-op authority. The Company owns all of its network plant in the ground and, in almost all cases, in the buildings of the co-op authorities with which it has contracts. Therefore, any potential competitor would be required to build an entire network in parallel to that of the Company in order to compete with it during or after the term of such contracts. Accordingly, the Company believes that it would be difficult for competitors to successfully overbuild it in MDUs with which it has contracts due to the cost of parallel construction, pricing discounts likely to be necessary to attract the Company's subscribers and the low likelihood of achieving significant penetration levels.

     Although the economics generally do not favor overbuilding large operators, the lack of exclusivity in agreements between co-op authorities and cable operators does provide an opportunity for well-capitalized operators to overbuild weaker competitors. In situations where a smaller, poor-quality operator has a contract with a co-op authority, the co-op authority will often encourage a large, high-quality operator such as the Company to overbuild in order to improve the quality of service to its residents. In these circumstances, overbuilding can be a cost effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.

                                    BUSINESS

GENERAL

     The Company is the largest provider of multi-channel television services in Poland. With over 1,088,000 homes passed and approximately 534,000 total subscribers (of which approximately 461,000 are basic subscribers), the Company estimates that it has approximately twice the number of subscribers as the next largest cable operator in Poland. Following the commencement of its operations in 1990 as one of the first Western-style cable television operators in Poland, the Company's objective has been to rapidly increase its coverage areas and provide a caliber of service comparable to that of world-class cable operators, including modern, reliable technical plant, a broad selection of quality programming, and professional customer service. The Company currently owns and operates fiber-optic cable networks in seven regional clusters encompassing seven of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The Company believes that it has established a reputation in Poland as a high-quality cable system operator, and that the strong awareness of PTK as a quality operator attracts subscribers seeking its competitive programming and customer service. PCI owns a 33% interest in a programming company, ProCable, which was formed to develop proprietary Polish-language programming. ProCable holds broadcast licenses for two Polish-language channels which are currently distributed exclusively over the Company's cable networks.

     Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions, generally of smaller, poorly capitalized operators, and through the build-out of its own cable networks. The Company's total subscribers have grown from approximately 45,000 as of December 31, 1992 to approximately 534,000 as of December 31, 1996. Approximately 55% of this increase in subscribers has been achieved organically through the build-out of the Company's existing cable networks. The Company's results of operations have reflected the growth in its subscribers. For the three-year period ended December 31, 1996, the Company generated growth in revenues and EBITDA (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" at average annual rates of approximately 60% and 130%, respectively.

OPERATING STRENGTHS

     The Company has certain strengths that position it well to compete in the Polish cable television market and allow it to benefit from increasing demand for cable television and related services. These strengths include the following:

          Leading Market Position. The Company is the largest multi-channel television operator in Poland and estimates that its total subscriber base of approximately 534,000 subscribers is approximately twice the number of subscribers as the next largest cable operator in Poland. The Company has established seven regional clusters encompassing seven of the country's ten largest cities, which provide the Company with a significant presence in Poland. In addition, the Company has significant market shares in all of its operating markets, including a market share estimated by the Company to be over 70% of cable subscribers in the Gdansk regional cluster, the Company's most mature market. The Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. These factors have helped the Company to achieve an EBITDA margin of approximately 34% for the Company as a whole and approximately 64% in its Gdansk regional cluster for 1996. In addition, the Company believes the size of its subscriber base will enable it to cost effectively pursue additional revenue sources such as national advertising, Polish-language program development and premium programming.

          Attractive Programming Arrangements; Proprietary Polish-Language Programming. The Company has contracts securing a broad range of popular programs to offer its subscribers, including Discovery, CNN, MTV, Home Box Office ("HBO"), and the Polish-language edition of Eurosport. The Company believes its programming arrangements will increasingly become a competitive advantage relative to small SMATV operators as additional copyright protections become enforceable under Polish law and as more channels distributed over satellites are encrypted or are digitally compressed. Furthermore, the Company believes that the size of its subscriber base has enabled it to obtain favorable agreements with programmers, including volume discounts. The Company currently offers Polish language programming on at least 11 channels in all of its major markets, and believes that its development of additional quality Polish-language programming will be a significant factor in attracting new subscribers. The Company expects that as the number of cable subscribers in the Polish market grows, program providers will increasingly develop programming in Polish and that its networks will be an attractive means of distribution for these providers. Through its interest in ProCable, the Company will continue to develop proprietary Polish-language programs. ProCable has been granted broadcast licenses for two Polish-language cable channels, PTK1 and PTK2, which are currently distributed exclusively over the Company's networks. The Company has experienced strong viewership from these channels and expects to increase the number of hours of programming offered by these channels. The Company has established PCIP as a wholly owned U.S. subsidiary engaged in the development and production of Polish language thematic television programming outside of Poland. The Company plans to distribute all of PCIP's programming via satellite systems from abroad.

          PTK1 and PTK2 also serve as a potential means to create additional revenue sources for the Company from advertising and from the distribution of the Company's proprietary programming over other cable operators' networks.

          Well-Positioned to Increase Growth Through Acquisition. The Company expects the Polish cable television industry to continue to consolidate as a result of recent regulatory enactments. As relevant Polish authorities implement these regulations, cable operators will be required by law to make network upgrades to satisfy technical quality requirements, and when Polish cable operators become subject to the terms of the Rome Convention, they will be required to pay for programming that is currently being obtained free of charge. The Company believes that, as such regulations are enforced, those operators who cannot or will not make upgrades to satisfy these technical quality requirements or pay for programming that is currently being obtained free of charge will have to choose between selling their operations to better capitalized operators that have the resources to comply with the new regulations or ceasing operations altogether. The Company believes it is well positioned to benefit from these opportunities for a number of reasons. Because of its leading market position, strong reputation and geographic presence, the Company believes it is generally sought out by competitors that desire to sell their systems outright or that prefer to become part of the PTK system. In addition, the Company utilizes local management in its seven regional clusters to identify potential acquisitions and initiate discussions. Due to the clustering of the Company's networks, once an acquisition is consummated the Company is generally able to leverage its local management team, corporate infrastructure and physical plant to quickly integrate the acquired network into its own system and to realize economies of scale from such integration. Moreover, the Company believes its significant equity capitalization and strong shareholder base provide it with the ability to quickly access any necessary financing to acquire, upgrade and build-out new networks.

          Advanced Networks. The Company believes the fiber-optic cable networks that it has constructed, which serve approximately 60% of its homes passed, are among the most technically advanced in Poland and are comparable to modern cable networks in the United States. All of the networks which have been constructed by the Company have bandwidths of at least 550 MHZ, with one network as high as 1 GHz. The cable networks that the Company has constructed meet or exceed the technical standards established by Polish regulatory authorities and it is the Company's policy to upgrade substandard acquired networks to meet technical requirements as rapidly as practicable. The Company believes that the technical quality of its networks provides it with a substantial competitive advantage particularly in relation to the small SMATV operators whose signal quality is generally poor and whose systems frequently experience outages. In addition, the Company's networks have substantial excess channel capacity, while SMATV systems generally are capacity constrained. The Company believes that the reliability and signal quality of its networks often are primary factors which lead co-op authorities to establish contracts with the

     Company, particularly when they are faced with significant subscriber complaints stemming from the poor quality of existing SMATV systems. Furthermore, in most cases, the networks that the Company has constructed have the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services should the Company decide to pursue such ancillary sources of revenue in the future.

          Low Additional Build-Out Costs. The Company estimates that at the end of 1996, it had over 2,200 kilometers of cable plant constructed and that the fiber-optic backbone of its networks will be substantially complete. Other than a rebuild of one of the Company's acquired cable systems in the Katowice region for a cost of approximately $10 million, the Company estimates that its future capital expenditures will consist primarily of capital needed for the incremental addition of new MDUs and subscribers to its existing networks and for the build-out or rebuild associated with the acquisition of new cable systems. From its existing infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average less than $200 per MDU subscriber (MDU subscribers represent more than 95% of the Company's total subscribers). The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets substantially reduces its build costs. The Company has also entered into agreements with TPSA to use its existing underground telephone conduits for many of the Company's cable networks, thereby saving the time and cost associated with constructing new underground conduits. As of December 31, 1996, approximately 66% of the Company's cable plant utilized preexisting conduits. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

          Experienced Management; Strong Local Management. The Company's shareholders and its senior management team have extensive experience in the cable television industry. The Company capitalizes on this experience by applying Western management policies and techniques throughout its cable system in areas such as financial accounting, system construction, system maintenance, marketing and customer service, while training Polish managers to adapt such techniques and policies to the Polish market. The Company believes this management strategy has contributed to its success in attracting and retaining subscribers. The Company employs several key Polish corporate executives with significant experience in the Polish programming and broadcasting industries as well as strong relationships in the business and regulatory community. The Company also employs Polish managers in each of its regional clusters, which it believes provide local knowledge and facilitate communication with subscribers, co-op authorities and regulatory authorities.

BUSINESS STRATEGY

     With the fall of communist rule in 1989, the Company believed that significant market advantages could be gained by becoming one of the first cable operators to establish a high-quality cable television system in Poland. The Company believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

     Having established itself as the leading cable television services provider in Poland, the Company's current strategic objective is to increase cash flow and enhance the value of its systems. To accomplish this objective, the Company's business and operating strategy is to (i) continue to expand its regional clusters, (ii) increase subscriber penetration, (iii) realize additional operating efficiencies, (iv) develop additional proprietary Polish-language programming and (v) leverage its experience, business reputation and infrastructure to pursue additional sources of revenue.

     Expand Regional Clusters. The Company's strategy is to continue to expand the coverage areas of its regional clusters aggressively, both organically and through acquisition. The Company intends to pursue organic growth primarily in areas where it can fill-in existing regional clusters or expand into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively overbuild certain weaker competitors in an effort to encourage consolidation of the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has the management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

     Increase Subscriber Penetration. The Company believes the most profitable means of expanding its business is to leverage its investment in its cable networks by increasing subscriber penetration in its regional clusters. Once an MDU building is passed by the Company's networks, the Company can add basic subscribers who generate average annual subscription fees of approximately $67 in return for an average capital investment of approximately $15 per MDU subscriber. The Company plans to increase subscriber penetration by (i) executing an aggressive sales, marketing and promotional strategy using the Company's highly trained and commissioned Polish sales force, with particular emphasis on Company-wide quarterly remarketing campaigns, (ii) continuing to enhance the Company's program offerings, particularly through the development of additional Polish-language programming at a competitive price, and (iii) applying prompt, courteous and professional customer service standards.

     Realize Additional Operating Efficiencies. The Company aggressively seeks to realize operating efficiencies. Upon consummation of an acquisition by the Company, the operating costs of most acquired cable television systems are significantly reduced by such actions as rationalizing headends, combining customer service offices and reducing administrative personnel. For example, following the recent acquisition of several cable systems in Katowice, the Company eliminated approximately 365 jobs and reduced the number of headends from 69 to 46. The Company generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with experienced personnel from one of its existing regional clusters. The Company can also generally reduce the technical personnel necessary to operate acquired systems after connecting them to the Company's existing headends or, if required, rebuilding them to the Company's standards. The Company also uses Western management techniques and training to improve employee productivity and reduce operating expenses. The Company believes that relatively simple techniques, including monthly generation of detailed management financial information, a budgeting process, employee productivity standards and employee bonus plans have reduced the number of employees per subscriber necessary to operate its networks. In 1997, the Company plans to install an integrated management information system for both its billing and accounting systems, which should further improve employee productivity and customer service. Finally, the Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. The Company's size also provides it with the operating leverage to spread certain expenses (such as promotional materials, advertisements, local programming and sales materials) over its large number of subscribers.

     Develop Polish-Language Programming. The Company intends to develop and distribute additional Polish-language programming in order to (i) increase subscriber penetration, (ii) create ancillary revenue sources and a viable, potentially lucrative profit center and (iii) control as much of the programming content distributed over its networks as possible. The Company believes it is uniquely positioned to accomplish these objectives because of its access to a large base of demographically attractive subscribers in many of the most attractive advertising markets in Poland and its ability to spread its programming costs over a large subscriber base. Moreover, the market for Polish-language programming, especially with respect to terrestrial broadcast channels, is currently in an early state of development with limited programming selections and no dominant privately owned channels. The Company plans to capitalize on relationships with international program providers to cost-effectively develop high-quality Polish-language programs. The Company intends to use ProCable's proprietary cable channels, principally PTK2, to test the popular appeal of the Polish-language programs it develops and to determine their financial viability prior to launching them as separate channels over the Company's networks. In addition, the Company intends to package and deliver for resale over satellite its proprietary programming such as Atomic TV to other cable operators and possibly directly to the homes of consumers who have appropriate reception equipment. See "Business -- Programming."

     Pursue Additional Sources of Revenue. The Company believes that significant opportunities exist to capitalize on its experience, business reputation and infrastructure in Poland, to pursue additional sources of revenue in the future. In the near term, the Company plans to focus on opportunities that have the potential to generate revenues and cash flow with a relatively modest capital investment, such as advertising, bill inserts and rental of excess capacity on its fiber-optic network. In the longer term, the Company may consider ancillary sources of revenue, which the Company believes it can pursue cost effectively, but which would require larger capital expenditures. For example, because of its access to the homes of a significant number of subscribers, its advanced networks and its strong relationship with TPSA, the Company believes it is well positioned to be able to offer telephony, data transmission and Internet access if and when it becomes economically, legally and commercially feasible.

FEES AND SERVICES

     The Company charges subscribers an initial installation fee and fixed monthly fees for their choice of service tiers and for other services such as premium channels and rental of remote control devices. The Company currently offers three tiers of service: broadcast and intermediate tiers in limited areas and a basic tier throughout the Company's system. The broadcast tier offers four to six terrestrial broadcast channels with clear reception for monthly fees of up to approximately $0.86. Receiving a high-quality signal over the air is a problem in Poland since many subscribers depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. The broadcast tier is often used by the Company to establish a relationship with a new co-op authority. In some cases, the Company will offer the broadcast tier at a nominal monthly charge to all residents within a co-op authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, the broadcast tier is utilized as a marketing vehicle to attract subscribers to the Company's system and subsequently to convert them to higher tier subscribers. The intermediate tier offers approximately 17 to 24 channels for monthly fees of approximately $1.32 to $3.40. The intermediate tier is designed to compete with SMATV operators on a cost competitive basis using a limited programming offering. The basic tier includes approximately 27 to 42 channels of high-quality, popular programming for monthly fees of approximately $2.59 to $5.89. As of December 31, 1996, approximately 82% of the Company's subscribers received the basic tier, 4% received the intermediate tier and approximately 14% received the broadcast tier of service. For an additional monthly charge, certain PTK systems also offer premium television channels to customers on a per-channel basis. See
"-- Programming -- Premium Television Channels." Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Subscribers who require the use of a tuner to receive certain of the Company's services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a subscriber. The standard initial installation fee is approximately $28.00 to $46.00 in MDUs and approximately $91.00 to $132.00 for single family dwellings.

     The Company's current pricing strategy is to keep its profit margin relatively constant in U.S. Dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. The Company has historically been able to pass on the effects of inflation through price increases. The Company generally receives a premium for its services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual churn rates of less than 10%. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its networks. Although poor-quality SMATV operators often offer services at lower prices than the Company, the Company believes that the enforcement of technical standards and the further evolution of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge. The Company believes that these trends will improve its competitive position by forcing poorly capitalized competitors to sell their networks to better capitalized competitors such as the Company or cease operations altogether.

     Subscribers are billed in advance and, as is customary in Poland, most of the Company's customers pay their bills monthly through their local post office or bank. The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers following 60 days of a past due bill. The Company's system architecture enables it to promptly shut off service to nonpaying customers and is designed to reduce fraudulent use of the system. The Company does not consider bad debt to be material to its operations. While the Company's bad debt expense was 1.8% of revenues in 1996, the Company's bad debt expense has historically averaged 1.25% of revenues.

PROGRAMMING

     General. The company believes that quality programming is a critical component in building successful multi-channel television systems. The Company currently delivers approximately 27 to 42 channels on its basic tier which generally include all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its networks, its two proprietary Polish-language channels, PTK1 and PTK2. The channels currently offered by the Company vary by location and in most of the Company's major markets include 9 Polish-language channels (including PTK1 and PTK2), 9 English-language channels, nine German-language channels, two French-language channels, two Spanish-language channels, one Italian-language channel and one Russian-language channel, as follows:

      CHANNEL                             DESCRIPTION                           LANGUAGE
--------------------    ------------------------------------------------    -----------------
Polonia 1               Satellite general entertainment                     Polish
PTK1(a)                 Cable information                                   Polish
PTK2(a)                 Cable general entertainment                         Polish
TVP 1                   State-owned terrestrial general entertainment       Polish
TVP2                    State-owned terrestrial general entertainment       Polish
TV POLONIA              State-owned satellite general entertainment         Polish
Polsat                  Terrestrial and satellite general entertainment     Polish
Atomic (b)              Cable music                                         Polish
RTL7                    Satellite general entertainment                     Polish
Canal+                  Satellite premium entertainment                     Polish
HBO                     Satellite premium entertainment                     Polish(c)
Eurosport               Satellite sports                                    English/Polish(d)
Discovery(e)            Satellite documentaries                             English/Polish(f)
TNT/Cartoon Network     Satellite general entertainment and cartoons        English
MTV(e)                  Satellite music                                     English
NBC/Super channel       Satellite news and entertainment                    English
CNN                     Satellite news and information                      English
CMT-Europe(e)           Satellite country music                             English
Euronews                Satellite news                                      English
BBC World               Satellite news and information                      English
ARD 1                   Satellite general entertainment                     German
SAT 1                   Satellite general entertainment                     German
RTL 2                   Satellite general entertainment                     German
3SAT                    Satellite general entertainment                     German
PRO 7                   Satellite general entertainment                     German
n-TV                    Satellite news and information                      German
Deutsche Welle          Satellite news and information                      German
DSF                     Satellite sports                                    German
VIVA                    Satellite general entertainment                     German
M6                      Satellite general entertainment                     French

      CHANNEL                             DESCRIPTION                           LANGUAGE
--------------------    ------------------------------------------------    -----------------
TV 5                    Satellite general entertainment                     French
Galavision              Satellite general entertainment                     Spanish
TVE                     Satellite general entertainment                     Spanish
RAI UNO                 Satellite general entertainment                     Italian
Ostankino               Satellite general entertainment                     Russian

---------------
(a) Proprietary channels produced by ProCable.

(b) Atomic is currently carried on PTK2 for two hours per day. It is expected to become a separate satellite delivered channel in the second quarter of 1997.

(c) On March 13, 1997, the Company entered into an agreement with Polska Programming, B.V. to distribute the Polish language version of HBO throughout its cable networks. The Company intends to start distribution of the HBO service in Warsaw in April 1997 and to roll out such service to the Company's remaining systems by the end of 1997.

(d) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.

(e) Encrypted signal.

(f) Limited amounts of Polish sub-titles.

     The Company sources its programming through government, local and foreign program providers. The Company broadcasts all state-owned channels available in its service areas, and these channels and other local terrestrial channels are generally received over the air. For a number of popular foreign programs, the Company has contracts up to five years in length and pricing is often based on the number of the subscribers serviced by the Company's networks. As the Company's subscriber base has grown it has generally been able to achieve volume pricing discounts under these types of contracts. The Company generally makes payments to programmers requiring such payments, unlike many of the SMATV competitors operating in its markets. Recently a number of channels that are transmitted via satellite have been encrypted, and thus are available only to legal operators who have entered into contracts with the program providers. The Company believes that as regulation surrounding copyright laws is enforced and as program providers increasingly encrypt their channels, the breadth of the Company's channel offerings will become an increasing competitive advantage.

     Premium Television Channels. The Company is in the process of introducing Polish-language versions of premium movie channels to its subscribers for an additional monthly fee. Currently, two movie channels are available in Poland, Canal+ and HBO. Both feature movies and also carry, or will carry, live sports and other entertainment. The Company has distributed Canal+, on a non-exclusive basis, on its networks since entering into a preliminary distribution agreement with Canal+ in October 1995. On December 16, 1996, Canal+ completed the acquisition of MultiChoice which until such date had operated the FilmNet channel in Poland. Since such time, Canal+ has converted FilmNet subscribers to the Canal+ services. The Company currently has approximately 4,800 subscribers to the Canal+ services.

     On March 13, 1997, the Company entered into an agreement with Polska Programming, B.V., a subsidiary of HBO, to distribute the Polish language version of HBO, on a non-exclusive basis, throughout its cable networks. HBO launched its Polish language service in September 1996. The HBO service will be priced at a promotional rate of $5.00 per month for a period of six months from the inception of the service in a given market. Thereafter, the service will be priced at $6.00 per month. The Company believes that the service will generate significant subscriber interest at this price level. The Company intends to start distribution of the HBO service in Warsaw in April 1997 and to roll out such service to the Company's remaining systems by the end of 1997.

     Proprietary Polish-Language Programming. The Company believes the provision of Polish-language programming, with local cultural content and themes, will increase subscriber penetration of its cable systems and generate programming and advertising revenues. The Company owns a 33% interest in a programming company, ProCable, which was formed to develop proprietary Polish-language programming. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. PTK1, which was introduced in 1994, offers general local information, program scheduling, and local advertising and began offering more expansive local news, weather and other information in the fall of 1996 in some areas. PTK2, which was introduced in the spring of 1995, offers general entertainment in Polish (or with voice-overs in Polish), including full-length feature films, music, children's programs and documentaries.

     The Company uses PTK1 and PTK2 as vehicles to introduce programs to the Polish market and to test their popular appeal with its subscribers. The Company intends that programs which generate significant consumer and advertising appeal will be given their own channels on the Company's networks. For example, Atomic TV, which debuted on PTK2 in the spring of 1996, has generated substantial viewer and advertising interest and the Company intends to offer it as a separate channel in early 1997. The Company expects to significantly expand and enhance the quality of programming on PTK1 and PTK2, and also to increase the number of proprietary channels on its networks. Additional programs and channels under consideration by the Company for development include family entertainment, sports and children's channels, among others.

     PTK1 and PTK2 also serve as a means to create additional revenue sources for the Company from advertising and potentially from the distribution of such channels via satellite to other cable operators' networks. ProCable began selling local and national advertising on its channels in 1996 and expects that as the demand for its proprietary channels increases and Poland's advertising market for cable television matures, advertising may become a significant source of revenue for the Company. ProCable currently distributes its programs via tape, but due in part to the Company's critical mass of subscribers, ProCable believes it can cost-effectively begin to distribute its programs via satellite to the Company's networks. This will also allow ProCable to offer its programs as a package to other cable operators and possibly to DTH operators to create additional revenues from programming fees and advertising. In the second quarter of 1997, ProCable plans to begin distributing PTK2 and Atomic TV over satellite to other cable system operators.

     The Company has established PCIP as a wholly-owned U.S. subsidiary engaged in the development and production of Polish language thematic television channels programming outside of Poland. PCIP plans to develop programming designed to generate both advertising revenue and subscription fees from PTK and other cable operators. In December, 1996 PCIP acquired 45% of Ground Zero Media Sp. z o.o. ("GZM"), a joint venture with Polygram, the recording company; three shareholders of Atomic Entertainment; and Planet 24 Production Limited, an independent production company. GZM's only business is the development and production of Atomic TV, a Polish-language music television channel aimed at the 15-29 year old audience. Atomic TV began satellite broadcasting on April 7, 1997. In April, 1997, the Company reached an agreement in principle with GZM whereby the Company will assume responsibility for selling all advertising to be shown on Atomic TV for a period of one year, and will gain the right to retain all of the revenues from such advertising. In exchange for such rights the Company will pay GZM $4.95 million over the one-year period. The Company expects such agreement in principle to be formalized in a written contract in June 1997.

     The Company plans to distribute all of PCIP's programming throughout Poland via satellite systems from abroad. In March 1997 PCIP entered into ten-year contracts for the lease of three transponders on the Astra satellite system. Aggregate charges for each transponder are capped at $6,750,000 per annum, but either party may terminate any or all of the transponder leases on 6 months prior notice if PCIP has not targeted the Polish DTH market prior to January 1, 1999. If all of the leases were so terminated by such date, the aggregate charges under the leases would be up to $8.6 million.

     ProCable also owns 22% of Polskie Media which was granted a terrestrial television license for central Poland in March 1997. Polskie Media is in process of developing a new advertising supported television channel, Nasza Telewizja, which Polskie Media expects to introduce to the market in late 1997.

  Sales and Marketing Strategy

     As an early entrant in the post-Communist market in Poland, the Company has had over six years of experience in introducing, developing, and refining marketing, sales and customer service practices in a diverse and rapidly developing Polish economy, which it believes is a competitive advantage in attracting and retaining subscribers. The Company's sales and marketing process is divided into four segments: operating area development, new market sales, remarketing sales and customer service.

     Operating Area Development. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual co-op authorities rather than upon the issuance of an operating area development region by the government. The co-op authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. The Company's operating area development process begins with targeting an MDU followed by negotiations with the relevant co-op authority, and ultimately involves reaching an agreement with the co-op authority to allow construction and installation of the cable television network. The Company's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.

     New Market Sales. After an agreement with a co-op authority has been reached and construction of the cable network infrastructure has been completed, the Company focuses its efforts on direct, door-to-door sales to individual households. While the Company utilizes advertising in a variety of media (including television, radio, newspapers, magazines, co-op and association publications, billboards, bus shelter posters, and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the Company's marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of the Company's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. The Company's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses, and they are hired, trained and managed by Company managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.

     Remarketing Sales. After new areas have been marketed, Company remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on PTK1 and PTK2, the Company's proprietary cable channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.

     Customer Service. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls, and overall reliability, the Company has introduced a quality of service generally not found in Polish consumer markets. Customer service representatives are assigned to each cable system at a location easily accessible to subscribers in order to manage installation and service calls and to provide telephone sales service support. The Company guarantees service within 24 hours of a subscriber request. The Company believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to the Company's low churn rate and has been a primary motivation for consumers to select the Company as their cable television provider when provided with a choice.

REGIONAL CLUSTERS

     The Company has established seven regional clusters encompassing seven of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The following table illustrates certain operating data of each of the Company's existing regional clusters:

                 OVERVIEW OF THE COMPANY'S EXISTING SYSTEMS(a)

                                                                                                             AVERAGE
                                                                                                             MONTHLY
                                                                                                           SUBSCRIPTION
                                TOTAL        HOMES          TOTAL         SUBSCRIBERS        BASIC         REVENUE PER
           REGION               HOMES       PASSED      SUBSCRIBERS(b)      (b)(c)       PENETRATION(c)    SUBSCRIBER(d)
----------------------------- ---------    ---------    --------------    -----------    --------------    ------------
Gdansk.......................   250,000      208,090        106,583          97,072           46.65%          $ 7.06
Katowice..................... 1,200,000      394,658        157,572         153,240           38.83             5.26
Warsaw.......................   800,000      188,284         93,339          79,636           42.30             4.78
Krakow.......................   300,000      134,194         67,506          60,235           44.89             4.63(e)
Lublin.......................   120,000       57,994         52,508          24,702           42.59             5.55
Szczecin.....................   160,000       25,490         19,445           9,083           35.63             4.84
Bydgoszcz....................   134,000       79,830         36,657          36,657           45.92             4.50(f)
                              ---------      -------        -------         -------            ----            -----
         Total............... 2,944,000    1,088,540        533,610         460,625           42.32%          $ 5.62(g)
                              =========      =======        =======         =======            ====            =====

---------------

(a)   All data as of December 31, 1996. Includes approximately 15,000 subscribers and approximately 27,000 homes passed attributable to cable systems recently acquired by the Company which the Company took control of after such date and prior to the date hereof, except where indicated.
(b)   Average of beginning of and end of period subscribers for the year ended December 31,
      1996.
(c)   Includes basic and intermediate tiers.
(d)   Includes revenue from additional sources such as additional outlets, stereo, converters and premium channels.
(e)   Does not include results attributable to the recently acquired subscribers referenced in note a.
(f)   The Bydgoszcz regional cluster was acquired in December 1996. Average monthly subscription revenue per subscriber calculated based on the annual revenues for the cluster, including the period prior to acquisition by the Company.
(g)   Represents a weighted average for the Company based on the total number of basic subscribers during the year. Does not include results for the Bydgoszcz regional cluster or results attributable to the recently acquired subscribers referenced in note
      a.

     The following provides certain information regarding the regional clusters in which the Company operates. Population figures presented herein are for the primary counties in each of the Company's seven regional clusters. The Company's regional clusters may extend into more than one county or may not cover all of the population in the primary county. Population figures are provided for illustrative purposes only and may not be representative of the actual population the Company intends to service with its cable networks.

       Gdansk

     The Gdansk regional cluster is located primarily in the county of Gdansk on the north coast of Poland. The population of the county of Gdansk is approximately 1.45 million. The Gdansk regional cluster has historically been the primary revenue generator for the Company, and accounted for approximately 38% and 33% of the Company's revenues in 1995 and 1996, respectively. The Gdansk regional cluster is characterized by small, highly fragmented SMATV systems, many of which the Company expects to either acquire or overbuild in time. The Company believes that the Gdansk system, which was first constructed in 1990 and is the oldest and most mature of the Company's systems, illustrates the significant operating margins available in clustered operating systems in Poland.

     The Company is expanding in the Gdansk regional cluster primarily through the continued build-out of MDUs and single family households, and into contiguous areas. The Company is focusing its marketing efforts in the Gdansk regional cluster on increasing penetration through remarketing campaigns. The Gdansk system possesses a number of exclusive agreements with co-op authorities, and the Company expects to expand the number of such agreements through the development of its broadcast tier, which the Company often offers on favorable terms in exchange for an exclusive agreement with co-op authorities to provide cable services to their residents.

       Katowice

     The Katowice regional cluster is located primarily in the county of Katowice in the south of Poland. The population of the county of Katowice is approximately 3.9 million. The Katowice regional cluster accounted for approximately 35% of the Company's revenues in 1995 and 1996. The Katowice regional cluster is characterized by numerous cities and towns with significant populations and high density housing. There are many small and medium size operators throughout the region, creating an opportunity to expand by acquisition. The Company began operations in Katowice in 1991, and in January 1995 tripled its number of basic subscribers in the Katowice region by merging its operations with those of a competitor, PPHEI-Ryntronik.

     The Katowice regional cluster, with a housing density of over 500 homes per kilometer of cable plant in some areas, is the most densely populated region of Poland. The Company believes that, as one of the largest potential multi-channel television markets in Poland, the Katowice regional cluster offers the Company significant growth prospects. A desire to access this large potential market was the motivation behind the merger that created PTK-Ryntronik.

     In March, 1996, the Company commenced a comprehensive training and rationalization program to integrate acquired networks into its operations and to rebuild a considerable portion of the such networks to meet the Company's standards. The Company expects that this rebuild program will be completed in 1997 and will cost approximately $10 million.

       Warsaw

     The Warsaw regional cluster is located primarily in the county of Warsaw in the center of Poland. The population of the county of Warsaw is approximately
2.4 million. The Warsaw regional cluster accounted for approximately 15% of the Company's revenues in 1995 and 1996. The Company began operations in the Warsaw regional cluster in 1991.

     Warsaw is the most competitive operating environment in Poland because of its size and population density. The Warsaw market is characterized by several large cable television operators and several small operators. The Company, which currently is one of the three largest cable television operators in Warsaw based on number of subscribers, has operating clusters in Warsaw that are located in what the Company believes are the most demographically desirable parts of the city (the southeast and the northwest sectors). The Company intends to grow its Warsaw system by building-out single family housing areas in Warsaw, extending its network into the suburbs and surrounding towns and by continuing to overbuild a weaker competitor's system in several MDU areas that are adjacent to the Company's operating areas.

       Krakow

     The Krakow regional cluster is located primarily in the county of Krakow in the south of Poland. The population of the county of Krakow is approximately 1.2 million. The Company commenced operations in Krakow in late 1993. The Krakow market currently contains only one significant competitor which the Company believes has technical deficiencies and is experiencing problems in its relationships with co-op authorities.

     The Company believes that the majority of the MDUs in the city of Krakow have been built-out by the Company and other cable system operators. Accordingly, the Company believes that future expansion in the Krakow regional cluster will consist of build-out of (i) newly constructed, single family homes,
(ii) historical
preservation areas (which are subject to a more extensive permit process) and
(iii) towns surrounding the city of Krakow, and (iv) over-building the systems of competitors.

       Lublin

     The Lublin regional cluster is primarily located in the county of Lublin in the east of Poland. The population of the county of Lublin is approximately 1.0 million. The Lublin regional cluster is characterized by a few small, cooperative-owned SMATV systems. The Company commenced operations in the Lublin regional cluster in mid 1995 with the acquisition of several agreements with co-op authorities related to approximately 50,000 homes passed. In the Lublin regional cluster, the Company has constructed a cable system that has a bandwidth of 1GHz to allow the Company to experiment with offering telephony services.

     In its agreements with co-op authorities in the Lublin regional cluster the Company is obligated to provide broadcast tier service to every home in an MDU in exchange for the MDU paying a fixed monthly fee of approximately $.40 to the Company for each apartment. The customer relationships created by nearly all homes in the market receiving broadcast tier service from the Company provide a marketing opportunity to encourage customers to upgrade their service. In addition, although the agreements with co-op authorities in Lublin generally do not provide for exclusivity, the Company believes that the customer relationships created by its broadcast tier arrangements will discourage competitors from entering the Lublin regional cluster.

       Szczecin

     The Szczecin regional cluster is primarily located in the county of Szczecin in the northwest corner of Poland. The population of the county of Szczecin is approximately 1.0 million. There is currently no significant competition in the Szczecin market other than several co-op authority owned systems. The Company commenced operations in the Szczecin regional cluster in 1995 with the acquisition of a cable system with approximately 4,200 subscribers and the exclusive right to build-out approximately 55,000 apartments in MDUs owned by the Szczecin municipal authorities.

       Bydgoszcz

     The Bydgoszcz regional cluster is located primarily in the county of Bydgoszcz in the northwest of the center of Poland. The population of the county of Bydgoszcz is approximately 1.1 million. The Company commenced operations in the Bydgoszcz regional cluster in December 1996 with the acquisition of a 51% interest in a cable system with approximately 37,000 subscribers. There are currently only a few competitors in the Bydgoszcz market, including several co-op authority owned systems and a local operator.

     By acquiring a controlling interest in the market's largest cable operator, the Company has gained access to an additional market which has a number of build-out and acquisition opportunities. The Company believes that through the implementation of its operating procedures and programming agreements it may be able to further strengthen its position in the Bydgoszcz market.

PENDING ACQUISITIONS

     The Company intends to acquire all or a substantial portion of the capital stock or assets of four cable television systems in Poland. The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions (including amounts for shareholder loans) is expected to be approximately $23.8 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 99,000 total subscribers and pass approximately 181,000 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's operations within its existing regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions. The Company believes that it is required to obtain, and it has applied for, or is in the process of preparing applications for, the Anti-Monopoly Office's approval for all of the Pending Acquisitions (other than the acquisition of the network of VEGA Sp. z o.o. ("Vega")), and it may be required to obtain the Anti-Monopoly Office's approval for certain of its future acquisitions as well. There can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of the Pending Acquisitions will actually be consummated.

     In particular, the Company entered into separate share purchase agreements with each of the two 50% shareholders of KOLOR-SAT Sp. z o.o. ("Kolor-Sat") on December 20, 1996. Kolor-Sat's networks, which are located in Opole (in southwest Poland), serve approximately 12,300 subscribers and pass approximately 22,000 homes. Pursuant to the share purchase agreement, the Company will acquire 100% of the shares of Kolor-Sat. The two individual shareholders agreed not to compete with the Company in areas operated by Kolor-Sat for a three year period following the closing date. In addition to the purchase price, the Company agreed to assume responsibility for the two individuals' personal taxes up to a specified amount. The Company also agreed to employ the two individuals for 48 months following the signing date. The share purchase agreements will become effective once the Anti-Monopoly Office grants consent to the transactions. The purchase price of approximately $1.4 million was put into escrow on December 31, 1996, and will be released when the Anti-Monopoly Office grants its consent. The Company expects to receive such approval in the second quarter of 1997. Pursuant to the purchase agreements, PTK-Ryntronik has been operating Kolor-Sat's cable network since January 1, 1997.

     The Company has also entered into a purchase agreement with Vega pursuant to which it will acquire all of the cable television assets of Vega for approximately $530,000. Vega's networks, which are located in Wroclaw (in southwest Poland), serve approximately 2,500 subscribers and pass approximately 5,000 homes. The former owners of Vega agreed not to compete with the Company for a period of 2 years in all areas where the Company operates cable systems, except for the towns of Czestochowa and Blachownia. Title to the assets passed to PTK-Ryntronik on March 31, 1997. The Vega purchase agreement provided for the payment of the purchase price in three equal installments. Such payments were scheduled to have been made on January 5, 1997, February 16, 1997 and March 6, 1997. All installments were made but the final purchase price for the network being acquired was subject to adjustment based on the amount of subscribers on the date on which the title to the assets passed to PTK-Ryntronik. Since then Vega has returned the total amount of purchase price to the Company and indicated that it intends to retain title to its Wroclaw networks. The Company believes it has fulfilled the terms and conditions of the purchase agreement, and that it has legal rights to the networks in question.

     The Company has sent a letter to Vega setting forth the legal basis for its position on this issue. If Vega does not agree with the Company's position, the Company will consider initiating litigation in order to establish its rights with respect to the network. The Company may also consider filing a lawsuit against Vega for damages, including lost profits, in the event that any such damages are incurred.

     PCI and Poltelkab have signed a commitment agreement with Telewizja Kablowa GOSAT-Service Sp. z o.o. ("GOSAT") and its shareholders which provides for the purchase (by March 31, 1998) approximately 66% of the issued shares of a company that operates cable television networks located in several cities and towns in western Poland, serving approximately 65,000 subscribers and passing approximately 135,400 homes. The consummation of this acquisition is currently expected to occur in the second quarter of 1997. At closing, PCI will purchase approximately 49% of shares in GOSAT and Poltelkab will subscribe to approximately 11.7% of shares, which will be accompanied by a shareholder loan made by Poltelkab to GOSAT. In connection with this transaction Poltelkab will subscribe for additional newly issued shares of GOSAT and will make subsequent shareholder loans to GOSAT. Poltelkab has already loaned $200,000 to GOSAT to finance construction of new cable television networks in two cities, and the Company has also made an advance payment of $1,000,000 to one of the GOSAT shareholders. The total purchase price for the GOSAT acquisition will be approximately $10.7 million, from which amount the prior loan of $1,000,000 to a GOSAT shareholder will be subtracted. In addition, the Company is obligated to loan $7.0 million to GOSAT from which amount the $200,000 loan to GOSAT will be subtracted. Until December 31, 1999, current shareholders in GOSAT can exercise their options to sell their remaining shares in GOSAT. Following the acquisition, the Company will have the right to appoint a majority of the management board members in GOSAT. The Company has agreed that GOSAT will enter into employment agreements, and the shareholders of GOSAT have agreed to enter into non-compete agreements, for the period of 5 years following the signing date. After consummation of the acquisition, the Company expects to establish a new regional cluster centered in southwest Poland. The Anti-Monopoly Office has issued its consent for the consummation of the transaction. The transaction is conditional only upon approval by the Company of the financial report of GOSAT.

     The Company is negotiating to purchase from two co-op authorities approximately 94% of the shares in a company operating cable television networks that serve approximately 19,500 subscribers and pass the same number of homes in a city in which the Company currently operates cable networks. The preliminary terms of this transaction have been approved by members of the supervisory board of each of the co-op authorities, and the Company expects the transaction will close in 1997. The consummation of this acquisition will increase the Company's ownership interest in the target company from 1.4% to approximately 95%. The Company intends to integrate the acquired networks into its existing regional cluster.

THE NETWORKS

     The Company believes the fiber-optic cable networks that it has constructed, which serve approximately 60% of its homes passed, are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHZ, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 750 MHZ. The Company's goal is to upgrade any portions of its networks that have bandwidths below 550 MHZ (generally acquired from other entities) to at least 750 MHZ in an effort to reduce the number of headends and parts inventory required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its networks.

     The Company's networks, in most cases, use a fiber-to-the-feeder, 2,000 home node design. The Company uses a switched-star configuration for its networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing the Company to more efficiently disconnect non-paying clients, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in subscriber homes.

     The Company's networks were constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable services and digital data transmission, if the Company decides to pursue such ancillary sources of revenue in the future. The Company's systems provide substantial excess channel capacity and are designed to maximize reliability. The Company operates its systems at approximately 49% to 69% of channel/bandwidth capacity. Two-way capability can be added to most of the Company's systems at limited cost to provide addressable and interactive services in the future. The networks constructed by the Company meet or exceed the technical standards established by Polish regulatory authorities, and the Company's policy is to upgrade sub-standard networks obtained in acquisitions as rapidly as practicable.

     Because the Company has entered into a general cooperation agreement with TPSA, the Polish national telephone company, and agreements with local TPSA branches which permit the Company to use TPSA's conduit infrastructure for periods up to twenty years, it has been able to avoid constructing its own underground conduit in certain areas. The Company also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. As of December 31, 1996, approximately 66% of the Company's plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable network serviced by the conduit does not meet the technical specifications required by the Communications Act;
(iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. Approximately 119,000 of the Company's subscribers are serviced by conduits leased from TPSA, for which one or more of these provisions are applicable, so TPSA is legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. See "Risk Factors -- Risks Associated with Cable Networks; Agreements with TPSA" and "Business -- Properties."

     The Company estimates that at the end of 1996 it had over 2,200 kilometers of cable plant constructed and that the fiber-optic backbone of its networks will be substantially complete. Other than a rebuild of one of the Company's acquired cable systems in the Katowice region for a cost of approximately $10 million, the Company estimates that its future capital expenditures will consist primarily of capital needed for the incremental addition of new MDUs and subscribers to its existing networks and for the build-out or rebuilding associated with the acquisition of new cable systems. From its existing infrastructure base, the Company's incremental build cost to add an adjacent MDU or additional MDU subscribers to existing networks averages less than $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets and the Company's conduit agreements substantially reduce its build costs. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

COMPETITION

     The multi-channel television industry in Poland has been, and is expected to remain, competitive. The Company competes with other cable television operators as well as with companies employing numerous other methods of delivering television signals to the home. The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service, quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. See "Regulation." Regardless of the enforcement of these laws and regulations, the Company expects that SMATV operators will continue to remain a competitive force in Poland. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have greater resources (including financial resources and access to international programming sources) than the Company. The largest competitors of the Company in Poland include Aster City, a joint venture between certain Polish persons (with an aggregate 51% ownership interest) and Bresnan Communications and TCI Communications Inc. (with an aggregate 49% ownership interest) with an estimated 140,000 subscribers, Vectra, a Polish entity, with an estimated 130,000 subscribers, and Porion, a Polish entity, with an estimated 80,000 subscribers. Aster City and Porion have recently announced their plan to merge to form a single cable television system in Warsaw.

     The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and DTH satellite-delivered television services, and may in the future compete with MMDS systems. The extent to which the Company's cable television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the cable television industry in Poland. See "The Industry -- The Polish Multi-Channel Television Industry."

     Cable television systems also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of such competition depends upon, among other things, the price, variety and quality of programming offered by cable television, and the popularity of television itself.

PROPERTIES

     As of December 31, 1996, the Company owned equipment, including 94 headends, and approximately 2,200 kilometers of cable plant. The Company has approximately 49 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 26,000 square meters (most of which is land adjacent to buildings). The areas leased by the Company range from approximately 10 square meters up to more than 12,500 square meters. The agreements are for specified and unspecified periods of time and may be terminated with relatively short notice periods by either party, usually three months. The Company does not own any real property.

     The Company has entered into conduit leases with TPSA (and, in certain cases, with other entities). The majority of the TPSA leases require the Company to bear the costs of the maintenance of the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. Dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. See "Risk Factors -- Risks Associated with Cable Networks; Agreements with TPSA."

     The Company believes that its lease agreements and conduit agreements are adequate for purposes of the Company's operations, although additional space and conduits will be needed in the future if the Company consummates the acquisitions it currently has planned.

PTK TRADEMARK

     The Company has not registered the PTK trademark. In 1992, the Polish patent office rejected the Company's application for registration of the PTK trademark because PTK was deemed to be generic rather than descriptive. The Company reapplied for registration of the trademark in August 1996. There can be no assurance as to when the PTK trademark will be accepted for registration, if at all. If the PTK trademark is not accepted for registration, the Company will consider applying for registration of a different trademark.

EMPLOYEES

     As of December 31, 1996, the Company had approximately 645 permanent full-time employees and approximately 83 part-time employees. In addition, as of such date the Company employed approximately 65 salesmen who received both commissions and a nominal salary, and from time to time the Company employs additional salesmen on an as needed, commission only basis. These numbers do not include approximately 23 permanent full-time employees of ProCable. None of the Company's employees are unionized. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

                                   REGULATION

GENERAL

     The operation of cable television systems in Poland is regulated under the Communications Act by the MOC and PAR and under the Television Act by the Council. Cable television operators in Poland are required to obtain Permits from PAR to operate cable television networks and must register certain programming that they transmit over their networks with the Council. In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television services. Cable television operators in Poland also are subject to the Copyright Act, which provides intellectual property rights protection to Polish authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.

THE COMMUNICATIONS ACT

     General. From the fall of the communist government in 1989 through 1992, the Polish cable television industry was essentially unregulated. Although the Communications Act was enacted in 1990, the MOC and PAR did not begin promulgating and enforcing regulations implementing the Communications Act until 1992. In 1993, to improve the quality of Poland's cable television systems, the MOC and PAR began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the MOC and PAR began to monitor compliance with regulations requiring all cable operators to obtain Permits and, more recently, has begun to enforce such requirements. In 1995, the Communications Act was amended to create restrictions on foreign ownership within the cable television industry.

     Permits. The Communications Act and the Permits set forth the terms and conditions for providing cable television services. A Permit authorizes the construction and operation of a single cable television network in a specified geographic area. Permits do not give exclusive rights to construct and operate a cable network within an area, and usually do not include build-out milestone requirements.

     To obtain a Permit, an operator has to file an application with PAR. A Permit application must be accompanied by evidence demonstrating that the applicant's network will be constructed of components approved by, and meeting the technical specifications set forth by, PAR and the MOC, and that co-op authorities or other property owners in the area that the Permit will cover have agreed to allow the applicant access to their property to install the cable network. PAR will refuse to grant a Permit if the applicant fails to submit the evidence described above or if the applicant's cable network fails to comply with technical requirements established by PAR and the MOC including minimum standards for signal quality and radio frequency leakage.

     Permits have an initial term of one year, and thereafter, if renewed, are generally renewed for a term of up to five years. Renewal applications must be submitted to PAR at least one month prior to the end of a Permit's term. If a renewal decision from PAR is pending at the expiration of a Permit's term, as is usually the case, the term is deemed to be extended until the renewal decision is made. PAR generally renews Permits as a matter of course if the terms and conditions of the Permit and the requirements of the Communications Act, including the technical requirements for cable networks established by PAR and the MOC, have been met by the holder of the Permit. The Communications Act also requires that operators of cable television systems comply with copyright laws. See "-- Copyright Protection."

     If a cable television operator breaches the terms or conditions of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where the breach occurred or the forfeiture of the operator's cable networks. In addition, the Communications Act provides that PAR may not grant a new Permit to, or renew an expiring Permit held by, any applicant that has had, or that is controlled by an entity that has had, a Permit revoked within the previous five years. In many, though not all, instances, where a violation of the terms or conditions of a Permit or the Communications Act have occurred, PAR is required by law to give the cable television operator an opportunity to rectify the violation.

     Permits are not transferable. Accordingly, a cable television operator who acquires a cable network from another operator must apply for a Permit covering the area in which the acquired network is located, unless the acquiring operator already has a valid Permit covering the area. However, subject to the restrictions on foreign ownership of cable television operators described below and to any restrictions contained in a specific Permit, shares of cable television operators holding Permits are freely transferrable.

     Foreign Ownership Restrictions. The Communications Act and applicable Polish regulatory restrictions provide that Permits may only be issued to and held by Polish individuals, corporations that have their registered offices in Poland or other companies formed under the laws of Poland in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, the Communications Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory board of any cable television operator holding Permits be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995, to Permits issued at any time pursuant to certain licenses obtained under the Commercial Activity Act described below or to renewals of any such Permits ("Grandfathered Permits"). As of February 27, 1997, approximately 45% of the Company's basic subscribers were covered by Permits that are not subject to foreign ownership restrictions.

     Enforcement of Poland's regulatory restrictions on foreign ownership of cable television operators is performed by PAR. Applications for Permits, and for renewals thereof, require disclosure of the applicant's ownership structure, shareholders and management and supervisory boards. A violation of these regulatory restrictions constitutes a violation of the Communications Act, and can lead to revocation of all Permits held by the entity committing the violation. See "-- Permits."

     Prior to the creation of PAR and the Permit system, PTK, S.A. received a license to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Commercial Activity with Participation of Foreign Parties Act of 1988, as amended (the "Commercial Activity Act"). Although the Commercial Activity Act has been repealed, the MOC has recently confirmed to the Company that this license enables the Company to acquire Permits covering areas in Warsaw, Krakow and the surrounding areas without regard to the regulatory restrictions on foreign ownership described above. The Company plans to transfer cable networks that it acquired or constructed after July 7, 1995 in the Warsaw and Krakow license areas to PTK, S.A., which will apply for Permits covering such systems.

     To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives of the Company or Poltelkab own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either the Company will own all of the cable network assets and will lease the assets to Poltelkab, or Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the new cable networks, receives all of the revenues from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure are not in contradiction with the technical requirements of Polish law. PAR has recently granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the Company's ability to acquire Permits to operate cable television systems and could result in the loss of Permits held by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's Permits. The Company has received approximately 60 Permits from PAR, covering approximately 342,000 of the Company's approximately 461,000 basic subscribers as of December 31, 1996 (excluding subscribers of networks which the Company has contracted to purchase, but which the Company had not taken control of as of such date), including approximately 91,000 subscribers for whom the Company's Permits are deemed extended under Polish law pending PAR's response to the Company's Permit renewal applications (collectively, "Valid Permits"). However, the Company does not have Valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 119,000 basic subscribers as of May 5, 1997 located in areas for which the Company does not currently have Valid Permits, approximately 16% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with co-op authorities and the upgrade of the acquired network to meet technical standards where necessary), approximately 47% are located in areas serviced by recently acquired or constructed networks in Warsaw, Krakow and the areas surrounding these cities, which the Company plans to transfer to PTK, S.A. in order to more efficiently comply with foreign ownership restrictions, and approximately 37% are located in areas serviced by networks for which the Company has Permit applications pending. The Company has 10 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits for which the Company has applied.

     There can be no assurance that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company or seizing the Company's cable networks. Furthermore, there can be no assurance that the Company will be able to receive Permits in the future permitting it to operate any other networks that it may acquire. Any such action would have a material adverse effect on the Company's business, financial condition and results of operations.

TELEVISION ACT

     The Council. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters. Cable television operators generally are not considered broadcasters under the Television Act unless they make modifications, such as inserting commercials, to programming transmitted over their networks or fail to retransmit programming simultaneously with their receipt thereof.

     Registration of Programming. Under the Television Act, cable television operators must register each channel and the programming with the Chairman of the Council prior to transmitting it over their cable networks. An exception to this registration requirement exists for (i) programming that is broadcast by public broadcasters, and (ii) programming that is broadcast by other domestic broadcasters and is generally available over the air for receipt by the public in the area where the network is located.

     The application to register programming with the Chairman of the Council must include (i) specification of the programming to be transmitted and the broadcaster of the programming and (ii) evidence that the applicant has a Permit covering the cable networks on which the programming will be transmitted. Registration of programming occurs automatically if the Chairman of the Council does not reject an application within two months of its submission.

     In general, the Chairman of the Council will refuse registration of programming if (i) the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a Permit covering the network), (ii) the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish content requirements for programming broadcast by Polish broadcasters or (iii) the transmission of the programming over the cable network would violate Polish law, including the Television Act.

     Once programming is registered with the Chairman of the Council by a cable television operator, it remains registered with respect to such operator until the term, if any, requested in the application for registration expires or until the Chairman of the Council revokes the registration. Applications to renew the registration of programming are usually filed two months prior to the end of the term of the registration thereof and will usually only be rejected for the reasons described above. The Chairman of the Council is authorized to revoke registration if a program for any of the same reasons for which it is entitled to refuse to register programming, or if the cable television operator violates the "must carry" provisions of the Television Act that require cable operators to transmit programming broadcast by public broadcasters nationwide or regionally.

     The Company has registered with the Chairman of the Council most of the programming that it transmits on its cable networks, except programming distributed on networks for which it does not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against Company management.

     Broadcasting Licenses. Companies that engage in broadcasting in Poland must receive a broadcasting license from the Chairman of the Council under the Television Act. Broadcasting is defined under the Television Act to include (i) the wireless emission of a program for the purpose of simultaneous and general reception and (ii) the introduction of a program or channel into a cable television network. In determining whether to grant a broadcasting license, the Council considers factors including whether the planned broadcasting activity by the applicant will serve to provide information, facilitate access to culture and art or provide entertainment and whether the applicant will be able to secure the required investments and financing for the planned broadcasting operations.

     Broadcasting licenses, unless revoked by the Council, have a term of between three and ten years. Applications to renew broadcasting licenses are considered by the Council based upon the same factors considered in determining whether to grant a broadcasting license. The Council may revoke a broadcasting license for, among other things, violations of the Television Act, of the terms the broadcasting license or of the restrictions on foreign ownership of broadcasters described below. See "-- Restrictions on Foreign Ownership of Broadcasters."

     Restrictions on Foreign Ownership of Broadcasters. Under the Television Act and applicable regulations, a broadcasting license may be granted only to Polish citizens domiciled in Poland or to Polish companies in which foreign persons hold no more than 33% of the issued capital stock and no more than 33% of the votes at general meetings of their shareholders.

     While the Company is not a broadcaster under the Television Act, it owns a 33% interest in ProCable, which broadcasts PTK1 and PTK2 over the Company's networks. The other shareholders of ProCable are its president, a Polish citizen who owns a 40% interest, and a Polish children's charitable trust. ProCable currently holds broadcasts licenses to distribute PTK1 and PTK2 over all the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. The Company has established PCIP as a wholly-owned U.S. subsidiary engaged in the development and production of Polish language thematic television programming outside of Poland. The Company plans to distribute all of PCIP's programming throughout Poland via satellite systems from abroad. The Company believes that the ownership structure of ProCable and PCIP's distribution system satisfy Poland's regulatory restrictions on foreign ownership of broadcasters. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure violates Polish regulatory restrictions on foreign ownership of broadcasters. Further, there can be no assurance that Polish regulators will not revoke any of ProCable's licenses for broadcasting over a cable network for which it does not have a valid license or otherwise. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

COPYRIGHT PROTECTION

     Protection of Rights of Polish Authors and Producers of Programming. Cable television operators in Poland are subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish citizens and companies in programming. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator has a right to receive compensation from such operator or to prevent transmission of the program.

     The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP") (collectively, "Rights Organizations"), and can be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between a Rights Organization and the individual cable television operator. The Company is operating under a contract with ZASP, and is currently in the process of negotiating an extension of its expired contract with ZAIKS. There can be no assurance that the Company will be able to obtain such extension. In the event that a cable television operator transmits programming in violation of a Polish copyright, the Rights Organization or the copyright holder may sue the operator for an injunction preventing further violations or an accounting for profits or damages, which may include, in certain circumstances, a sum equal to three times the amount of compensation the copyright holder could have obtained if it had entered into a contract with the operator. In addition, a violation of the Copyright Act by a cable television operator would also constitute a violation of the Communications Act and the operator's Permits. See "-- The Communications
Act -- Permits."

     Protection of Rights of Foreign Authors and Producers of
Programming. Except as described below, the Copyright Act protects only Polish citizens and Polish companies. Foreign authors of programming, however, may receive protection under the Copyright Act for programing that is either (i) originally published in Poland or is originally published simultaneously in Poland and abroad or (ii) originally published in Polish-language form. In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1971 (the "Berne Convention"), which was adopted by Poland in 1994. Foreign producers of programming who satisfy certain criteria are entitled to receive some copyright protection under TRIPS, which was recently adopted by Poland. While foreign producers of programming are entitled to receive some copyright protection in Poland under TRIPS, the amount of protection provided is uncertain because TRIPS was only recently adopted and its terms do not clearly specify the protection granted. In addition, foreign programming producers will receive Polish copyright protection under the Rome Convention when Polish cable operators become subject to the terms of the Rome Convention.

     Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. See "-- Protection of Rights of Polish Authors and Producers of Programming". The Berne Convention, however, does not grant any protection to foreign producers of programming.

     Poland has taken steps toward adopting the Rome Convention, which will extend copyright protection to programs of foreign producers. Poland ratified the Rome Convention on December 31, 1996, and will become bound by its terms on the date that is three months from the date of filing the necessary documents with the Secretary General of the United Nations. The Company currently makes copyright payments to the foreign programmers requiring such payments, such as CNN, Eurosport and Cartoon Network, even though such payments are not mandated by Polish copyright law. The Company is not able to predict the effect of TRIPS or of the adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming.

ANTI-MONOPOLY ACT

     Competition in Poland is governed by the Anti-Monopoly Act which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well-established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. However, as a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. The relevant markets for cable television services have not been defined by the Anti-Monopoly Office. Furthermore, the Company believes that it is required to obtain, and it intends to apply for, the Anti-Monopoly Office's approval of certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior.

     There can be no assurance that the Anti-Monopoly Office will approve the Pending Acquisitions or Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are:

                    NAME                       AGE                     POSITION
---------------------------------------------  ----   -------------------------------------------
David T. Chase(a)............................   67    Chairman of the Board of Directors
Robert E. Fowler, III(a)(b)..................   38    Director and Chief Executive Officer
Arnold L. Chase(a)...........................   45    Director
Scott A. Lanphere(c).........................   31    Director
Jerzy Z. Swirski(c)..........................   40    Director
Richard B. Steele............................   36    President
George Makowski..............................   42    Chief Operating Officer
Cheryl Anne Chase............................   43    Executive Vice President and Secretary
John S. Frelas...............................   46    Chief Financial Officer and Treasurer
Przemyslaw Szmyt.............................   34    General Counsel and Vice President
Marek Sowa...................................   34    Director of Corporate Development
Gilbert L. Tash..............................   60    Vice President
John P. Redding..............................   38    Vice President
Andrzej Muras................................   58    Executive Vice President of Corporate
                                                      Development of PTK, S.A.
Michael J. Houlehan..........................   37    Chief Executive Officer of PCI Programming

---------------
(a) Appointed as a director by the Chase Group (as hereinafter defined) under the Shareholders' Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions -- Shareholders' Agreement."

(b) Appointed as Chief Executive Officer by the Chase Group and accepted as such by the ECO Group (as hereinafter defined) under the Shareholders' Agreement pursuant to which the Chief Executive Officer is also appointed as a director. See "Certain Relationships and Related
    Transactions -- Shareholders' Agreement."

(c) Appointed as a director by the ECO Group under the Shareholders' Agreement. See "Certain Relationships and Related Transactions -- Shareholders' Agreement."

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the business experience and affiliations for the past five years of the current directors and executive officers of the Company is set forth below.

     DAVID T. CHASE has served as Chairman of the Board of Directors of PCI since March 1996. Since January 1990, Mr. Chase has been a Director and President of David T. Chase Enterprises, Inc., a diversified conglomerate with extensive holdings in real estate and previously in media. Mr. Chase has also been on the Supervisory Boards of PTK, S.A., PTK-Warsaw and PTK-Krakow since December 1992, October 1993, and October 1993, respectively. Mr. Chase also serves as a Director and President of DNI Corp. ("DNI"), a general partner in Chase Financial Limited Partnership. He is also a Director of ACCEL International Corporation ("ACCEL"), an insurance holding company.

     ROBERT E. FOWLER, III has served as Chief Executive Officer of PCI since December 1996 and has served as a Director of PCI since March 1996. Mr. Fowler served as Vice President of PCI from August 1993 to December 1996 and its Treasurer from April 1991 to December 1996. Since December 1993, he has served as Vice President of D.T. Chase Enterprises, Inc. Mr. Fowler has served as Director of PCI Programming since July 1996. From July 1996 to December 1996, Mr. Fowler also served as Vice President and Treasurer of PCI Programming. Since December 1996, he has served as Chairman of the Board of Directors of PCI Programming. He is also a Director of ACCEL. During the period of 1994 to 1996, Mr. Fowler devoted approximately 35% of his working time to PCI and approximately 65% of his working time to companies that are affiliated with PCI.

     ARNOLD L. CHASE has served PCI as a Director since December 1996. Mr. Chase has also served as President of the Managing Board of PTK-Warsaw, PTK-Krakow and PTK-Ryntronik since October 1993. Mr. Chase has also served as Director and Executive Vice President and as Treasurer of D.T. Chase Enterprises, Inc. since December 1990 and October 1992, respectively. Arnold Chase served PCI as Co-Chairman of the Board of Directors from April 1991 to March 1996 and as its President from October 1992 to March 1996. Mr. Chase was Managing Director of PCBV from March 1990 to May 1996 and President of the Managing Board of PTK, S.A., from December 1992 to August 1996. He previously served as Chairman of the Supervisory Board of PTK, S.A. from August 1990 to December 1992. From April 1991 to October 1992, Mr. Chase served as Executive Vice President of PCI. Mr. Chase has been a Director, Executive Vice President and Treasurer of DNI, since June 1994 and has been a Director of First National Bank of Connecticut since 1992. During the period of 1994 to 1996, Mr. Chase devoted approximately 10% of his working time to PCI and approximately 90% of his working time to companies that are affiliated with PCI.

     SCOTT A. LANPHERE has served as a Director of PCI since March 1996 and as a Managing Director of PCBV since May 1996. Mr. Lanphere has been a Director of Advent since December 1994, and from May 1991 to December 1994 served as an Investment Manager of Advent.

     JERZY Z. SWIRSKI has served as a Director of PCI since October 1996. Mr. Swirski has served as a Director of Advent since July 1995. From January 1995 to July 1995, Mr. Swirski was a consultant to Enterprise Investors, a Polish equity firm. From 1991 to 1994, he was an officer of E. Wedel S.A. ("Wedel"), a Polish subsidiary of PepsiCo Foods, International, and General Manager of Frito-Lay, Poland.

     RICHARD B. STEELE has served as President of PCI since December 1996. Mr. Steele served as a Director and the Chief Executive Officer of PCI from March 1996 until December 1996 and served as Vice President of PCI from May 1992 to March 1996. Mr. Steele served as a Director and the Chief Executive Officer of PCI Programming from July 1996 to December 1996, and was the Senior Vice President and served as Chief Financial Officer of David T. Chase Enterprises, Inc. from December 1990 to 1994. He has been a Managing Director of PCBV since December 1992, on the Supervisory Board of PTK-Warsaw since October 1993 and on the Management Boards of PTK, S.A., PTK-Krakow, PTK-Ryntronik and PTK-Lublin since August 1996, May 1996, July 1996, and July 1996, respectively. He is also the managing member of Steele LLC ("Steele LLC"), a Connecticut limited liability company. Mr. Steele also performs real estate consulting services for the affiliates of certain stockholders of PCI. During the period of 1994 to 1996, Mr. Steele devoted approximately 90% of his working time to PCI and approximately 10% of his working time to companies that are affiliated with PCI.

     GEORGE MAKOWSKI has been the Chief Operating Officer of PCI since January 1997. From August 1993 to January 1997, Mr. Makowski was Vice President of Marketing for Ameritech International, Inc. ("Ameritech"). During this time Mr. Makowski also served as Sales and Marketing Director of Centertel, S.A., a division of Ameritech. From 1986 to 1993, Mr. Makowski held various senior management roles within Groupe Bull, S.A.

     CHERYL ANNE CHASE has served as Executive Vice President of PCI since April 1991, Secretary of PCI since April 1992, and was a Director of PCI from January 1990 to March 1996. Ms. Chase has been Director, Executive Vice President, Secretary and General Counsel of David T. Chase Enterprises, Inc. since March 1990. Ms. Chase also serves as Director, Executive Vice President and Secretary of Chase Polish Enterprises, Inc., D.T. Chase Enterprises, Inc. and DNI Corp. She has also served as Executive Vice President and Secretary of PCI Programming since July 1996 and has been on the Supervisory Board of PTK-Warsaw since October 1993.

     JOHN S. FRELAS has been the Chief Financial Officer of PCI since September 1996 and the Treasurer of PCI since December 1996. Mr. Frelas has been the Treasurer of PCI Programming, Inc. since December 1996. From 1995 to 1996, Mr. Frelas was the Chief Financial Officer of Eurofund Management Polska. During 1995, he served as a consultant to the Polish-American Enterprise Fund. From 1972 to 1994,

Mr. Frelas worked for PepsiCo Foods International and certain of its subsidiaries, most recently as a Corporate Planning Manager for Hostess Frito-Lay Canada during 1994 and as a Corporate Controller for Wedel from 1992 to 1993.

     PRZEMYSLAW A. SZMYT has served as General Counsel and Vice President of the Company since February 1997. From September 1995 to February 1997, Mr. Szmyt was Director for Poland of MeesPierson EurAmerica, an investment banking firm and affiliate of MeesPierson N.V., a Dutch merchant bank. From early 1992 to August 1995, Mr. Szmyt was a senior associate at Soltysinski Kawecki & Szlezak in Warsaw. Mr. Szmyt served on the Management Board of Telewizyjna Korporacja Partycypacyjna S.A., a holding company of Canal+ Polska. From November 1995 to July 1996, Mr. Szmyt served as Director of the Management Board of MeesPierson EurAmerica Sp. z o.o.

     MAREK SOWA has served as Director of Corporate Development of PCI since January 1997 and has also served as Vice President of Poltelkeb since March 1996. From August 1994 until May 1996, Mr. Sowa served as Corporate Development Manager of PTK, S.A. Mr. Sowa also served on the Supervisory Board of ETV since June 1996 and on the Management Boards of PTK, S.A. from April 1995 to August 1996, PTK-Warsaw from April 1995 to September 1996 and PTK-Lublin from April 1995 to May 1996. Mr. Sowa served as Vice President of PTK-Szczecin from May 1995 to June 1996, Chairman of PTK-Szczecin's Supervisory Board from June 1996 through August 1996 and as Vice President of the Management Board of ETV from July 1995 to June 1996. Mr. Sowa received his M.B.A. from the University of Illinois at Urbana-Champaign and the University of Warsaw in 1994. From 1991 to 1992 Mr. Sowa served as International Acquisitions Manager at Arfilm-Plus, an independent film distribution company. From 1987 to 1990, Mr. Sowa served as an associate producer for the CBS News Warsaw Bureau.

     GILBERT L. TASH has served as a Vice President of PCI since October 1996. From June 1993 to May 1996 Mr. Tash was Managing Director of PCBV. Mr. Tash has been employed by PTK, S.A. in various capacities since September 1990, and has served as Vice President of the Management Board of PTK, S.A. since May 1992. Mr. Tash also has served as the Vice President of the Management Board of PTK-Warsaw since October 1993, the President of the Supervisory Board of PTK-Ryntronik since August 1996, and the Vice President of the Management Board of PTK-Krakow since October 1993. Mr. Tash served as an Executive Vice President of Times Mirror Cable Television from 1971 to 1989, where he had supervisory responsibilities for the financial and technical management of cable television system construction projects.

     JOHN P. REDDING has served as a Vice President of PCI since April 1996 and Vice President of PCI Programming since December 1996. Mr. Redding also has served as Vice President of D.T. Chase Enterprises, Inc. since April 1996 and since January 1990, Mr. Redding served as Senior Vice President of David T. Chase Enterprises, Inc.

     ANDRZEJ MURAS has been Executive Vice President of Corporate Development for PTK, S.A. since September 1989 and an Executive Vice President of PTK-Warsaw since January 1996. Prior to January 1990, Mr. Muras was Chief Executive Officer of POLTEL, a programming source for state-owned Polish television channels TVP 1 and TVP 2. From 1961 to 1989, Mr. Muras served as Managing Director and also held other positions at the Polish State Television and Radio Department.

     MICHAEL J. HOULEHAN has been Chief Executive Officer of PCI Programming since December 1996. Mr. Houlehan served as Executive Vice President of PCI Programming from October 1996 to December 1996. Mr. Houlehan has been Director of Corporate Development for PCI since October 1994. Mr. Houlehan was a Managing Director of Potomac Pacific, Ltd., a strategic financial services firm, from 1989 to 1994. From 1981 to 1989, he served as a Vice President at First Interstate Bancorp, where he specialized in corporate finance and international merchant banking.

BOARD OF DIRECTORS

     PCI's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that five individuals shall comprise the Board of Directors. All of the current members of the Board of Directors were elected pursuant to the Shareholders' Agreement. Under the Shareholders' Agreement, the ECO Group has the right to designate two directors, and PIH, Mr. Freedman, the Cheryl Anne Chase Marital

Trust ("CACMT") and Steele LLC (collectively, the "Chase Group") have the right to designate the remaining three directors, one of whom shall be selected, if approved by the ECO Group, to serve as the Chief Executive Officer of PCI. Pursuant to a voting agreement between PIH, Mr. Freedman and Steele LLC and the Cheryl Anne Chase Marital Trust (the "Voting Agreement"), all designations to be made by the Chase Group are made by David T. Chase. David T. Chase, Arnold L. Chase and Robert E. Fowler, III have been designated as Directors by the Chase Group, Mr. Fowler was designated as Chief Executive Officer by the Chase Group and was accepted as such by the ECO Group, and Messrs. Lanphere and Swirski have been designated as Directors by the ECO Group. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" and "Certain Relationships and Related Transactions -- Voting Agreement."

     The By-Laws of PCI (the "By-Laws") provide that, in the absence of their earlier resignation or removal, all Directors will serve until the next annual meeting of shareholders (held the second Wednesday of August of each year) following their election. The By-Laws provide that directors may resign or may be removed (with or without cause) by the vote of stockholders representing at least 61% of the total outstanding voting power. The By-Laws further provide that, except as otherwise required by the laws of the State of New York or the Certificate of Incorporation, vacancies in the Board of Directors shall be filled by the vote of stockholders representing at least 61% of the total outstanding voting power.

     The By-Laws provide that a majority of the entire board, determined without respect to vacancies, constitutes a quorum of the Board of Directors. The By-Laws further provide that the act of a majority of all of the Directors present at a meeting for which there is a quorum shall be the act of the Board of Directors, except as otherwise provided in the By-Laws, in the Certificate of Incorporation or by the New York Business Corporation Law. Without limiting the generality of the foregoing sentence, the By-Laws provide that the affirmative action of four Directors shall be required to approve certain transactions including the Company's annual budget, related party transactions and certain extraordinary transactions. There are no standing committees of the Board of Directors.

     The By-Laws provide for an annual meeting of the Board of Directors immediately following the annual meeting of the shareholders of PCI. Special meetings of the Board of Directors may be called by the Chief Executive Officer, a Vice President or any two directors then in office.

ITEMS REQUIRING SUPERMAJORITY VOTE UNDER THE CERTIFICATE OF INCORPORATION

     The following actions require (i) the affirmative vote of at least four directors, followed by the affirmative vote of the percentage of issued and outstanding capital stock entitled to vote thereon at a meeting of the shareholders as required under the New York Business Corporation Law ("NYBCL"), if such action is required to be submitted to the shareholders under the NYBCL, or (ii) if any such action is not approved by at least four directors, then any such action will require the affirmative vote of at least 65% of the total voting power of the capital stock issued and outstanding and entitled to vote thereon, provided however that if board approval of such action is required under the NYBCL, the action will also require the approval of the Board of Directors at a special meeting of the Board of Directors (and for no purposes other than the approval of actions taken pursuant to this subsection (ii)) for which two-fifths of the total number of directors constitutes a quorum.

          A. A fundamental change in the business of the Company or any subsidiary;

          B. The adoption of, and approval of any modification to, the annual budget of the Company for each fiscal year;

          C. An expenditure, not accounted for in the budget during any fiscal year, in excess of $5 million;

          D. A merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets;

          E. Certain encumbrances;

          F. Related-party transactions;

          G. The issuance by the Company of third-party debt which causes the aggregate of all third party debt to exceed $25 million;

          H. Certain issuances of capital stock;

          I. The declaration of dividends or other distributions;

          J. The repurchase or optional redemption of any capital;

          K. The dissolution or liquidation or voluntary winding-up of the Company;

          L. Amending the Company's Certificate of Incorporation or By-Laws;

          M. The giving of certain guarantees or indemnities;

          N. The election or removal of the Chief Executive Officer or the Chairman of the Board;

          O. Entering into or modifying a material employment contract;

          P. A change in the auditors or fiscal year-end of the Company;

          Q. Settling or resolving tax claims in excess of $250,000;

          R. Commencement, prosecution or compromise of material litigation or arbitration proceedings; and

          S. Taking steps to wind-up, dissolve or voluntarily seek the protection of bankruptcy laws.

REMUNERATION OF DIRECTORS

     Directors receive no compensation for attending meetings of the Board of Directors or for serving as a director. Pursuant to the By-Laws, however, Directors are entitled to receive reasonable reimbursement of expenses incidental to attendance at such meetings.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers at the Company for services rendered in all capacities to the Company for the last three fiscal years, to the extent that those officers were in the employ of the Company. No disclosure has been provided for any executive officer whose total annual salary and bonus did not exceed $100,000 per annum. Columns relating to long-term compensation have been omitted from the table as the Company did not have capital stock-related award plans and there has been no compensation arising from long-term incentive plans during the years reflected in the table.

                           SUMMARY COMPENSATION TABLE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                          ALL OTHER
                                              SALARY         BONUS      OTHER ANNUAL     COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR       ($)           ($)       COMPENSATION         ($)
-----------------------------------  ----     -------       -------     ------------     ------------
Robert E. Fowler...................  1996      66,000(a)     66,000(a)         --               --
  Chief Executive Officer and
     Director                        1995      66,000(a)     66,000(a)         --               --
                                     1994      66,000(a)     66,000(a)         --               --
Richard B. Steele..................  1996     356,000(a)    250,000(a)      5,000(c)            --
  President                          1995     356,000(a)         --         7,500(c)            --
                                     1994     358,000(a)(b)      --         7,500(b)(c)         --
Arnold L. Chase(d).................  1996     300,000(a)
  Director                           1995     250,000(a)         --            --           86,000(e)
                                     1994     250,000(a)         --            --           75,000(e)
Gilbert L. Tash....................  1996     120,000            --        25,200(f)         6,790(e)
  Vice President                     1995     120,000        45,000        25,200(f)            --
                                     1994     120,000        43,400        25,200(f)            --
Michael J. Houlehan................  1996     150,000        25,000        24,000(f)            --
  Chief Executive Officer            1995     150,000        25,000        24,000(f)            --
  of PCI Programming                 1994      31,731(g)         --            --               --
John S. Frelas.....................  1996      46,153(h)         --            --               --
  Chief Financial Officer            1995          --            --            --               --
                                     1994          --            --            --               --

---------------
(a) Represents only that portion of annual compensation attributable to services performed on behalf of the Company. Additional compensation may have been provided by companies that are affiliated with PCI and beneficially owned by the Chase Family for services rendered to those companies. See
    "Management -- Certain Information Concerning Directors and Executive Officers."

(b) Represents amounts paid by David T. Chase Enterprises, Inc., an affiliate of PCI.

(c) Represents portion of 401k plan paid pursuant to a matching contribution.

(d) Prior to being named to the Board of Directors of PCI in December 1996, Arnold Chase was Co-Chairman of the Board of Directors of PCI from April 1991 to March 1996 and President of PCI from October 1992 to March 1996.

(e) Represents interest on accumulated deferred compensation.

(f) Represents housing allowance.

(g) Represents compensation for partial year of service beginning in October
    1994.

(h) Represents compensation for partial year of service beginning in September 1996.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of Messrs. Fowler, Steele, Makowski, Frelas, Szmyt, Sowa, Tash, Muras and Houlehan.

     Mr. Fowler has entered into a three year employment agreement with PCI effective as of January 1, 1997. Pursuant to such agreement, Mr. Fowler serves as the Chief Executive Officer of PCI. Mr. Fowler receives a base salary of $325,000, allowances for relocation, living expenses for a one time cost of approximately $100,000, plus a travel allowance of approximately $30,000 per annum and a guaranteed annual bonus of $175,000 in the first year of his employment and unspecified incentive bonuses thereafter. He is eligible for an additional bonus of $250,000 upon the signing of the employment agreement. Mr. Fowler may terminate the agreement at any time upon three month's written notice, and the Company may terminate the agreement at any time upon one month written notice (with an obligation to pay Mr. Fowler an additional two months salary). In addition, PCI may terminate the agreement immediately without further obligation to Mr. Fowler for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Fowler is granted a non-transferable option to purchase 1,286 shares of PCI's Common Stock at a price of $3,707 per share, subject to the terms and conditions of a stock option agreement. Options to purchase 515 shares of Common Stock will vest upon the execution of the stock option agreement and options to purchase 257 shares of Common Stock vest on December 31 of each of the following three years, beginning on December 31, 1997. The options vest immediately upon an initial public offering (as defined in the stock option agreement) or upon a change of control (as defined in the Indenture). PCI has a right of first refusal with respect to the shares underlying the options.

     Mr. Steele entered into an employment agreement with PCBV effective as of January 1, 1993 through December 31, 1997, which agreement was assigned to PCI pursuant to an agreement between PCI and PCBV dated as of March 20, 1996. Pursuant to such agreement, Mr. Steele agreed to serve as a Managing Director of PCBV, and receives an annual salary of $200,000 and certain additional deferred compensation of approximately $150,000 per year. The agreement may be terminated by Mr. Steele or PCI upon 90 days written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Steele for cause (as defined in the employment agreement). PCI has agreed to grant Mr. Steele a $250,000 bonus upon the successful completion of the offering of the Notes and a $200,000 bonus upon the successful completion of an initial public offering of common stock of PCI.

     Mr. Makowski entered into a five-year employment agreement with PCI commencing on January 21, 1997. Pursuant to such agreement, Mr. Makowski serves as the Chief Operating Officer of PCI. Mr. Makowski receives a base salary of $156,000, allowances for living, family travel and education for his children of approximately $105,000 per annum and annual incentive bonuses of up to $60,000 if certain mutually agreed objectives are met. Mr. Makowski's initial year bonus of $60,000 is guaranteed. He is also eligible for an additional bonus of $175,000 for the successful completion of an initial public offering of common stock of PCI. Mr. Makowski or PCI may terminate the agreement at any time upon six month's written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Makowski for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Makowski will be granted a non-transferable option to purchase 385 shares of PCI's Common Stock at a price of $3,708.08 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a three-year period. Subject to certain conditions, PCI has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of (i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

     Mr. Frelas entered into a five-year employment agreement with PCI commencing on September 1, 1996. Pursuant to such agreement, Mr. Frelas serves as the Chief Financial Officer of PCI. Mr. Frelas was named Treasurer of PCI in December 1996. Mr. Frelas receives a base salary of $150,000, allowances for living and travel of approximately $40,000 per annum and annual incentive bonuses of up to $50,000 if certain mutually agreed objectives are met. He is also eligible for additional bonuses of $350,000 for the successful completion of an initial public offering and $50,000 for the successful completion of a bank line of credit of $75 million or more. Mr. Frelas or PCI may terminate the agreement at any time upon six month's written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Frelas for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Frelas will be granted a non-transferable option to purchase 241 shares of PCI's Common Stock at a price of $1,991.70 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five-year period. Subject to certain conditions, PCI has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of (i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

     Mr. Szmyt entered into a three year employment agreement with PCI effective as of February 7, 1997. Mr. Szmyt was named General Counsel and Vice President of PCI. Mr. Szmyt receives an annual salary of $160,000. He is eligible to receive an annual performance-based bonus of $40,000 per year, which bonus is guaranteed in 1997. Mr. Szmyt is eligible for an additional bonus of $70,000 upon the successful completion of an initial public offering of Common Stock of PCI. Mr. Szmyt may terminate his employment with the Company at any time without notice and PCI may terminate the contract at any time upon four month's written notice. Notwithstanding such right, PCI may terminate the contract without further obligation for cause (as defined in the agreement).

     Mr. Sowa entered into a three year employment agreement with PCI effective as of January 1, 1997. Mr. Sowa was named Director of Corporate Development of PCI. Mr. Sowa receives an annual salary of $64,000, and is eligible to receive an annual performance-based bonus of up to $32,000 per year. Mr. Sowa may terminate his employment with the Company at any time without notice and PCI may terminate the contract at any time upon four month's written notice. Notwithstanding such right, PCI may terminate the contract without further obligation for cause (as defined in the agreement).

     Mr. Tash entered into an employment agreement with an unlimited term with PCI on September 25, 1991. Pursuant to such agreement, Mr. Tash serves as a Vice President of PCI. Under the terms of the employment agreement PCI agreed to pay Mr. Tash an annual salary of $130,000 plus certain enumerated relocation and living expenses and Mr. Tash was eligible to receive a performance-based bonus of up to $30,000 per year based on terms to be mutually agreed upon by Mr. Tash and PCI. PCI may terminate the contract at any time upon three month's written notice. In January 1992, Mr. Tash agreed that his 1991 incentive bonus would equal $57,500, $7,500 of which would be payable in one lump sum payment on or before December 31, 1992 and the balance of which would be payable during 1992 in equal biweekly installments. PCI and Mr. Tash entered into a deferred compensation agreement on April 18, 1995. Pursuant to the deferred compensation agreement, Mr. Tash irrevocably elected to defer his 1994 bonus of $43,400 until the earlier of: (1) Mr. Tash's severance of employment from PCI or its affiliates; (2) April 18, 1997, or (3) the execution of a written agreement, signed by the parties, terminating the deferred compensation agreement.

     Certain executives of affiliated companies also have entered into employment contracts.

     Mr. Muras entered into a two-year employment agreement with PTK-Warsaw commencing on January 1, 1996. Pursuant to that agreement, he became an Executive Vice President of Corporate Development of PTK-Warsaw. Mr. Muras receives an annual salary of $88,800 and is eligible to receive a performance-based bonus of up to $60,000 per year based on his achievements as established by the Chairman of the General Assembly of Shareholders of PTK-Warsaw. PTK-Warsaw may terminate the contract at any time upon six month's written notice. Mr. Muras may terminate the contract at any time upon three months written notice. Notwithstanding such right, PTK-Warsaw may terminate the contract effective immediately without further obligation for cause (as defined in the agreement). PTK-Warsaw also may terminate the contract immediately upon written notice in the case of an acquisition and/or merger resulting in a change of the ultimate ownership exercising control (direct or indirect) to other than those controlling PTK-Warsaw as of January 1, 1996, in which event Mr. Muras will be entitled to a severance of six month's salary payable over a six month period. In addition, in the event that the contract is not renewed, PTK-Warsaw has agreed to pay Mr. Muras a severance of six month's salary payable over a six month period as compensation for his role in organizing PTK-Warsaw.

     Mr. Houlehan entered into an employment agreement with PCBV on October 7, 1994. The employment agreement provided for an initial three to six month period during which Mr. Houlehan would function as a consultant. Pursuant to that agreement, Mr. Houlehan was named Director of Corporate Development of

PTK, S.A. and in December 1996 was named Chief Executive Officer of PCI Programming. PCBV agreed to pay Mr. Houlehan an annual salary of $150,000 plus a housing allowance and the use of a company automobile. Mr. Houlehan was eligible for incentive compensation of up to $60,000 in the first year of his employment and up to $120,000 during the second year thereof. The employment agreement was assigned to PCI in 1994. The employment agreement states that Mr. Houlehan is employed at will and that the provisions of his employment agreement are governed by the employee manual for Chase Enterprises, Inc.; therefore, Mr. Houlehan's employment may be terminated by either party with or without cause at any time. Mr. Houlehan's employment agreement was amended on July 10, 1996 to provide for a $25,000 bonus, payable immediately, as well as an agreement for up to $50,000 of additional incentive compensation.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock as of April 1, 1997 by (i) each person known by PCI to own beneficially 5% or more of any class of PCI's voting stock,
(ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                                        SHARES      PERCENTAGE OF   PERCENTAGE
                                                                      OF SERIES B     SERIES B          OF
                                        SHARES OF     PERCENTAGE OF    PREFERRED      PREFERRED       VOTING
      NAME OF BENEFICIAL OWNER         COMMON STOCK   COMMON STOCK       STOCK          STOCK         POWER
-------------------------------------  ------------   -------------   -----------   -------------   ----------
FIVE PERCENT STOCKHOLDERS:
Polish Investments Holding L.P.
  One Commercial Plaza
  Hartford, CT 06103.................     10,303          52.94%            --              --         42.35%
ECO Holdings III Limited
  Partnership(a)
  c/o Advent International Corp.
  101 Federal Street
  Boston, MA 02110...................      4,662          23.95          2,500          100.00         39.15(b)
Steele LLC(c)
  19 Warren Terrace
  Longmeadow, MA 01106...............      1,429           7.34             --              --          5.87
Roger M. Freedman
  One Commercial Plaza
  Hartford, CT 06103.................      1,221           6.27             --              --          5.02
Cheryl Anne Chase Marital Trust
  One Commercial Plaza
  Hartford, CT 06103.................        733           3.76             --              --          3.01
DIRECTORS AND EXECUTIVE OFFICERS:
David T. Chase(d)....................     13,686          70.32             --              --         56.26
Robert E. Fowler, III(e).............        515           2.64             --              --          2.11
Arnold L. Chase......................         --             --             --              --            --
Scott A. Lanphere....................         --             --             --              --            --
Jerzy Z. Swirski.....................         --             --             --              --            --
Richard B. Steele(f).................      1,429           7.34             --              --          5.87
George Makowski(f)...................         --             --             --              --            --
Cheryl Anne Chase(g).................     11,036          56.70             --              --         45.36
John S. Frelas(h)....................         --             --             --              --            --
Przemyslaw Szmyt.....................         --             --             --              --            --
Marek Sowa...........................         --             --             --              --            --
Gilbert L. Tash......................         --             --             --              --            --
John P. Redding......................         --             --             --              --            --
Andrzej Muras........................         --             --             --              --            --
Michael J. Houlehan..................         --             --             --              --            --
                                          ------          -----          -----             ---         -----
ALL DIRECTORS AND OFFICERS AS A GROUP
  (15 PERSONS):(f)...................     14,201          72.96%            --              --         58.38%

---------------
(a) The general partner of ECO is Advent.

(b) Such shares of Series B Preferred Stock are currently convertible into 4,862 shares of Common Stock and vote with the Common Stock on an as if converted basis.

(c) Includes 1,429 shares of Common Stock owned by Steele LLC which may be deemed to be beneficially owned by Mr. Steele.

(d) Includes (i) 10,303 shares of Common Stock owned by PIH which may be deemed to be beneficially owned by the Chase Family, which includes Mr. Chase, and Mr. Chase has an irrevocable proxy to vote such shares in his sole discretion pursuant to the Voting Agreement; (ii) 1,221 shares of Common Stock owned by Mr. Freedman with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by Mr. Freedman pursuant to the Voting Agreement; (iii) 733 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by the Cheryl Anne Chase Marital Trust pursuant to the Voting Agreement; and (iv) 1,429 shares of Common Stock owned by Steele LLC with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion pursuant to the Voting Agreement (the shares of Common Stock owned by PIH, Mr. Freedman and Steele LLC voted by Mr. Chase pursuant to the Voting Agreement are collectively referred to as the "Voting Agreement Shares").

(e) During 1997, Mr. Fowler was granted options to purchase 1,286 shares of Common Stock, of which 515 are exercisable within 60 days of the date of this Prospectus.

(f) During 1997 Mr. Makowski was granted options to purchase 385 shares of Common Stock, none of which are exercisable within 60 days of the date of this Prospectus.

(g) Includes 10,303 shares of Common Stock owned by PIH which may be deemed to be beneficially owned by the Chase Family and 733 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust. Ms. Chase disclaims beneficial ownership in the shares owned by PIH, by the Cheryl Anne Chase Marital Trust and by other members of the Chase Family.

(h) Mr. Frelas has been granted options to purchase 241 shares of Common Stock, none of which are exercisable within 60 days of the date of this Prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS

     David T. Chase is the father of Arnold L. Chase and Cheryl Anne Chase. No other family relationship exists between any of the directors and executive officers of PCI.

CAPITAL CONTRIBUTIONS AND SHAREHOLDER LOANS

     On March 29, 1996, PCI consummated a Stock Purchase Agreement with ECO (the "ECO Stock Purchase Agreement"), pursuant to which ECO contributed an aggregate of $65 million to PCI in exchange for 4,662 shares of Common Stock, 4,000 shares of Series A Preferred Stock and 2,500 shares of Series B Preferred Stock. Simultaneously, PIH purchased 2,000 shares of Series C Preferred Stock and 812 shares of Common Stock from PCI for aggregate consideration of approximately $17 million. A portion of the proceeds from these transactions were loaned by PCI to a subsidiary of PCI which used such funds to repay approximately $55 million of debt that such subsidiary owed to Chase American Corporation, which is owned by the Chase Family.

     As part of the ECO Stock Purchase Agreement, D.T. Chase Enterprises, Inc. ("D.T. Chase"), ECO, PIH and PCI entered into an Option Agreement giving PCI the right to purchase all of D.T. Chase's interest in ProCable. On March 29, 1996, PCI exercised the option and entered into a Share Purchase Agreement with D.T. Chase pursuant to which PCI purchased D.T. Chase's 33% interest in ProCable for approximately $5,900.

REDEMPTION OF SERIES D PREFERRED STOCK

     In connection with the recapitalization of the Issuer that occurred simultaneously with Advent's investment of $65 million in PCI, on March 29, 1996 PCI redeemed 1,151 shares of Series D Preferred Stock, which represented all of the issued and outstanding shares of Series D Preferred Stock, for approximately $8.5 million. All of the shares of Series D Preferred Stock were held by PIH, which is beneficially owned by the Chase Family.

RYNTRONIK

     In December 1994, PCBV entered into an agreement with the sole proprietor of PPHEI-Ryntronik, whereby the sole proprietor agreed to contribute in-kind all of his cable television assets into PTK-Ryntronik, and PCI agreed to contribute additional capital into PTK-Ryntronik. In exchange for their contributions, the sole proprietor received 51% of the share capital of PTK-Ryntronik and PCBV received 49% of the share capital. The sole proprietor's in-kind contribution of cable television assets to PTK-Ryntronik was consummated in February 1996. The Company also owns convertible debt that, if converted, would bring its ownership of PTK-Ryntronik to approximately 72% as of December 31, 1996. In October 1996, PCI and the sole proprietor entered into a share sale agreement by virtue of which PCI agreed to purchase all remaining shares (which at that time represented 51%) of PTK-Ryntronik for $9 million. Pursuant to the agreement, the Company advanced $6 million of the purchase price as of December 31, 1996. The closing of the sale was postponed due to certain legal constraints limiting the transferability of shares which were acquired in exchange for in-kind contributions. On March 4, 1997, the Company and the sole proprietor entered into an addendum and an annex to the addendum to the share sale agreement. The addendum and annex provide for an acceleration of the Company's acquisition of the sole proprietor's interest in PTK-Ryntronik. In the addendum and annex, the Company and the sole proprietor agreed to transform PTK-Ryntronik into a limited liability company, at which time the sole proprietor has agreed to transfer all shares of PTK-Ryntronik to PCI or its nominee. The Company agreed to pay the sole proprietor $700,000 within three days of the signing of the addendum, $1,000,000 on March 28, 1997 and $1,750,000 upon the transfer of his shares to the Company or its nominee. A portion of the proceeds of the offering of the Notes may be used to pay for the acquisition of such shares. In addition, Poltelkeb subscribed and became the owner of 4.5% of the capital stock of PTK-Ryntronik.

SHAREHOLDERS' AGREEMENT

     The following is a summary of the shareholders' agreement entered into by and among ECO, Roger M. Freedman, PIH, Steele LLC and PCI on March 29, 1996, as amended (the "Shareholders' Agreement"). CACMT, which received its shares from Mr. Freedman, signed an accession agreement on November 22, 1996. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the Shareholders' Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which are available upon request from PCI. Parties to the Shareholders' Agreement, other than PCI, are hereinafter referred to as the "Shareholders."

     In connection with the ECO Stock Purchase Agreement, ECO, Mr. Freedman, CACMT, PIH, Steele LLC and PCI entered into the Shareholders' Agreement to govern the conduct of the business of PCI and relations among the Shareholders. The Shareholders' Agreement provides that another shareholder, The AESOP Fund, L.P. ("AESOP"), has certain rights and obligations that will take effect if and when AESOP signs the Shareholders' Agreement. As of the date hereof, AESOP had not signed the Shareholders' Agreement.

     PCI has a five-member Board of Directors. Under the Shareholders' Agreement, the ECO Group has the right to designate two directors, and the Chase Group has the right to designate a Chief Executive Officer acceptable to the ECO Group, who is a member of the board of directors, as well as the remaining two directors. Pursuant to the Shareholders' Agreement, the "ECO Group" consists of ECO, any limited partner of ECO to whom ECO permissibly transfers shares of stock of PCI ("Shares"), and any Affiliate (as hereinafter defined) of the foregoing. The ECO Group chooses the ECO Group Representative, who currently is Scott Lanphere, a director of PCI. Pursuant to the Shareholders' Agreement, the Chase Group choose the Chase Group Representative. Pursuant to the Voting Agreement, PIH, Mr. Freedman, CACMT, and Steele LLC have chosen David T. Chase, PCI's Chairman, as the Chase Group Representative. See "--Voting Agreement."

     The Shareholders' Agreement also contains several restrictions on the Shareholders' ability to transfer their Shares. Any Shareholder may transfer Shares to an Affiliate; members of the Chase Group may transfer Shares to other members of the Chase Group; and ECO may transfer Shares to its limited partners. Under the Shareholders' Agreement, "Affiliate" means a person or entity that is any one or more of the following: (a) in relation to any person or entity, another person or entity that controls, is controlled by or is under common control with such person or entity; (b) in relation to any partnership, any of its partners who controls the partnership; (c) in relation to any Shareholder which holds Shares as trustee, the beneficial owner of those Shares or a trustee for the same beneficial owner; (d) in relation to any Shareholder, a person which holds Shares as trustee pursuant to a grantor trust in which that Shareholder is the sole beneficiary; (e) in relation to any individual, certain family members; and (f) in relation to ECO, any company, partnership or fund which is under the management of the Advent network or any Affiliate of any such company, partnership or fund. Prior to an initial public offering of at least 20% of PCI's common stock, Shareholders may only transfer Shares to Qualified Persons (as hereinafter defined) and only under certain restrictions. The term "Qualified Person" means any person or entity (i) that does not engage in any of the businesses of telephony, telecommunications, programming or cable television in any city in Poland where PCI or any direct or indirect subsidiary of PCI engages in that line of business, (ii) whose ownership of Shares would not cause PCI to lose, or fail to obtain, or result in a limitation of, a license, permit, certificate, deed or approval material to the operations of PCI and its subsidiaries, and (iii) the transfer of Shares to whom would not require PCI to become a reporting company pursuant to Section 12 of the Exchange Act. If any Shareholder wishes to sell less than 21% of its Shares of any class, or if Mr. Freedman, CACMT, or Steele LLC (or AESOP, if and when it becomes a party to the Shareholders' Agreement) wishes to sell all or any portion of their Shares of any class, then certain other Shareholders have rights of first negotiation with respect to the Shares offered by the Shareholder wishing to sell. If ECO or PIH wishes to sell 21% or more of its Shares of any class to a Qualified Person, the Shareholder wishing to sell must procure an offer from that Qualified Person to purchase on the same terms for all the outstanding Shares of all the Applicable Stock (as hereinafter defined); and certain other Shareholders have a right of first refusal on all such Shares before the Qualified Person may purchase them. The term "Applicable Stock" means, with respect to an offer for the Common Stock and/or Series B Preferred Stock, the Common Stock and the Series B Preferred Stock; and with respect to an offer for Series A Preferred Stock and/or Series C Preferred Stock, the Series A Preferred Stock and the Series C Preferred Stock.

     In the event that a third-party offers to purchase all of the outstanding stock of PCI and holders of 65% of voting securities of PCI vote to accept the offer to sell their shares to the third party, all of the Shareholders are required to accept the offer. If a third-party purchaser offers to purchase all or substantially all of the assets of PCI and the Board of Directors approves said sale, the Shareholders are required to consummate the sale.

     The Shareholders' Agreement also contains a buy-sell provision which is available to the ECO Group and the Chase Group if (i) an item requiring supermajority vote under PCI's Certificate of Incorporation is voted against by the Board of Directors upon submission and re-submission by the same group, (ii) there is no quorum at two successive meetings of the Board of Directors and the absence of quorum is caused by the directors of the same group, (iii) PCI fails to redeem any series of preferred stock on the date set for mandatory redemption under the Certificate of Incorporation, (iv) PCI fails to comply with certain obligations under, or waives certain rights or refuses to accept certain benefits under, the ECO Stock Purchase Agreement, or (v) either shareholder group fails to use its best efforts to ensure that the drag-down provisions described below become effective. Subject to the satisfaction of certain procedural requirements, the buy-sell provision allows the group entitled to exercise the buy-sell option (the "Initiating Group") to place a valuation on PCI and value all classes of securities held by the responding group (the "Responding Group"). Then, the Responding Group may elect either to sell all of its Shares to the Initiating Group at a price derived from the Initiating Group's valuation of PCI, or to require the Initiating Group to purchase all of the Responding Group's Shares at the price derived from the Initiating Group's valuation of PCI.

     The Shareholders' Agreement also contains restrictions on the rights of Shareholders to pledge, hypothecate or otherwise encumber their Shares.

     The Shareholders' Agreement also provides that on or about March 29, 2001, the Shareholders will retain an investment bank to evaluate the sale, refinancing, public offering or other alternative to maximizing the value of the Common Stock. If an investment bankers is not retained by PCI or PCI has not otherwise adopted a plan for maximizing the value of the Common Stock by March 29, 2002, the Shareholders Agreement requires the Shareholders to hire an investment bank to secure a purchaser for PCI.

     In the drag-down provisions of the Shareholders' Agreement, the Shareholders agreed that they would take all actions necessary or desirable, including the use of their voting power, to cause certain changes to the constituent documents, management structures, and decision-making processes of PCI's subsidiaries and those of PCBV.

     In addition, the Shareholders' Agreement requires that any transferee of shares held by any of the parties to the Shareholders' Agreement sign an accession agreement pursuant to which the transferee shall be bound to the terms of the Shareholders' Agreement.

     The Shareholders' Agreement contains covenants against competition that limit the ability of the Shareholders and of certain other persons and entities connected with the Shareholders to engage in certain kinds of business in Poland.

     The Shareholders' Agreement remains effective until the earlier of the following events: (i) Shareholders holding at least 65% of the total voting power agree to terminate the Shareholders' Agreement, (ii) an initial public offering of at least 20% of PCI's common stock, or (iii) the date on which no party to the Shareholders' Agreement holds any Shares.

PCI REGISTRATION RIGHTS AGREEMENT

     Also in connection with the Advent Stock Purchase Agreement, PCI entered into a registration rights agreement (the "Shareholder Registration Rights Agreement") with PIH, ECO, Mr. Freedman, Steele LLC and AESOP (in the event that it executes the Shareholder Registration Rights Agreement) (collectively, the "Rightsholders"). Pursuant to the Shareholder Registration Rights Agreement, PIH and ECO will, after March 29, 1999, have the right under certain circumstances to demand that PCI register their shares of Common Stock under the Securities Act. After March 29, 2001, PIH and ECO will have the right to demand that PCI register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act. In addition, if PCI proposes to register any of its securities under the Securities Act (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right, until March 29, 2004, to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004 and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of demand registrations that can be required by PIH and ECO.

PCBV SHAREHOLDERS' AGREEMENT

     PCI holds 92.3% of the issued and outstanding capital stock of PCBV which owns 100% of the issued and outstanding capital stock of each of PTK-Krakow, PTK-Warsaw, and 49% of the issued and outstanding capital stock of PTK-Ryntronik, as well as approximately 98% of the issued and outstanding capital stock of PTK, S.A.

     The following is a summary of the shareholders' agreement (the "PCBV Shareholders' Agreement") entered into by and among Frank N. Cooper, Reece Communications, Inc., Rutter-Dunn Communications, Inc., and Poland Cablevision U.S.A., Inc. (collectively, the "Minority Shareholders"), PCI, and PCBV on March 8, 1990, as amended. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the PCBV Shareholders' Agreement. The parties to the PCBV Shareholders' Agreement other than PCBV are hereinafter referred to as the "PCBV Shareholders." Shares of the capital stock of PCBV are hereinafter referred to as "PCBV Shares."

     The PCBV Shareholders' Agreement protects shareholdings of each Minority Shareholder from dilution, by requiring that the PCBV Shares of each Minority Shareholder must continue to represent a constant percentage of the total equity in PCBV and of the total votes to be cast by the PCBV Shareholders on any subject, regardless of changes to the capital structure of PCBV and regardless of any additional equity funds that may be contributed to PCBV by PCI.

     The PCBV Shareholders' Agreement contains restrictions on the PCBV Shareholders' ability to sell, pledge, hypothecate or otherwise transfer or encumber their PCBV Shares. In addition, PCBV Shareholders have the right of first refusal to purchase PCBV Shares upon the death of an individual PCBV Shareholder, and upon the liquidation, dissolution or other termination of a corporate PCBV Shareholder. Furthermore, PCI has the right of first refusal to purchase PCBV Shares from Minority Shareholders, and the Minority Shareholders have the right of first refusal to purchase PCBV Shares from PCI, before such shares can be sold to a third party.

     The PCBV Shareholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Shareholders. If the managing board of PCBV solicits and receives loans from any of the PCBV Shareholders, the loans cannot bear interest at a rate exceeding 10% per annum.

     Under the PCBV Shareholders' Agreement, PCI has the option to purchase the PCBV Shares owned by the Minority Shareholders upon the satisfaction of certain conditions. These conditions involve the number of subscribers obtained by PTK, S.A. in nine specified cities in Poland. On each occasion when the subscriber count in one of these specified cities reaches the number prescribed in the PCBV Shareholders' Agreement, one-ninth of the Minority Shareholders' PCBV Shares become available for purchase by PCI for a period of approximately 60 to 90 days. The option periods have expired with respect to a number of the specified cities.

     The PCBV Shareholders' Agreement also includes covenants against competition that limit the ability of each PCBV Shareholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such PCBV Shareholder ceases to be a PCBV Shareholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. See "Prospectus Summary -- Current Organizational Structure." Under the PCBV Shareholders' Agreement, the Minority Shareholders have a claim against 7.7% of the profits and equity of such entities and, under a supplemental agreement, PCI has agreed to share the profits of these entities with the Minority Shareholders on a pro rata basis. In addition, PCI is negotiating to buy, and has made an offer to buy, the outstanding PCBV Shares held by the Minority Shareholders. See "Use of Proceeds."

VOTING AGREEMENT

     Pursuant to the Voting Agreement among PIH, Mr. Freedman and Steele LLC dated as of March 29, 1996, David Chase received an irrevocable proxy to vote all of the 13,686 Voting Agreement Shares on all corporate actions. The Cheryl Anne Chase Marital Trust, which received its shares from Mr. Freedman, signed an accession agreement on November 22, 1996. Pursuant to the Voting Agreement, Mr. Chase was appointed as the Chase Group Representative (as defined in the Shareholders' Agreement). The Voting Agreement also contains restrictions on the transferability of Voting Agreement Shares subject to the irrevocable proxy during the term of the Voting Agreement.

SERVICE AGREEMENTS

     PCI has entered into service agreements with PCBV and other of its direct and indirect subsidiaries (the "Service Agreements"), including Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow pursuant to which PCI provides various services, including administrative, technical, managerial, financial, operational and marketing services to each of the subsidiaries and PCBV serves as PCI's agent. PCI also entered into a service agreement, dated August 31, 1995, with PCBV and ETV, whereby PCBV is the principal service provider and PCI acts as agent to PCBV (the "ETV Service Agreement"). The services provided under these agreements are intended to enable the subsidiaries to construct, develop, operate and manage cable television systems throughout Poland. Except for the ETV Service Agreement, which requires ETV to pay $18,740 per calendar quarter to PCBV, the Service Agreements provide that the subsidiaries will each pay to PCI or PCBV, as the case may be, a fee of $10,000 per calendar quarter for performing general administrative services, and a commercially reasonable rate for legal, financial and other specific professional services. With the exception of the ETV Service Agreement, if a subsidiary is obligated to pay fees to PCI pursuant to a management agreement (described below), any fee payable under the Service Agreements is waived. The Service Agreements also typically require the subsidiaries to reimburse PCBV for any reasonable out-of-pocket expenses incurred by PCBV or PCI, acting as agent for PCBV, including salaries and benefits, housing allowances, travel expenses, and equipment supply or other goods costs. The agreements expire on December 31, 1998, but will automatically be extended for successive one-year periods unless a party gives notice on or before January 31, in which case the agreement will terminate at the end of the calendar year during which such notice was provided.

MANAGEMENT AGREEMENTS

     PCI has entered into management agreements with Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow. The agreements typically provide that the subsidiary will pay to PCI an annual consulting fee of $320,000 when and to the extent that the subsidiary's net income exceeds zero and in exchange for organizational and consulting services rendered by PCI. Telkat pays to PCI an annual consulting fee of only $160,000. The management agreements also provide for an initial term ending as of the end of the calendar year during which they became effective, and provide for successive renewals for one-year periods unless the agreement is terminated in writing with at least thirty days notice by either party.

CORPORATE OVERHEAD ALLOCATION AGREEMENT

     PCI has entered into a Corporate Overhead Allocation Agreement, dated January 1, 1996 (the "Allocation Agreement"), with PTK, S.A., PTK-Warsaw, PTK-Ryntronik, PTK-Krakow, PTK-Szczecin, PTK-Lublin, ETV, PTK-Telkat and Poltelkab (collectively the "PTK Companies"), and PCBV. The Allocation Agreement provides that costs incurred by PCI or PCBV, acting as PCI's agent, with regard to the Service Agreements and as otherwise requested by the PTK Companies shall be allocated and charged to particular PTK Companies in the event they are directly attributable to such subsidiaries, and shall otherwise be allocated equally among each of the PTK Companies. With regard to services rendered and costs incurred by subsidiaries for the benefit of some or all of the PTK Companies, which include costs associated with maintaining a central office in Warsaw, legal expenses, expenses relating to governmental relationships and approvals, programming services, accounting, management information systems services, and salaries associated with personnel whose duties clearly benefit other PTK Companies, the Allocation Agreement provides that such expenses shall be allocated between by the PTK Companies. The Allocation Agreement terminates on December 31, 1998, but is automatically renewed for successive one-year periods unless at least thirty days written notice of termination is provided by PCI or PCBV or any subsidiary, with respect to itself.

                          DESCRIPTION OF INDEBTEDNESS

CREDIT AGREEMENT WITH THE AMERICAN BANK IN POLAND, S.A.

     In August 1996, PCI entered into a credit agreement establishing a revolving loan facility (the "1996 Facility") which allows PCI to borrow up to a maximum principal amount of $6.5 million in multiple disbursements on or before December 31, 1998. As of December 31, 1996 approximately $550,000 was outstanding under the 1996 Facility. As of the date hereof, there is no amount outstanding under the facility. The Company will be able to utilize this facility for future borrowings (subject to the limitations in the Indenture with regard to incurrence of additional indebtedness).

     In addition to an arrangement fee of approximately $50,000 and an annual charge of 0.25% of the undrawn funds, PCI is required to pay interest on any outstanding principal amount under the 1996 Facility at a rate equal to the three-month LIBOR on the date of disbursement plus 3%. The outstanding principal amount under the 1996 Facility and accrued interest thereon amount is due in full on August 20, 1999. As of December 31, 1996, the interest rate on this loan equaled 8.60%. Acceleration of repayment of amounts outstanding under the 1996 Facility may be triggered by certain conditions of default, which include customary terms associated with revolving loan facilities. In the event of a default, PCI shall pay an additional penalty of 15% per annum on the outstanding principal amount under the 1996 Facility. Pursuant to the 1996

Facility, the Company is subject to certain informational and notice requirements but is not subject to restrictive covenants.

     Amounts outstanding under the 1996 Facility are secured by promissory notes en blanc from PTK-Warsaw, PTK-Krakow, PTK-Lublin, and pledges of up to all of the shares of PTK-Warsaw and PTK-Krakow owned by PCBV and all of the shares of PTK-Lublin owned by Poltelkab.

INTER-COMPANY INDEBTEDNESS

     PCI has entered into a series of grid notes pursuant to which, as of April 30, 1997, it had loaned approximately $112.5 million to PCBV, $3.0 million to PTK-Szczecin, $0.2 million to PTK-Lublin and $4.7 million to Poltelkab (the "Grid Notes"). The Grid Note between PCI and PCBV is a revolving credit facility which calls for the borrower to pay 10% interest, payable semi-annually, on the outstanding principal amount and contain standard events of default for related-party indebtedness. The Grid Note between PCI and PCBV matures before October 31, 2003. The Grid Note between PCI and PTK-Szczecin, the Grid Note between PCI and PTK-Lublin and the Grid Note between PCI and Poltelkab are revolving credit facilities on which 10% interest compounds monthly and which mature on June 30, 1999.

     PCBV, in turn, entered into a series of 10% grid notes pursuant to which, as of April 30, 1997, PCBV had loaned approximately $83.8 million to PTK S.A., PTK-Warsaw, PTK-Ryntronik and PTK-Krakow (the "PCBV Grid Notes"). The PCBV Grid Notes are revolving credit facilities which call for the borrower to pay interest of 10% per annum, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. One of these PCBV Grid Notes becomes due on June 10, 1998 and the other is due on demand. The PCBV Grid Notes between PCBV and PTK-Ryntronik, PTK-Warsaw and PTK-Krakow all become due on June 30, 1999.

     The Issuer pledged to the Trustee for the benefit of the holders of the Notes, the Pledged Debt which consisted of Grid Notes issued by PCBV of a minimum aggregate principal amount, together with cash at the Issuer, equal to 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes offered hereby are issued under an indenture dated as of October 31, 1996 (the "Indenture") between PCI, as issuer, and State Street bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. Upon the issuance of the Exchange Notes, if any, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in this summary, see "-- Certain Definitions."

GENERAL

     The Notes are senior obligations of PCI limited to $130 million aggregate principal amount. The Notes will mature on November 1, 2003. Each Note bears interest at the rate set forth on the cover page hereof from October 31, 1996 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on May 1, 1997 and semiannually thereafter on May 1 and November 1 in each year (each, an "Interest Payment Date") until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the April 15 or October 15 preceding such interest payment date. The Exchange Notes issued in exchange for Old Notes will accrue interest from the later of October 31, 1996, the Issue Date, or the last day interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old Notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the interest rate may increase from the rate set forth on the front cover hereof are described below under "Exchange Offer; Registration Rights."

     Principal of (premium, if any, on) and interest on the Notes is payable, and the Notes are exchangeable and transferable, at the office or agency of PCI in The City of New York maintained for such purposes (which initially will be the office of the Trustee); provided, however, that payment of interest may be made at the option of PCI by check mailed to the address of the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Notes are issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but PCI may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

RANKING

     The indebtedness of PCI evidenced by the Notes ranks senior in right of payment to all indebtedness of PCI subordinated to the Notes and pari passu in right of payment with all other existing and future unsubordinated indebtedness of PCI.

     PCI is a holding company with limited assets and no business operations of its own. PCI operates its business through its subsidiaries. Any right of PCI and its creditors, including holders of the Notes, to participate in the assets of any of PCI's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. PCI has pledged to the Trustee for the benefit of the holders of Notes the Pledged Debt issued by PCBV, of a minimum aggregate principal amount, together with cash and cash equivalents of PCI, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of the holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting PCI or PCBV from amending, waiving any rights under, pledging or terminating any intercompany notes other than the Pledged Debt. For a discussion of certain adverse consequences of PCI being a holding company and of the terms of certain existing and potential future indebtedness of PCI and its subsidiaries, see "Risk Factors -- Holding Company Structure."

SINKING FUND

     The Notes are not entitled to the benefit of any sinking fund.

REDEMPTION

     At any time or from time to time prior to November 1, 1999 PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the Notes with some or all of the net proceeds of one or more Public Equity Offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the Notes remains outstanding.

     In addition, (a) upon the occurrence of a Change of Control, each holder of Notes has the right to require that PCI purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), and (b) upon the occurrence of an Asset Sale, PCI may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount of such Notes, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates). See "-- Certain Covenants -- Purchase of Notes upon a Change of Control" and "-- Limitation on Sale of Assets," respectively.

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee shall deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108)

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Additional Indebtedness. PCI will not, and will not permit any Subsidiary, directly or indirectly, to create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that (a) PCI will be permitted to incur Indebtedness and
(b) any Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such incurrence to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be greater than zero and less than or equal to 6.0 to 1.

     Limitation on Restricted Payments. PCI will not make, and will not permit any Subsidiary to make, directly or indirectly, any Restricted Payment unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, PCI would be able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date would not exceed an amount equal to the sum of (i) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) the product of (1) 1.5 and (2) the cumulative Consolidated Interest Expense of PCI determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of PCI are available preceding the date of such Restricted Payment (or if such difference shall be a negative number, minus 100% of such number), plus
     (ii) the aggregate Net Cash Proceeds received by PCI either (x) as capital contributions to PCI after the Issue Date or (y) from the issue or sale (other than to a Subsidiary) of Capital Stock of PCI (other than Redeemable Capital Stock) on or after the Issue Date, excluding in the case of each of the preceding subclauses (x) and (y) any Net Cash Proceeds that are, promptly following receipt, invested in accordance with clause (b), (c) or
     (f) of the next following paragraph, plus (iii) the aggregate Net Cash Proceeds received by PCI from the issuance (other than to a Subsidiary) on or after the Issue Date of its Capital Stock (other than Redeemable Capital Stock) upon the conversion of, or exchange for, Indebtedness of PCI issued after the Issue Date, plus (iv) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than in the case contemplated by clause (v) hereof) an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (v) in the case of Investments made in any Person other than a Subsidiary, the total amount of such Investments constituting Restricted Payments if and when such Person becomes a Subsidiary less any amounts previously credited pursuant to clause (iv).

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant prohibit (a) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of the Indenture; (b) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of PCI in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, shares of Capital Stock of PCI (other than Redeemable Capital Stock); (c) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Subsidiary) of (i) Capital Stock (other than Redeemable Capital Stock) of PCI or (ii) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the 180th day after the Stated Maturity of the Notes; (d) so long as no Default shall have occurred and be continuing, Investments by PCI or any Subsidiary in a Person (other than a Subsidiary) that operates or has been formed to operate a Cable/Telecommunications Business or that holds a license to operate a Cable/Telecommunications Business in an amount not to exceed $10 million (or, if non-U.S Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; (e) the extension by PCI and the Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (f) Investments in Unrestricted Subsidiaries promptly made with the proceeds of a substantially concurrent (i) capital contribution to PCI or (ii) issue or sale of Capital Stock (other than Redeemable Capital Stock) of PCI; (g) so long as no Default shall have occurred and be continuing, Investments by PCI or any Subsidiary in any Person (including any Management Company or any Unrestricted Subsidiary) that produces or has been formed to produce television programming or operates a business reasonably related thereto in an amount not to exceed $5 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) in any year and not to exceed $15 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; (h) Use of Proceeds Payments; and (i) payments made pursuant to the Shareholder Registration Rights Agreement.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (a), (d) and (g) above shall be included as Restricted Payments.

     Limitation on Issuances and Sales of Capital Stock of Subsidiaries. (a) PCI (i) will not permit any Subsidiary to issue any Capital Stock (other than to PCI or a Subsidiary) and (ii) will not permit any Person (other than PCI, an Authorized Prior Owner or a Subsidiary) to own any Capital Stock of any Subsidiary; provided, however, that this covenant shall not prohibit (w) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary in compliance with the other provisions of the Indenture, (x) issuances of Capital Stock by a non-Wholly Owned Subsidiary if, after giving effect to such issuance, PCI or any other Subsidiary maintains its percentage ownership of such non-Wholly Owned Subsidiary, (y) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Subsidiary, to the extent mandated by applicable law or
(z) the issuance of Capital Stock of any Subsidiary in connection with a Cable/Telecommunications Acquisition.

     (b) PCI will not permit the direct or indirect ownership of PCI or any Subsidiary in the Capital Stock of any Management Company to fall below the maximum ownership percentage permitted by applicable law; provided that any such increase in such ownership of the Capital Stock of any Management Company required by any such change in applicable law shall not be required to be completed prior to 365 days from the effective date of such change in applicable law; provided further that PCI and the Subsidiaries may sell all, but not less than all, of their Capital Stock of any Management Company in accordance with the provisions of the "Limitation on Sale of Assets" covenant.

     Limitation on Transactions with Affiliates. (a) PCI will not, and will not permit any Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of PCI (other than PCI or a Majority Owned Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to PCI or such Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5 million, PCI shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Directors of the Board of Directors of PCI, or PCI has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to PCI or such Subsidiary, as the case may be, from a financial point of view and (iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $10 million, PCI shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors, or in the event no members of the Board of Directors of PCI are Disinterested Directors with respect to any transaction or series of transactions included in this clause (iii), PCI shall obtain an opinion from a nationally recognized investment banking firm as described above; provided, however that this provision will not restrict (1) any transaction by PCI or any Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business, including, without limitation, transactions related to the purchase, sale or distribution of programming, (2) PCI from paying reasonable and customary regular compensation and fees to directors of PCI or any Subsidiary who are not employees of PCI or any Subsidiary, (3) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board, (4) any transactions pursuant to a Management Agreement, (5) PCI or any Subsidiary from making any Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant or (6) (x) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into prior to the Issue Date and is listed in an exhibit to the Indenture or the Ryntronik Agreement; (y) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into after the Issue Date and has substantially similar terms as, and is no less favorable to PCI or any Subsidiary than, the Management Contracts, Overhead Agreements or Service Agreements, as the case may be, listed in the exhibit to the Indenture.

     (b) PCI will not, and will not permit any Subsidiary to, amend, modify, or in any way alter the terms of any Management Agreement, Management Contract, Overhead Agreement or Service Agreement or the Ryntronik Agreement in a manner materially adverse to PCI other than (i) by adding new Subsidiaries to a Management Agreement, (ii) amendments, modifications or alterations required by applicable law, (iii) amendments, modifications or alterations made to increase PCI's control over, or interest in, any Management Company or (iv) amendments, modifications or alterations that are approved by a majority of the Disinterested Directors of the Board of Directors of PCI.

     Limitation on Liens. PCI will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured.

     Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries. (a) PCI will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of PCI unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least pari passu with any guarantee of Pari Passu Indebtedness; provided that this paragraph (a) shall not be applicable to (i) any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary or (ii) any guarantee of any Subsidiary of Senior Bank Indebtedness.

     (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of PCI, of all of PCI's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of PCI described in the preceding paragraph of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of PCI has been guaranteed by such Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

     Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that PCI purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, PCI shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (a) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;
(b) that any Note not tendered will continue to accrue interest; (c) that, unless PCI defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (d) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1016)

     If a Change of Control Offer is made, there can be no assurance that PCI will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of PCI to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of PCI's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require PCI to purchase the Notes and PCI elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require PCI to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring PCI in a transaction which constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require PCI to purchase such Notes in the event of a highly leveraged transaction or certain transactions with PCI's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving PCI (including, in certain circumstances, an acquisition of PCI by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving PCI's management or its affiliates, or a transaction involving a recapitalization of PCI, would result in a Change of Control if it is the type of transaction specified by such definition.

     PCI will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. (Section 1016)

     PCI will not enter into any agreement that would prohibit PCI from making a Change of Control Offer to purchase the Notes or if such Change of Control Offer is made, to pay for the Notes tendered for purchase. (Section 1016)

     Limitation on Sale of Assets. (a) PCI will not, and will not permit any Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by PCI or such Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of PCI, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by PCI or the relevant Subsidiary in respect of such Asset Sale consists of at least 85% cash or Cash Equivalents.

     (b) If PCI or any Subsidiary engages in an Asset Sale, PCI may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds, (i) to permanently repay or prepay any then outstanding Senior Bank Indebtedness of PCI or a Subsidiary, (ii) to invest in any one or more business, capital expenditure or other tangible asset of PCI or any Subsidiary, in each case, engaged, used or useful in a Cable/Telecommunications Business of PCI and its Subsidiaries (or enter into a legally binding agreement to do so) or (iii) to invest in properties or assets that replace the properties and assets that are the subject to such Asset Sale (or enter into a legally binding agreement to do so). If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then PCI may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause
(ii) or (iii) (without regard to the parenthetical contained in clauses (ii) or (iii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10,000,000, PCI shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, PCI may use such additional Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1017)

     (d) If PCI becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by PCI, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for PCI to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered.

     (e) PCI will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Excess Proceeds Offer.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. PCI will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to PCI or any other Subsidiary, (c) make Investments in PCI or any other Subsidiary, (d) transfer any of its properties or assets to PCI or any other Subsidiary or (e) guarantee any Indebtedness of PCI or any other Subsidiary, except in all such cases for such encumbrances or restrictions existing under or by reason of (i) any agreement or instrument in effect on the date of the Indenture and listed on Schedule A attached to the Indenture, (ii) applicable law or regulation (including corporate governance provisions required by applicable law and regulations of the National Bank of Poland), (iii) customary non-assignment provisions of any lease governing a leasehold interest of PCI or any Subsidiary,
(iv) any agreement or other instrument of a Person acquired by PCI or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any mortgage or other Lien on real property acquired or improved by PCI or any Subsidiary after the date of the Indenture that prohibit transfers of the type described in (d) above with respect to such real property, (vi) with respect to a Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of PCI's Capital Stock in, or substantially all the assets of, such Subsidiary, (vii) the refinancing of Indebtedness incurred under the agreements listed on Schedule A attached to the Indenture or described in clause (v) above, so long as such encumbrances or restrictions are no less favorable in any material respect to PCI or any Subsidiary than those contained in the respective agreement as in effect on the date of the Indenture, (viii) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien, (ix) any agreement or instrument governing or relating to Senior Bank Indebtedness (an "Indebtedness Instrument") if such encumbrance or restriction applies only (x) to amounts which at any point in time (other than during such periods as are described in the following clause (y)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal (after giving effect to any realization by PCI under any applicable Currency Agreement), or (2) if paid, would result in an event described in the following clause (y) of this sentence, or (y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Senior Bank Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, or (x) arising or agreed to in the ordinary course of business, not relating to any Indebtedness and that do not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of PCI or any Subsidiary in any manner material to PCI or any Subsidiary.

     Limitation on Investments in Unrestricted Subsidiaries. PCI will not make, and will not permit any of its Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (a) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by PCI or a Subsidiary and
(b) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of PCI (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (a)).

     Limitation on Lines of Business. PCI will not, and will not permit any Subsidiary of PCI to, engage in any business other than the Cable/Telecommunications Business. In addition, PCI will not transfer, and will not permit any Subsidiary to transfer, to any Person (other than PCI or any Subsidiary) (a) any of the licenses, permits or authorizations used in the Cable/Telecommunications Business of PCI and its Subsidiar-ies on the Issue Date or (b) any material portion of the property and equipment of PCI or any Subsidiary used in the territories covered by the Cable/Telecommunications Business of PCI and the Subsidiaries as it exists on the Issue Date; provided that Company and the Subsidiaries may make Asset Sales in compliance with the "Limitation on Sale of Assets" covenant and pledge property and assets to the extent permitted under the "Limitation on Liens" covenant.

     Provision of Financial Statements and Reports. (a) Prior to the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, PCI will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless PCI furnishes information to the Commission pursuant to Section 13 or 15(d) of the Securities Act.

     (b) After the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, PCI will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not PCI has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that PCI would be required to file if it were subject to Section 13 or 15 of the Exchange Act. PCI will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which PCI files such reports and documents with the Commission or the date on which PCI would be required to file such reports and documents if PCI were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at PCI's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     PCI will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and PCI will not permit any Subsidiary to enter into any such transaction, or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of PCI and its Subsidiaries on a consolidated basis to any Person or Persons, unless: (a) either (i) PCI shall be the surviving corporation or (ii) the Person (if other than PCI) formed by such consolidation or into which PCI or PCI and its Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of PCI or PCI and its Subsidiaries, as the case may be, (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) shall expressly assume, by an indenture supplemental to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, PCI's obligations for the due and punctual payment of the principal of (or premium, if any, on) and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of PCI to be performed or observed; (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of PCI or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (c) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of PCI are available prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), PCI (or the Surviving Entity if PCI is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso to the "Limitation on Additional Indebtedness" covenant; (d) if any of the property or assets of PCI or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with; and (e) PCI or the Surviving Entity shall have delivered to the Trustee an

Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of the Indenture. (Section 801).

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all of substantially all of the properties and assets of PCI in accordance with the immediately preceding paragraph in which PCI is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, PCI under the Indenture, with the same effect as if such successor had been named as PCI therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

     The following constitute "Events of Default" under the Indenture:

          (a) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of or premium, if any, on any Note at its Maturity;

          (c) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

          (d) default in the performance, or breach, of any covenant or agreement of PCI contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the Indenture) and continuance of such default or breach for a period of 30 days after written notice shall have been given to PCI by the Trustee or to PCI and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (e) (i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of PCI or any Significant Subsidiary aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of PCI or any Significant Subsidiary aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

          (f) any holder or holders (or any Person acting on any such holder's behalf) of any Indebtedness in excess of $5 million in the aggregate of PCI or any Significant Subsidiary shall, subsequent to the occurrence of a default with respect to such Indebtedness, notify the Trustee of the intended sale or disposition of any assets of PCI or any Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets of PCI or any Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of PCI or any Subsidiary or in accordance with applicable law;

          (g) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against PCI or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $5 million and either
     (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

          (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary; and

          (i) breach by PCI of any material representation or warranty set forth in the Pledge Agreement, or default by PCI in the performance of any covenant set forth in the Pledge Agreement, or repudiation by PCI of its obligations under the Pledge Agreement or the unenforceability of any material provision of the Pledge Agreement for any reason.

     If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to PCI (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to PCI and the Trustee, may rescind such declaration and its consequences if (a) PCI has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section
502)

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. (Section 601)

     PCI is required to furnish to the Trustee annual and quarterly statements as to the performance by PCI of its obligations under the Indenture and as to any default in such performance. PCI is also required to notify the Trustee within five business days of the occurrence of any Default.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of PCI, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquired any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

     PCI may, at its option and at any time, elect to have the obligations of PCI upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that PCI will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) PCI's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee and (d) the defeasance provisions of the Indenture. In addition, PCI may, at its option and at any time, elect to have the obligations of PCI released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Section 1301, 1302 and 1303)

     In order to exercise either defeasance or covenant defeasance, (a) PCI must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (b) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which PCI is a party or by which it is bound; (d) in the case of defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States stating that PCI has received from, or there has been published by, the Internal Revenue Service a ruling, or since the effective date of the Registration Statement, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (f) in the case of defeasance or covenant defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) PCI shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by PCI with the intent of preferring the holders of the Notes over the other creditors of PCI with the intent of hindering, delaying or defrauding creditors of PCI; and (h) PCI shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of PCI, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of PCI, and PCI has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) PCI has paid or caused to be paid all sums payable under the Indenture by PCI; and (c) PCI has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

AMENDMENTS AND WAIVERS

     With certain exceptions, modifications and amendments of the Indenture may be made by PCI and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (b) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; (c) modify any provisions described under "-- Amendments and Waivers" or "-- Events of Default," except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note; or (d) amend, change or modify the obligation of PCI to make and consummate a Change of Control Offer in the event of a Change of Control or an Excess Proceeds Offer in connection with any Asset Sale or modify any of the provisions or definitions with respect thereto. (Section 902)

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of PCI, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

EXCHANGE OFFER; REGISTRATION RIGHTS

     PCI has entered into a registration rights agreement with the Initial Purchaser (the "Registration Rights Agreement") pursuant to which PCI agreed, for the benefit of the holders of the Old Notes, at PCI's cost, (a) to use its best efforts to file the Exchange Offer Registration Statement of which this Prospectus is a part within 90 days after the Issue Date (January 29, 1997) with the Commission with respect to the Exchange Offer for the Exchange Notes, which will have terms identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described below) and (b) to use its best efforts to cause this Registration Statement to be declared effective under the Securities Act by May 29, 1997. As soon as practicable, but in no event more than one week, after this Registration Statement is declared effective, PCI will offer to the holders of Old Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Old Notes for the Exchange Notes. PCI will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to PCI pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

     Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

     Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (a) it is not an affiliate of PCI, (b) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (c) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities, it will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, PCI is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     In the event that (a) any changes in law or the applicable interpretations of the staff of the Commission do not permit PCI to effect the Exchange Offer;
(b) if for any reason the Exchange Offer is not consummated by June 28, 1997;
(c) any holder of Notes notifies PCI within a specified time period that (i) due to a change in law or Commission policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or Commission policy it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in this Registration Statement is not appropriate or available for such resales by such holder or
(iii) it is a broker-dealer and owns Notes acquired directly from PCI or an affiliate of PCI; or (d) the holders of a majority of the Notes may not resell the Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, PCI will, at its cost, as promptly as practicable, file a Shelf Registration Statement covering resales of the Notes by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purpose of the foregoing, the "Notes" means each Old Note until
(a) such Old Note has been exchanged for a freely transferable Exchange Note upon consummation of the Exchange Offer, (b) such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (c) such Old Note is sold to the public pursuant to Rule 144(k) (or any similar provision, but not Rule 144A) under the Securities Act. PCI will use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by July 28, 1997 and use its best efforts to keep effective (except in certain limited periods) the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchaser pursuant to clause (c)(iii) above). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to generally permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to January 30, 1997, (b) the Exchange Offer Registration Statement is not declared effective on or prior to May 29, 1997, (c) the Exchange Offer is not consummated on or prior to June 28, 1997, or, as the case may be, a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to July 28, 1997 or (d) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable (except in certain limited periods) (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the interest rate borne by the Notes shall be increased by an amount equal to one-half of one percent (0.5%) per annum, with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospects is a part.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition; provided that, for purposes of the "Limitation on Additional Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of PCI are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (a) all Subsidiaries of PCI on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been Subsidiaries at all times during such fiscal quarter and (b) any Unrestricted Subsidiary of PCI on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of PCI or a Subsidiary (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Asset Acquisition" means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by PCI or any Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by PCI or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be merged with or into PCI or any Subsidiary or (b) any acquisition by PCI or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than PCI or a Subsidiary in one transaction or a series of related transactions, of
(a) any Capital Stock of any Subsidiary, (b) any material license or other authorization of PCI or any Subsidiary pertaining to a Cable/Telecommunications Business, (c) any assets of PCI or any Subsidiary which constitute substantially all of an operating unit or line of business of PCI and its Subsidiaries or (d) any other property or asset of PCI or any Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term

"Asset Sale" shall not include (a) any disposition of properties and assets of PCI that is governed under "Consolidation, Merger and Sale of Assets" above, (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of PCI or any Subsidiary, as the case may be, (c) for purposes of the covenant "Limitation on Sale of Assets," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (i) involving assets with a Fair Market Value not in excess of $500,000 (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) or (ii) as part of a Capitalized Lease Obligation and (d) any transfer by PCI or a Subsidiary of property or equipment to a Person who is not an Affiliate of PCI in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause
(d), PCI shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (d).

     "Authorized Prior Owner" means any Person from whom PCI or any Subsidiary made a Cable/Telecommunications Acquisition; provided that any such Person shall be an Authorized Prior Owner only with respect to the business, assets or properties acquired in such Cable/Telecommunications Acquisition.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state law, or any similar law of any other jurisdiction, relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Cable/Telecommunications Acquisition" means an Asset Acquisition, including, without limitation, the portion of the consideration paid for an Asset Acquisition that is allocated to non-compete arrangements, of properties or assets to be used in a Cable/Telecommunications Business or of the Capital Stock of any Person that becomes a Subsidiary, provided such Person's assets and properties consist principally of properties or assets that will be used in a Cable/Telecommunications Business.

     "Cable/Telecommunications Business" means any business operating a cable or telephone or telecommunications system in the European Continent or any business reasonably related thereto, including, without limitation, any business conducted by PCI or any Subsidiary on the Issue Date and any video or music programming, distribution, production or licensing business and any programming guide or telephone directory business.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; and (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of PCI and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of PCI; (b) PCI consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into PCI, in any such event pursuant to a transaction in which the outstanding Voting Stock of PCI is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of PCI is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of PCI) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by PCI as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of PCI (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of PCI, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PCI then in office; or (d) PCI is liquidated or dissolved or a special resolution is passed by the shareholders of PCI approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sales of Assets."

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of PCI and the Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of PCI and its Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by PCI, provided that such amount will be limited for purposes of this definition to the amount that would have been obtained if such interest had been capitalized at the interest rate for the Notes, and (vi) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (b) the interest component of Capitalized Lease Obligations of PCI and its Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of PCI and all Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (in each case less all fees and expenses relating thereto), (b) any net after-tax gains or losses (in each case less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than PCI or a Subsidiary), including Unrestricted Subsidiaries, in which PCI or any Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to PCI or any Subsidiary in cash dividends or distributions during such period, (d) net income (or loss) of any Person combined with PCI or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) except with respect to any encumbrance or restriction described in clause (ii) of the "Limitation on Dividends and Other Payment Restrictions" covenant, the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders and (f) any non-cash items of PCI and any Subsidiary (including monetary corrections) increasing or decreasing Consolidated Net Income for such period (other than items that will result or have resulted in the receipt or payment of cash).

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of PCI and its Subsidiaries for such period increased by (in each case to the extent included in computing Consolidated Net Income) the sum of (a) the Consolidated Income Tax Expense of PCI and its Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (b) Consolidated Interest Expense for such period; (c) depreciation of PCI and its Subsidiaries for such period and (d) amortization of PCI and its Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP provided that, if any Subsidiary is not a Wholly Owned Subsidiary, Consolidated Operating Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Subsidiary multiplied by (ii) the quotient of (1) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by PCI or any of its Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

     "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of PCI is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

     "Default" means any event that after notice or passage of time or both would be an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Indebtedness" means with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (h) any liability of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by PCI in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Majority Owned Subsidiary" means a Subsidiary (a) at least 66.66% of the outstanding Capital Stock of which is owned directly or indirectly by PCI or PCBV and (b) no outstanding Capital Stock of which is owned, directly or indirectly (except through PCI), by any shareholder or Affiliate of a shareholder of PCI.

     "Management Agreement" means (a) any agreement between a Subsidiary and a Management Company pursuant to which the Management Company shall lease or otherwise employ assets of the Subsidiary to operate a Cable/Telecommunications Business and (b) any agreement or instrument governing Indebtedness of a Management Company to PCI or a Subsidiary.

     "Management Company" means any Person, a portion of whose Capital Stock is held by PCI or a Subsidiary, that (i) holds or has applied for a license or permit to operate a Cable/ Telecommunications Business in the Republic of Poland and (ii) manages the operations of a Subsidiary pursuant to a Management Agreement.

     "Management Contract" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, fees are paid to PCI or a Subsidiary in exchange for organizational, consulting or similar services, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Management Contracts."

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's"  means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to PCI or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than PCI or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by PCI or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by PCI or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to PCI or any Subsidiary of

PCI), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.

     "Overhead Agreement" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, costs are allocated among the parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Overhead Agreements."

     "Pari passu Indebtedness" means Indebtedness of PCI that is pari passu in right of payment to the Notes.

     "Permitted Holders" means, as of the date of determination, (a) David T. Chase, (b) the family members, estates and heirs of David T. Chase and any trust or other investment vehicle for the benefit of any such persons or their respective family members or heirs, (c) ECO and (d) Advent.

     "Permitted Indebtedness"  means any of the following:

          (a) Indebtedness under the Notes (or any guarantee thereof) and the Indenture;

          (b) Indebtedness of PCI or any Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

          (c) Indebtedness of PCI or any Subsidiary that is incurred after October 31, 1997 to the extent the proceeds thereof or credit support are used to finance or support a Cable/Telecommunications Acquisition or working capital for, or to finance the construction of, the business or network acquired, but only to the extent the aggregate principal amount of Indebtedness incurred under this clause (c) does not exceed $30 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time;

          (d) (i) Indebtedness of any Subsidiary owed to and held by PCI or a Subsidiary and (ii) Indebtedness of PCI owed to and held by any Subsidiary that is Subordinated Indebtedness; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of PCI or Subsidiary referred to in this clause (d) to a Person (other than PCI or a Subsidiary) or (y) any sale or other disposition of Capital Stock of a Subsidiary which holds Indebtedness of PCI or another Subsidiary such that such Subsidiary, in any such case, ceases to be a Subsidiary;

          (e) Obligations under any Interest Rate Agreement of PCI or any Subsidiary to the extent relating to (i) Indebtedness of PCI or such Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by PCI or a Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

          (f) Indebtedness of PCI or any Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of PCI or a Subsidiary (which Indebtedness is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant) or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of PCI or any Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of PCI and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (g) Indebtedness of PCI or any Subsidiary in respect of performance bonds of PCI or any Subsidiary or surety bonds provided by PCI or any Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable/Telecommunications Business;

          (h) Indebtedness of PCI or any Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of PCI or of any Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (i) Indebtedness of PCI may not be replaced, renewed, refinanced or extended to such extent under this clause (i) with Indebtedness of any Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by PCI of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes, at least to the same extent as the Indebtedness being replaced, renewed, refinanced or extended; and

          (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of PCI having an aggregate principal amount not to exceed $15 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business; (d) Interest Rate Agreements and Currency Agreements; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Limitation on Sale of Assets," provided that PCI or the Subsidiaries, as the case may be, have received at least 85% of the aggregate consideration therefrom in cash or Cash Equivalents; and (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/ Telecommunications Business.

     "Permitted Liens"  means the following types of Liens:

          (a) Liens on any property or assets of a Subsidiary granted in favor of PCI or any Subsidiary;

          (b) Liens securing the Notes;

          (c) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by PCI or any Subsidiary; provided that such Lien does not extend to any property or assets of PCI or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (d) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of PCI or any Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;

          (e) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (f) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of PCI or any Subsidiary incurred in the ordinary course of business;

          (g) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (i) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (h); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or seller under any Purchase Money Obligation;

          (k) Liens securing Senior Bank Indebtedness;

          (l) Liens in favor of Polish governmental fiscal authorities created without the knowledge of and without fault on the part of PCI; and

          (m) Liens existing on the date of Indenture and listed on a Schedule thereto.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, S.A., Sp. z o.o., trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of PCI pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of PCI).

     "Purchase Money Obligations"  means Indebtedness of PCI or any Subsidiary
(a) issued to finance or refinance the purchase or construction of any assets of PCI or any Subsidiary or (b) secured by a Lien on any assets of PCI or any Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

     "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to PCI upon certain terminations of employment.

     "Restricted Payment" means any of the following: (a) the declaration or payment of any dividend or any other distribution on Capital Stock of PCI or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of PCI (other than dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) of PCI or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Capital Stock) of PCI; (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of PCI (other than any such Capital Stock owned by PCI or a Subsidiary) or any affiliate of PCI (other than any Subsidiary of PCI); (c) the making of any principal payment on, or the repurchase, redemption, defeasance or other acquisition or retirement for value of, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of PCI (other than any Subordinated Indebtedness held by a Subsidiary); (d) the making of any

Investment (other than a Permitted Investment) in any Person (other than an Investment by a Subsidiary in PCI or an Investment by PCI or a Subsidiary in either (i) a Subsidiary or (ii) a Person that becomes a Subsidiary as a result of such Investment); (e) the creation or assumption of any guarantee of Indebtedness of any Affiliate of PCI (other than (i) guarantees of any Indebtedness of any Subsidiary by PCI or (ii) guarantees of the Notes by any Subsidiary); or (f) the declaration or payment of any dividend or any other distribution on any Capital Stock of any Subsidiary to any Person (other than (a) dividends or distributions paid to PCI or a Subsidiary or (b) pro rata dividends or distributions on Common Stock of Subsidiaries held by minority stockholders, provided that such dividends or distributions do not in the aggregate exceed the minority stockholders' pro rata share of such Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Issue Date) or the purchase, redemption or other acquisition or retirement for value of any Capital Stock of any Subsidiary held by any Person (other than PCI or a Subsidiary).

     "Ryntronik Agreement" means a series of agreements dated October 1996 between PCI, Poltelkab, and Richard Rynkiewicz, in the form existing on the Issue Date, by which PCI and Poltelkab will acquire the remaining shares in PTK-Ryntronik.

     "Senior Bank Indebtedness" means Indebtedness of PCI or any Subsidiary under any term loan or revolving credit facility (which may include any guarantee, bonding or letter of credit facility) with a bank or other financial institution which is not subordinated to any other Indebtedness of PCI or any Subsidiary.

     "Service Agreement" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, PCI or a Subsidiary provides various services, which may include administrative, technical, managerial, financial, operational and marketing services, to the other party or parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Service Agreements."

     "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

     "Shareholder Registration Rights Agreement" means the Registration Rights Agreement dated March 29, 1996 among PIH, ECO, Mr. Freedman, Steele LLC and AESOP (as such terms are defined herein) in the form existing on the Issue Date.

     "Significant Subsidiary" means, at any particular time, any Subsidiary that, together with the Subsidiaries of such Subsidiary (a) accounted for more than 5% of the consolidated revenues of PCI and its Subsidiaries for their most recently completed fiscal year or (b) is or are the owner(s) of more than 5% of the consolidated assets of PCI and its Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the consolidated financial statements of PCI and its Subsidiaries for such fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of PCI that is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means (a) any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by PCI or by one or more other Subsidiaries or by PCI and one or more other Subsidiaries and
(b) Poltelkab or any other Management Company. Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of PCI and its Subsidiaries outstanding as of the date of determination.

     "Trust Indenture Act"  means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of PCI, as provided below), (b) any Subsidiary of an Unrestricted Subsidiary, (c) Poland Programming, Inc., and (d) ProCable, in the event that a majority of the equity ownership or Voting Stock of ProCable is owned, directly or indirectly, by PCI or by one or more other Subsidiaries or by PCI and one or more other Subsidiaries. The Board of Directors of PCI, subject to the foregoing, may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary so long as (i) neither PCI nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of PCI or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,
(iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant, (iv) neither PCI nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of PCI and (v) neither PCI nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of PCI shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of PCI may designate any Unrestricted Subsidiary as a Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and PCI could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the National Bank of Poland at approximately noon (New York City time) on the date two business days prior to such determination.

     "Use of Proceeds Payments" means (a) payments of up to approximately $17.0 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) to acquire certain minority interests in PCI and Subsidiaries that are held by unaffiliated third parties, (b) payments of up to approximately $28.9 million (or, if non-U.S. Dollar denominated, the U.S. Dollar equivalent thereof) to consummate the Pending Acquisitions, (c) payments of up to approximately $15.0 million (or, if non-U.S., Dollar Denominated, the U.S. Dollar Equivalent thereof) to repay existing third party indebtedness and (d) investments of up to approximately $5.0 million (or if non-U.S. Dollar denominated, the U. S. Dollar Equivalent thereof) in PCI Programming, Inc., in each case as described under "Use of Proceeds."

     "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned" means, with respect to any Subsidiary, such Subsidiary if all the outstanding Capital Stock of such Subsidiary (other than any directors' qualifying shares) is owned directly by PCI or PCBV and one or more Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

     The Old Notes offered and sold in reliance on Regulation S under the Securities Act were initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Regulation S Global Note") and registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Exchange Notes which will be issued in exchange for the Old Notes represented by the Regulation S Global Note will be issued in the form of one Global Note (the "Regulation S Global Exchange Note") and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at Euroclear or Cedel.

     Old Notes offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act were represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Rule 144A Global Note," and together with the Regulation S Global Note, the "Global Notes") which were registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. Exchange Notes which will be issued in exchange for the Old Notes represented by the Rule 144A Global Note will be issued in the form of one Global Note (the "Rule 144A Global Exchange Note," and together with the Regulation S Global Exchange Note, the "Global Exchange Notes") and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at Euroclear or Cedel.

     Old Notes (a) originally purchased by or transferred to institutional "accredited investors" who are not QIBs or (b) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the Rule 144A Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") were issued in registered form ("Certificated Notes"). Upon the transfer of such Certificated Notes to a QIB or in an offshore transaction under Rule 903 or 904 under Regulation S, such Certificated Notes will, unless the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note upon delivery of appropriate certifications to the Trustee. For a description of the restrictions on the transfer of Certificated Notes and any interest in a Global Note, see "Notices to Investors."

     The Global Exchange Notes. PCI expects that pursuant to procedures established by DTC (a) upon deposit of the Global Exchange Notes, DTC or its custodian will credit on its internal system portions of the Global Exchange Notes which shall be comprised of the corresponding respective principal amount of the Global Exchange Notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interest of persons other than Participants). Such accounts initially will be designated by or on behalf of the Exchange Agent and ownership of beneficial interests in the Global Exchange Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global Exchange Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     Investors may hold their interests in the Regulation S Global Exchange Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Regulation S Global Exchange Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Regulation S Global Exchange Note in customers' securities accounts in the depositaries' names on the books of DTC.

     So long as DTC or its nominee is the registered owner or holder of any Old Notes or Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Notes or the Global Exchange Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Notes or the Global Exchange Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture.

     Payments of the principal of (or premium, if any, on) and interest on the Global Notes or the Global Exchange Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PCI, the Trustee or any Paying Agent under the Indenture has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     PCI expects that DTC or its nominee, upon receipt of any payment of the principal of (or premium, if any, on) and interest on the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of DTC or its nominee. PCI also expects that payments by Participants to owners of beneficial interests in the Global Exchange Notes held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Exchange Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     Transfers by an owner of a beneficial interest in the Rule 144A Global Exchange Note to a transferee who takes delivery of such interest through the Regulation S Global Exchange Note, whether before, on or after December 10, 1996, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes held by institutional "accredited investors" to persons who will hold through the Rule 144A Global Exchange Note or the Regulation S Global Exchange Note will be subject to certifications provided by the Trustee.

     Any beneficial interest in one Global Exchange Note that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Exchange Note and become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     DTC has advised PCI that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Exchange Notes are credited and only in respect of the aggregate principal amount of Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Notes for Certificated Notes, which it will distribute to its Participants.

     DTC has advised PCI as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to follow such procedures, and such procedures may be discontinued at any time. None of PCI, the Trustee or any Paying Agent has any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the Global Exchange Notes will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) DTC notifies PCI that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by PCI within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Notes. Upon the occurrence of any of the events described in the preceding sentence, PCI will cause the appropriate Certificated Notes to be delivered.

                           INCOME TAX CONSIDERATIONS

     It is the opinion of Baker & McKenzie, counsel to the Issuer, that the material United States federal income tax consequences to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer are as described herein, subject to the limitations and qualifications set forth below. Because the Exchange Notes will not be considered to differ materially either in kind or in extent from the Old Notes, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended (the "Code"). As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for Exchange Notes.

     The foregoing opinion is based upon the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice. Subsequent legislative, judicial or administrative changes or interpretations could alter or modify the statements or conclusions set forth herein, possibly with retroactive effect. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein. AS A RESULT, EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING HIS OR HER OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale.

     The Issuer will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Issuer has agreed to pay all expenses incident to the Issuer's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia and New York, New York with respect to matters of United States law. Certain United States federal income tax matters will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia.

                                    EXPERTS

     The consolidated financial statements and schedules of Poland Communications, Inc. and Poland Cablevision (Netherlands) B.V. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
POLAND COMMUNICATIONS, INC.
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-5
Consolidated Statements of Changes in Stockholders' Equity............................   F-6
Consolidated Statements of Cash Flows.................................................   F-7
Notes to Consolidated Financial Statements............................................   F-8

POLAND CABLEVISION (NETHERLANDS) B.V.
Independent Auditors' Report..........................................................  F-19
Consolidated Balance Sheets...........................................................  F-20
Consolidated Statements of Operations.................................................  F-22
Consolidated Statements of Changes in Stockholders' Deficiency........................  F-23
Consolidated Statements of Cash Flows.................................................  F-24
Notes to Consolidated Financial Statements............................................  F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Poland Communications Inc.:

We have audited the accompanying consolidated balance sheets of Poland Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Poland Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with U.S. generally accepted accounting principles.

KPMG Peat Marwick LLP

Hartford, Connecticut
March 26, 1997

                          POLAND COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                           1996         1995
                                                                         --------     --------
                                ASSETS
Current assets:
  Cash and cash equivalents (note 7)...................................  $ 68,483     $  2,343
  Investment securities (note 2).......................................    25,115           --
  Accounts receivable, net of allowances of $545 in 1996 and $510 in
     1995..............................................................     1,215          842
  Due from affiliate (note 12).........................................        --        1,699
  Other current assets (note 5)........................................     2,247        1,367
                                                                         --------     --------
          Total current assets.........................................    97,060        6,251
                                                                         --------     --------
Investment in cable television systems, at cost (note 4):
  Property, plant and equipment:
     Cable television system assets....................................    98,291       54,441
     Construction in progress..........................................       410        6,758
     Vehicles..........................................................     1,199          896
     Other.............................................................     2,667        1,806
                                                                         --------     --------
       Total property, plant and equipment.............................   102,567       63,901
       Less accumulated depreciation...................................   (19,143)     (11,581)
                                                                         --------     --------
       Net property, plant and equipment...............................    83,424       52,320
  Inventories for construction.........................................     7,913        4,609
          Intangibles, net.............................................    12,133        1,976
                                                                         --------     --------
          Net investment in cable television systems...................   103,470       58,905
                                                                         --------     --------
Notes receivable from affiliates (note 12).............................     8,491           --
Other investments (notes 3 and 14).....................................     2,157        1,034
Other intangibles, net (note 4)........................................     6,359        1,868
                                                                         --------     --------
          Total assets.................................................  $217,537     $ 68,058
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                          POLAND COMMUNICATIONS, INC.

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                           1996         1995
                                                                         --------     --------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $  6,281     $  1,675
  Accrued interest (note 7)............................................     2,175           --
  Notes payable (note 7)...............................................        --       13,006
  Deferred revenue.....................................................     1,102        1,233
  Income taxes payable (note 6)........................................     4,472        4,138
  Other current liabilities (notes 5 and 8)............................     2,175        3,382
                                                                         --------     --------
          Total current liabilities....................................    16,205       23,434
Notes payable to affiliates (note 12)..................................        --       37,512
Notes payable (note 7).................................................   130,074        8,887
                                                                         --------     --------
          Total liabilities............................................   146,279       69,833
                                                                         --------     --------
Minority interest......................................................     5,255       (1,965)
Redeemable preferred stock (liquidation value $85,000) (8,500 shares
  authorized, issued and outstanding) (note 10)........................    34,955           --
Stockholders' equity (note 9):
  Preferred stock (2,000 shares authorized, 985 shares outstanding)....        --       10,311
  Common stock:
     Common stock ($.01 par, 24,051 shares authorized, 18,948 shares
      issued and outstanding)..........................................         1           --
     Class A (no par value, 20,000 shares authorized, 10,037 shares
      issued and outstanding)..........................................        --        4,992
     Class B (no par value, 10,000 shares authorized, 1,000 shares
      issued and outstanding)..........................................        --            1
  Paid-in capital......................................................    54,322        1,544
  Cumulative translation adjustment....................................      (162)         599
  Accumulated deficit..................................................   (23,113)     (17,257)
                                                                         --------     --------
          Total stockholders' equity...................................    31,048          190
                                                                         --------     --------
Commitments and contingencies (notes 12 and 13)........................        --           --
                                                                         --------     --------
          Total liabilities, minority interest, redeemable preferred
            stock and stockholders' equity.............................  $217,537     $ 68,058
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                          POLAND COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               1996         1995         1994
                                                             --------     --------     --------
Cable television revenue...................................  $ 24,923       18,557        8,776
                                                             --------      -------      -------
Operating expenses:
  Direct operating expenses................................     7,193        5,129        2,119
  Selling, general and administrative......................     9,289        4,684        2,818
  Depreciation and amortization............................     9,788        5,199        3,459
                                                             --------      -------      -------
          Total operating expenses.........................    26,270       15,012        8,396
                                                             --------      -------      -------
          Operating income (loss)..........................    (1,347)       3,545          380
Interest and investment income.............................     1,274          174           78
Interest expense...........................................    (4,687)      (4,373)      (2,327)
Foreign currency translation loss..........................      (761)         (17)         (27)
                                                             --------      -------      -------
     Loss before income taxes, minority interest and
       extraordinary item..................................    (5,521)        (671)      (1,896)
Income tax expense (note 6)................................    (1,273)        (600)        (803)
Minority interest in subsidiary (income) loss..............     1,890          (18)         316
                                                             --------      -------      -------
     Loss before extraordinary loss on early extinguishment
       of debt.............................................    (4,904)      (1,289)      (2,383)
Extraordinary loss on early extinguishment of debt (Note
  7).......................................................    (1,713)          --           --
     Net loss..............................................    (6,617)      (1,289)      (2,383)
Accretion of redeemable preferred stock....................    (2,870)          --           --
Excess of carrying amount of preferred stock over fair
  value of consideration transferred.......................     3,549           --           --
Net loss applicable to common shareholders.................    (5,938)      (1,289)      (2,383)
Loss per common share before extraordinary item............  $(244.63)    $(116.79)    $(219.03)
Extraordinary loss per share...............................    (99.18)          --           --
     Net loss per common share.............................  $(343.81)     (116.79)     (219.03)
                                                             ========      =======      =======
Weighted average number of common shares outstanding.......    17,271       11,037       10,880
                                                             ========      =======      =======

          See accompanying notes to consolidated financial statements.

                          POLAND COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FROM JANUARY 1, 1994 TO DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                    CUMULATIVE
                               PREFERRED     COMMON     PAID-IN     TRANSLATION     ACCUMULATED
                                 STOCK       STOCK      CAPITAL     ADJUSTMENT        DEFICIT       TOTAL
                               ---------     ------     -------     -----------     -----------     ------
Balance January 1, 1994......   $  8,500     4,381        3,355          643          (13,629)       3,250
  Translation adjustment.....         --        --           --          (27)              27           --
  Net loss...................         --        --           --           --           (2,383)      (2,383)
  Stock dividend.............      1,811        --       (1,811)          --               --           --
  Issuance of stock..........         --       612           --           --               --          612
                                  ------     ------      ------         ----           ------       ------
Balance December 31, 1994....     10,311     4,993        1,544          616          (15,985)       1,479
  Translation adjustment.....         --        --           --          (17)              17           --
  Net loss...................         --        --           --                        (1,289)      (1,289)
                                  ------     ------      ------         ----           ------       ------
Balance December 31, 1995....     10,311     4,993        1,544          599          (17,257)         190
  Translation adjustment.....         --        --           --         (761)             761           --
  Net loss...................         --        --           --           --           (6,617)      (6,617)
  Stock dividend.............      1,738        --       (1,738)          --               --           --
  Issuance of stock..........         --     (4,992)     53,837           --               --       48,845
  Preferred stock
     redemption..............    (12,049)       --        3,549           --               --       (8,500)
  Accretion of redeemable
     preferred stock.........         --        --       (2,870)          --               --       (2,870)
                                  ------     ------      ------         ----           ------       ------
Balance December 31, 1996....   $     --         1       54,322         (162)         (23,113)      31,048
                                  ======     ======      ======         ====           ======       ======

          See accompanying notes to consolidated financial statements.

                          POLAND COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                 1996        1995        1994
                                                               --------     -------     -------
Cash flows from operating activities:
  Net loss...................................................  $ (6,617)     (1,289)     (2,383)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest in subsidiary income (loss)...........    (1,890)         18        (316)
     Depreciation and amortization...........................     9,788       5,199       3,459
     Write-off of deferred financing costs...................     1,566          --          --
     Other...................................................       341         349         107
     Interest expense added to notes payable to affiliates...        --       2,379       2,085
     Changes in operating assets and liabilities:
       Accounts receivable...................................      (796)       (785)         49
       Other current assets..................................    (2,037)       (343)       (634)
       Accounts payable......................................     3,186       1,003         470
       Income taxes payable..................................       334         600         780
       Accrued interest......................................     2,175          --          --
       Deferred revenue......................................      (131)        152         458
       Other current liabilities.............................       193      (3,444)     (2,476)
                                                               --------     -------     -------
          Net cash provided by operating activities..........     6,112       3,839       1,599
                                                               --------     -------     -------
Cash flows from investing activities:
  Construction of cable television systems...................   (25,372)    (16,014)    (11,695)
  Purchase of other capital assets...........................    (1,209)       (701)       (244)
  Notes receivable from affiliate............................    (8,491)         --          --
  Other investments..........................................   (25,940)     (1,207)       (402)
  Purchase of subsidiaries, net of cash received.............   (13,849)     (4,063)         --
                                                               --------     -------     -------
     Net cash used by investing activities...................   (74,861)    (21,985)    (12,341)
                                                               --------     -------     -------
Cash flows from financing activities:
  Net proceeds from issuance of stock........................    81,001          --          --
  Redemption of preferred stock..............................    (8,500)         --          --
  Costs to obtain loans......................................    (6,513)     (1,036)     (1,144)
  Proceeds from notes payable................................   136,074      14,533       7,000
  Repayment of notes payable.................................   (27,893)         --          --
  Borrowings from (repayments to) affiliates.................   (39,280)      4,499       6,830
                                                               --------     -------     -------
          Net cash provided by financing activities..........   134,889      17,996      12,686
                                                               --------     -------     -------
          Net increase (decrease) in cash and cash
            equivalents......................................    66,140        (150)      1,944
Cash and cash equivalents at beginning of year...............     2,343       2,493         549
                                                               --------     -------     -------
Cash and cash equivalents at end of year.....................  $ 68,483       2,343       2,493
                                                               ========     =======     =======
Supplemental cash flow information:
     Cash paid for interest..................................  $  2,338       1,992         209
     Cash paid for income taxes..............................     1,184          --          --

          See accompanying notes to consolidated financial statements.

                          POLAND COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  Reporting Entity

     Poland Communications, Inc. ("PCI" or the "Company") wholly owns PCI Programming, Inc. ("PCIP") and both are U.S. corporations. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. PCI and PCBV are holding companies that hold controlling interest in a number of Polish cable television companies, collectively referred to as the "PTK Companies". PCIP was established during 1996 to develop and invest in programming for the PTK Companies. All significant assets and operating activities of the Company are located in Poland.

  Principles of Consolidation

     The consolidated financial statements include the financial statements of PCI and its wholly owned and majority owned subsidiaries. Also consolidated are two 49% owned subsidiaries for which the Company maintains control of operating activities and has the ability to influence the appointment of members to the Managing Boards. As discussed in Note 14, the Company has entered into an agreement in 1997 with one of these subsidiaries (PTK-Ryntronik) to purchase the remaining 51% ownership. The Company also owns a 33% ownership interest in ProCable Sp. z o.o. which is accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principals. Actual results could differ from those estimates.

  Revenue

     Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

  Taxation

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Foreign:

     The PTK Companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import duties on certain in-kind capital contributions.

                          POLAND COMMUNICATIONS, INC.

     The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

     U.S.:

     The Company is subject to U.S. Federal taxation of its worldwide income. The PTK Companies and PCBV are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and other short term investments with original maturities of less than three months.

  Investment Securities

     Investment securities consist of short term investments with original maturities ranging from four to six months. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115"), the Company has classified all securities as held to maturity. Securities held to maturity are limited to securities for which the Company has the positive intent and the ability to hold to maturity. Held to maturity securities are carried at amortized cost on the balance sheet.

  Investment in Cable Television Systems

     The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. The Company capitalizes interest costs incurred during the period of construction in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost." Interest is not capitalized for short-term construction projects. Subscriber related costs and general and administrative expenses are charged to operations when incurred. Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

            Cable television system assets..........................       10 years
            Vehicles................................................        5 years
            Other property, plant and equipment.....................   5 - 40 years

  Inventories for Construction

     Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally eight to ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of

                          POLAND COMMUNICATIONS, INC.

the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Intangibles

     The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

     Organization costs are capitalized and amortized over a one-year period. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

  Foreign Currency Translation

     Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). This standard requires that entities operating in countries with economies deemed to be highly inflationary translate all monetary assets and liabilities into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. For 1996, 1995 and 1994 inflation was 19.9%, 26.8% and 33.3%, respectively yielding a three year cumulative inflation rate of 102.7%.

     Effective January 1, 1995, the Polish monetary denomination (old zloty) was redenominated at a rate of 10,000 old zloty to one new zloty and one hundred old zloty to one groszy. The new and old Polish zloty had an exchange rate of 2.875 PLN, 2.468 PLN and 24,372zl to one U.S. dollar at December 31, 1996, 1995 and 1994, respectively.

  Computation of Net Loss per Common Share

     The net loss per common share computation is based on the weighted average number of shares of common stock outstanding. The common stock equivalents of the preferred shares have not been used in the calculation as they are antidilutive. The net loss per common share includes the preferred stock accretion. The 1996 net loss applicable per common share has been derived by adding back from net loss applicable to common shareholders $3,549,000 which represents the excess of the carrying amount of the Series D Preferred Stock over the fair value of the consideration transferred to the Series D Preferred Stockholders.

  Fair Value of Financial Instruments

     SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.

     The Company's financial instruments include cash, cash equivalents, investment securities, accounts receivable, notes receivable from affiliates, other current assets, other investments, accounts payable, other liabilities, notes payable and redeemable preferred stock.

     The carrying value of cash, cash equivalents, investment securities, accounts receivable, other current assets, other investments, accounts payable, and other liabilities on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

     The carrying value of the redeemable preferred stock has been determined based upon the amount of future cash flows required discounted using the Company's estimated borrowing rate for similar instruments.

                          POLAND COMMUNICATIONS, INC.

     The recorded balance of the Company's notes payable approximates their fair values which have been estimated based on the current rates offered for debt of the same type and maturity. It was not practicable to estimate the fair value of notes receivable from affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

  Impairment of Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this statement did not have an impact on the Company's financial position, results of operations, or liquidity.

  Advertising Costs

     All advertising costs of the Company are expensed as incurred.

  Reclassifications

     Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

2.  INVESTMENT SECURITIES

     Investment securities consist of short-term corporate bonds with original maturities ranging from four to six months. The Company has the ability and the intent to hold these securities to maturity. As of December 31, 1996, the aggregate securities balance consists of securities with an amortized cost of $25,115,000, unrealized holding gains of $227,000, and a fair value of $25,342,000. There were no investments securities as of December 31, 1995.

3.  ACQUISITIONS

     During 1995, the Company acquired four cable television companies for aggregate consideration of $4,075,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired based upon their fair values at date of acquisition. The results of the acquired companies have been included in the Company results since January 1, 1995. Had the 1995 acquisitions occurred on January 1, 1994, the Company's pro forma consolidated results for the year ended December 31, 1994 would have been as follows:

                                                                        (UNAUDITED)
            Revenue...................................................   $15,653
            Loss before income taxes and minority interest............    (2,111)
            Net loss..................................................    (2,598)
            Net loss per share........................................  $(238.79)

     During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. Had the

                          POLAND COMMUNICATIONS, INC.

1996 acquisitions occurred on January 1, 1996 and January 1, 1995, the Company's pro forma consolidated results for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                  1996            1995
                                                               (UNAUDITED)     (UNAUDITED)
                                                               -----------     -----------
        Revenue..............................................   $  31,667       $  26,247
        Loss before income taxes and minority interest.......      (6,720)            (12)
        Net loss.............................................      (5,951)           (522)
        Net loss per share...................................   $ (344.57)      $  (47.30)

     During December 1996, the Company entered into a preliminary purchase agreement for a cable television system operating in the Opole area and prepaid the $1,400,000 purchase price, which is included in other investments in the accompanying consolidated balance sheet at December 31, 1996. The agreement provides that it becomes legally effective on the date of regulatory approval by the Polish Office for Protection of Competition and Consumers ("Anti-Monopoly Office").

     Included in minority interest at December 31, 1996 is approximately $9.1 million relating to the acquisition of two subsidiaries.

4.  INTANGIBLES

     Intangible assets at December 31, 1996 and 1995 are carried at cost and consist of the following (in thousands of dollars):

                                                                    1996        1995
                                                                   -------     -------
        Conduit and franchise agreements.........................  $ 5,391     $ 1,230
        Goodwill.................................................    6,730         929
        Deferred financing costs.................................    8,658       2,131
        Organization costs.......................................      988         864
        Other....................................................      120         318
                                                                   -------      ------
                                                                    21,887       5,472
        Less accumulated amortization............................   (3,395)     (1,628)
                                                                   -------      ------
        Net intangible assets....................................  $18,492     $ 3,844
                                                                   =======      ======

5.  OTHER CURRENT ASSETS AND LIABILITIES

     Included in other current assets is $1,203,000 and $593,000 of VAT receivables as of December 31, 1996 and 1995, respectively.

     Included in other current liabilities at December 31, 1996 and 1995 is a liability of $352,000 and $89,000 for income taxes payable, respectively and approximately $726,000 and $767,000 related to accrued programming fees.

                          POLAND COMMUNICATIONS, INC.

6.  INCOME TAXES

     The components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands of dollars):

                                                               1996      1995     1994
                                                              ------     ----     ----
        U.S. Federal income taxes...........................  $  714     $587     $629
        State income taxes..................................     531       13      151
        Foreign jurisdictions...............................      28       --       23
                                                              ------     ----     ----
             Total current income taxes.....................   1,273      600      803
        U.S. deferred income taxes..........................      --       --       --
                                                              ------     ----     ----
             Total income tax expense.......................  $1,273     $600     $803
                                                              ======     ====     ====

     Sources of loss before income taxes and minority interest from domestic and foreign sources for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                         1996        1995        1994
                                                        -------     -------     -------
        Domestic (loss)...............................   (2,602)     (1,115)     (1,117)
        Foreign income (loss).........................   (4,632)        444        (779)
                                                         ------      ------      ------
             Total....................................   (7,234)       (671)     (1,896)
                                                         ======      ======      ======

     The reconciliation of income tax expense from continuing operations for the years ended December 31, 1996, 1995 and 1994 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pretax income from continuing operations as a result of the following (in thousands of dollars):

                                                            1996       1995       1994
                                                           -------     -----     ------
        Computed "expected" Federal income tax
          (benefit)......................................  $(2,460)    $(228)    $ (645)
        State income taxes, net of Federal benefit.......      184        65         32
        Permanent differences............................       17        69         76
        Change in valuation allowance....................    3,504       667      1,317
        Other............................................       28        27         23
                                                           -------     -----     ------
                                                           $ 1,273     $ 600     $  803
                                                           =======     =====     ======

                          POLAND COMMUNICATIONS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 are presented below (in thousands of dollars):

                                                         1996        1995        1994
                                                        -------     -------     -------
        Deferred tax assets:
        Deferred compensation.........................  $   377     $   213     $   744
        Polish net operating loss carryforward........    2,015         977         492
        Interest income...............................    1,867       1,164         792
        Service revenue...............................    2,368       2,155       2,024
        Accrued liabilities...........................    1,935         524         163
        Other items...................................      104          72         223
                                                        -------     -------     -------
        Total gross deferred tax assets...............    8,666       5,105       4,438
        Less valuation allowance......................   (8,609)     (5,105)     (4,438)
                                                        -------     -------     -------
        Net deferred tax assets.......................  $    57     $    --     $    --
                                                        =======     =======     =======
        Deferred tax liabilities:
        Prepaid expenses..............................  $   (57)    $    --     $
                                                        =======     =======     =======
        Total gross deferred tax liabilities..........  $   (57)    $    --     $
                                                        =======     =======     =======

     The effective income tax rate differs from the statutory U.S. Federal income tax rate for 1996, 1995 and 1994 principally due to future deductible items and losses from which U.S. or foreign tax benefits are currently not expected to be realized. Due to uncertainties regarding their recoverability the effect of these losses has been eliminated through the recording of a valuation allowance. The valuation allowance for deferred tax assets as of January 1, 1994 was $3,121,000. The net changes in the valuation allowance for the years ended December 31, 1996, 1995 and 1994 were increases of $3,504,000, $667,000, and
$1,116,000, respectively.

     The Company had net operating loss carryforwards from foreign jurisdictions of approximately $3,717,000, which will expire as follows (in thousands of dollars):

                                                                  FOREIGN
                    YEARS ENDING DECEMBER 31,                  JURISDICTIONS
                    -----------------------------------------  -------------
                    1997.....................................     $ 1,824
                    1998.....................................       1,341
                    1999 and thereafter......................         552
                                                                  -------
                                                                  $ 3,717
                                                                  =======

7.  NOTES PAYABLE

     The Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") of which $8,600,000 was outstanding at December 31, 1995. The loan was repaid in full during 1996. Accordingly, the Company recorded an extraordinary loss of $1,713,000 related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and $1,566,000 relating to the write-off of deferred financing costs. There was no tax effect of this transaction due to foreign jurisdiction net operating loss carryforwards. Under terms of the financing agreement, the Company maintained a restricted compensating cash balance of $983,000 at December 31, 1995.

     In October 1995, the Company entered into an agreement with American Bank in Poland S.A. for a Polish currency denominated revolving credit loan and a U.S. dollar denominated promissory note, of which approximately $2,482,000 was outstanding at December 31, 1995. These loans were repaid in full during 1996.

     During August 1995, the Company entered into a $10,000,000 loan agreement with the Bank of Boston Connecticut which was subsequently repaid in February 1996.

                          POLAND COMMUNICATIONS, INC.

     In August 1996, the Company entered into a $6,500,000 revolving credit loan agreement with American Bank in Poland, S.A. of which $550,000 was outstanding at December 31, 1996. Funds are available under the credit agreement through December 31, 1998 and interest is based on LIBOR plus 3% (8.60% in aggregate at December 31, 1996) and is due quarterly. All advances under the loan must be repaid by August 20, 1999.

     During October 1996, the Company issued $130,000,000, 9.875% unsecured Senior Notes that become due November 1, 2003. The Senior Notes are net of $476,000 of unamortized discount at December 31, 1996. Interest is due semi-annually commencing May 1, 1997 and the Company has accrued $2,175,000 of interest expense for the year ended December 31, 1996. The Senior Notes include certain covenants which include the limitation on additional indebtedness, the limitation on restricted payments, the limitation on issuances of capital stock of subsidiaries, the limitation on transactions with affiliates, the limitation on liens, the limitation on issuances of guarantees of indebtedness by subsidiaries, the purchase of Senior Notes upon a change of control, the limitation on sale of assets, the limitation on dividends and other payment restrictions affecting subsidiaries, the limitation on investments in unrestricted subsidiaries and a limitation on lines of business. The Company is in compliance with these covenants.

     Interest expense relating to the above notes payable was $3,380,000, $850,000 and $159,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8.  OTHER CURRENT LIABILITIES

     The Company has compensation agreements with certain employees to defer a portion of their annual bonus and salary. The deferred compensation liability associated with these agreements was approximately $922,000 and $518,000 as of December 31, 1996 and 1995, respectively. The deferred compensation expense associated with these agreements was $357,000, $250,000 and $234,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company entered into a repayment agreement with a supplier of cable television system materials allowing the Company to repay amounts owed to the supplier in consecutive monthly installments. The Company repaid the supplier in full in April 1996 and had a balance of $1,004,000 outstanding at December 31, 1995.

9.  STOCKHOLDERS' EQUITY

     The Company had outstanding at December 31, 1995, 985 shares of Preferred Stock, which was convertible into 812 shares of Class A common stock. The Company had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the Preferred Stock was exchanged for new Series D Preferred Stock during March 1996.

     During February 1996, the Company issued to certain shareholders an additional 2,437 shares of Class A Common Stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, the Company issued a stock dividend of 166 shares of Series A Preferred Stock to the preferred stock shareholder.

     During March 1996, the Company completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt.

     The Restated Certificate of Incorporation of the Company authorized a new class of $.01 par Common Stock, $1 par Series A Preferred Stock, $.01 par Series B Preferred Stock, $.01 par Series C Preferred Stock, and $.01 par Series D Preferred Stock. All Class A and Class B Common shares previously issued and outstanding were exchanged for new Common Stock. All issued and outstanding shares of Preferred Stock were exchanged for new Series D Preferred Stock, which was subsequently redeemed for $8,500,000. Only Common Stock and Series B Preferred Stock retain voting rights and only holders of Common Stock are entitled to receive dividends. Each Series of Preferred Stock has redemption provisions; the Series B Preferred Stock is also convertible into Common Stock.

                          POLAND COMMUNICATIONS, INC.

     During March 1996, the Company issued 4,662 shares of Common Stock, 4,000 shares of Series A Preferred Stock, and 2,500 shares of Series B Preferred Stock to ECO Holdings III Limited Partnership in exchange for $65,000,000; and 2,000 shares of Series C Preferred Stock and 812 shares of Common Stock were issued to Polish Investments Holding L.P. in exchange for $17,029,000.

10.  REDEEMABLE PREFERRED STOCK

     The Series A, Series B and Series C Preferred Stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the Series A, Series B and Series C Preferred Stock may be redeemed at any time in whole or in part. The redemption price per share of the Series A, Series B and Series C Preferred Stock is $10,000.

     Prior to the mandatory redemption of the Series B Preferred Stock, the holders of any shares of Series B Preferred Stock have the option to convert their shares to 4,862 shares of Common Stock.

     The Preferred Stock has been recorded at its mandatory redemption value on October 31, 2004, discounted at 12% to December 31, 1996. The Company periodically acretes from paid-in capital an amount that will provide for the redemption value at October 31, 2004.

11.  PENSION PLANS

     The Company maintains a savings plan that is intended to meet the requirements of a profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. The profit sharing plan covers substantially all U.S. employees and provides for employee/participant contributions up to 10% of their annual compensation and employer matching contributions of 100% of employee contributions up to 5% of the employee's annual compensation subject to certain vesting requirements and statutory limitations. The Company has funded its matching obligation of $9,000, $11,000 and $0 under the profit sharing plan for the years ended December 31, 1996, 1995 and 1994, respectively.

12.  RELATED PARTY TRANSACTIONS

     During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

  Due from Affiliate

     Amounts due from affiliate primarily represented advances and payments made on behalf of a shareholder of a PTK Company.

  Notes Receivable from Affiliates

     During 1996, the Company made $6,000,000 of non-interest bearing advances to the 51% shareholder of one of the PTK Companies pursuant to an agreement for the purchase of his interest in the PTK Company. These loans will offset the purchase price upon the transfer of 95.5% of his 51% interest in the PTK Company, The remaining interest will be held by another subsidiary in which the Company owns a 49% interest.

     The Company loaned $2,491,000 to Pro Cable Sp. z o.o., which is 33% owned by PCI, in December 1996. Under terms of the demand note, interest shall accrue at 10% per annum beginning January 1, 1997.

  Notes Payable to Affiliates

     Notes payable to affiliates consisted of unsecured demand notes due to Chase American Corporation, an affiliate of one of the shareholders of PCI. Interest expense associated with these notes was $1,040,000, $3,284,000 and $2,164,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                          POLAND COMMUNICATIONS, INC.

  Programming

     Pro Cable Sp. z o.o. provides programming to the PTK Companies. The Company incurred programming fees from Pro Cable Sp. z o.o. of $412,000, $186,000 and $91,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Corporate Administration

     During 1994 the Company reimbursed an affiliate of the shareholders of PCI $75,000 per quarter for certain general overhead costs. In addition, legal and financial services provided by the affiliate at the request of the Company are reimbursed and are not material.

13.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA that expire at various times. A substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement if the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; the Company's network serviced by the conduit does not meet the required technical specifications; the Company does not have a contract with the Co-op authority or the Company fails to pay the required rent. Minimum future lease commitments for the aforementioned leases is $894,000 for the year ended December 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $892,000, $711,000 and $299,000,
respectively, related to these leases.

     The Company has entered into various lease agreements with TPSA. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $12 per month for each 100 meters of duct space utilized.

  Programming Commitments

     The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the payments for the programs be paid either at a fixed amount or based upon the number of subscribers connected to the system each month. For the years ended December 31, 1996, 1995 and 1994, the Company incurred programming fees of approximately $1,758,000, $1,318,000, and $681,000, respectively, pursuant to these agreements.

     Some of the programming suppliers the Company entered into agreements with are located outside of Poland. The categorization by the Polish tax authorities of the payments to be paid under such agreements as a royalty rather than a payment for services has yet to be determined. Should the payments made be determined by Polish tax authorities to be royalties (license payments) rather than payments for services, the PTK Companies making such payments would be required to withhold and pay over to the Polish tax authorities certain portions of such payments. The portions would vary depending upon the country of residence of each programming supplier and the provisions of the international tax treaty (if any) between such country and Poland. The maximum amount that could be due is approximately $350,000. PCI has not recorded any amounts related to this in the accompanying financial statements due to the uncertainties involved.

                          POLAND COMMUNICATIONS, INC.

  Regulatory Approvals

     The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

     One of the PTK Companies was not able to register several capital increases that were filed in 1995, for an aggregate amount of PLN 2 million (approximately $695,000 at the December 31, 1996 conversion rate). The capital increases were rejected by the relevant Registration Court, and the court's decision was upheld on appeal. Since the PTK Company received an in-kind contribution of equipment in respect of the proposed capital increases, the non-recognition of the capital increases by the Polish courts means that the contribution could be treated as income in the hands of the PTK Company. As a result, part or all of the contribution could be subject to corporate income tax of 40%. The PTK Company had enough tax net operating loss in 1995 to offset any additional taxable income resulting from an unfavorable treatment. The Company has not recorded any amounts related to this in the accompanying financial statements due to the tax net operating loss and uncertainties involved.

  General Litigation

     From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

14.  SUBSEQUENT EVENTS

     The Company entered into agreements during 1996 to purchase during 1997 three cable television systems for approximately $1,900,000, of which $1,400,000 has been prepaid at December 31, 1996, and 66.57% of a cable television company for approximately $18,500,000.

     During 1996, the Company and the other shareholder of PTK-Ryntronik (a 49% owned subsidiary) entered an agreement for the Company to purchase the remaining 51% ownership of PTK-Ryntronik for $9,000,000. Pursuant to the agreement, the Company advanced $6,000,000 of the purchase price as of December 31, 1996. This transaction will be accounted for using the purchase method. On March 4, 1997, the Company entered into an addendum to the agreement regarding the acceleration of the Company's purchase of the remaining 51% ownership of PTK-Ryntronik. In the addendum and annex, the parties agreed to transform PTK-Ryntronik into a limited liability company, at which time the other shareholder will transfer all of its shares of PTK-Ryntronik to PCI or its nominee. PCI agreed to pay the shareholder $700,000 within three days of the signing of the addendum, $1,000,000 on March 28, 1997 and $1,750,000 upon the transfer of shares to PCI. In addition, another subsidiary of PCI subscribed and became the owner of 4.5% of the capital stock of PTK-Ryntronik.

     In 1997, PCIP entered into ten-year contracts for the lease of three transponders on the Astra satellite system. Aggregate charges for each transponder are capped at $6,750,000 per annum, but either party may terminate any or all of the transponder leases on 6 months prior notice if PCIP has not targeted the Polish DTH market prior to January 1, 1999. If all of the leases were so terminated the maximum aggregate charges under the leases would approximate $8.6 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Poland Cablevision (Netherlands) B.V.:

     We have audited the accompanying consolidated balance sheets of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with U.S. generally accepted accounting principles.

KPMG Peat Marwick LLP

Hartford, Connecticut
March 26, 1997

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                           1996         1995
                                                                         --------     --------
                                ASSETS
Current assets:
  Cash (note 6)........................................................  $  7,015     $  2,278
  Accounts receivable, net of allowances of $437 in 1996 and $510 in
     1995..............................................................       706          654
  Due from affiliate (note 7)..........................................        --        1,660
  Other current assets (note 4)........................................     1,282        1,678
                                                                         --------     --------
          Total current assets.........................................     9,003        6,270
                                                                         --------     --------
Investment in cable television systems, at cost (note 3):
  Property, plant and equipment:
     Cable television system assets....................................    84,511       57,242
     Construction in progress..........................................         9        6,052
     Vehicles..........................................................     1,095          880
     Other.............................................................     2,519        1,738
                                                                         --------     --------
          Total property, plant and equipment..........................    88,134       65,912
          Less accumulated depreciation................................   (18,779)     (11,841)
                                                                         --------     --------
          Net property, plant and equipment............................    69,355       54,071

  Inventories for construction.........................................     4,974        4,503
          Intangibles, net.............................................    10,534        4,307
                                                                         --------     --------
          Net investment in cable television systems...................    84,863       62,881
                                                                         --------     --------
Other investments (note 2).............................................     1,409          331
                                                                         --------     --------
          Total assets.................................................  $ 95,275     $ 69,482
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                           1996         1995
                                                                         --------     --------
               LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Accounts payable.....................................................  $  2,685     $  2,931
  Notes payable (note 6)...............................................        --        2,893
  Deferred revenue.....................................................       823        1,133
  Other current liabilities............................................         9          210
                                                                         --------     --------
          Total current liabilities....................................     3,517        7,167
Due to affiliate (note 7)..............................................    11,159        5,371
Notes payable to affiliates (note 7)...................................   107,891       67,587
Notes payable (note 6).................................................        --        8,777
                                                                         --------     --------
          Total liabilities............................................   122,567       88,902
Minority interest......................................................     2,920       (1,200)
                                                                         --------     --------
Stockholders' deficiency:
  Capital stock par value ($2 par, 200,000 shares authorized,
     issued and outstanding)...........................................       100          100
  Cumulative translation adjustment....................................      (344)         594
  Accumulated deficit..................................................   (29,968)     (18,914)
                                                                         --------     --------
          Total stockholders' deficiency...............................   (30,212)     (18,220)
                                                                         --------     --------
     Commitments and contingencies (notes 7 and 8).....................        --           --
                                                                         --------     --------
          Total liabilities, minority interest and stockholders'
            deficiency.................................................  $ 95,275     $ 69,482
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                                                               1996         1995         1994
                                                             --------     --------     --------
Cable television revenue...................................  $ 22,882     $ 18,156     $  8,776
                                                             ---------    ---------    ---------
Operating expenses:
  Direct operating expenses................................     6,427        4,986        2,119
  Selling, general and administrative (note 7).............     7,885        5,542        3,619
  Depreciation and amortization............................     9,003        5,229        3,308
                                                             ---------    ---------    ---------
          Total operating expenses.........................    23,315       15,757        9,046
                                                             ---------    ---------    ---------
          Operating income (loss)..........................      (433)       2,399         (270)
Interest income............................................       183           99           78
Interest expense...........................................   (10,058)      (6,534)      (4,458)
Foreign currency translation loss..........................      (938)         (22)         (27)
                                                             ---------    ---------    ---------
     Loss before income taxes, minority interest and          (11,246)      (4,058)      (4,677)
       extraordinary item..................................
Income tax expense (note 5)................................       (21)          --          (23)
Minority interest in subsidiary loss.......................       988           41          180
                                                             ---------    ---------    ---------
Loss before extraordinary loss on early extinguishment of     (10,279)      (4,017)      (4,520)
  debt.....................................................
Extraordinary loss on early extinguishment of debt (note       (1,713)          --           --
  6).......................................................
     Net loss..............................................  $(11,992)    $ (4,017)    $ (4,520)
                                                             =========    =========    =========
Loss per common share before extraordinary item............  $ (51.39)    $ (20.09)    $ (22.60)
Extraordinary loss per share...............................     (8.57)          --           --
     Net loss per common share.............................  $ (59.96)    $ (20.09)    $ (22.60)
                                                             =========    =========    =========
Weighted average number of capital shares outstanding......   200,000      200,000      200,000

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                 FROM JANUARY 1, 1994 THROUGH DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  CUMULATIVE
                                                  CAPITAL STOCK   TRANSLATION  ACCUMULATED
                                                    PAR VALUE     ADJUSTMENT     DEFICIT        TOTAL
                                                  -------------   ----------   -----------     --------
Balance January 1, 1994.........................      $ 100         $  643      $ (10,426)     $ (9,683)
  Translation adjustment........................         --            (27)            27            --
  Net loss......................................         --             --         (4,520)       (4,520)
                                                       ----          -----       --------      --------
Balance December 31, 1994.......................        100            616        (14,919)      (14,203)
  Translation adjustment........................         --            (22)            22            --
  Net loss......................................         --             --         (4,017)       (4,017)
                                                       ----          -----       --------      --------
Balance December 31, 1995.......................        100            594        (18,914)      (18,220)
  Translation adjustment........................         --           (938)           938            --
  Net loss......................................         --             --        (11,992)      (11,992)
                                                       ----          -----       --------      --------
Balance December 31, 1996.......................      $ 100         $ (344)     $ (29,968)     $(30,212)
                                                       ====          =====       ========      ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               1996         1995         1994
                                                             --------     --------     --------
Cash flows from operating activities:
  Net loss.................................................  $(11,992)    $ (4,017)    $ (4,520)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest in subsidiary loss..................      (988)         (41)        (180)
     Depreciation and amortization.........................     9,003        5,229        3,308
     Write off of deferred financing costs.................     1,566           --           --
     Other.................................................      (162)         356          107
     Interest expense added to notes payable to
       affiliates..........................................     7,844        5,139        4,231
     Changes in operating assets and liabilities:
       Accounts receivable.................................      (439)        (723)          49
       Other current assets................................      (166)        (263)        (573)
       Accounts payable....................................      (246)       1,349          525
       Deferred revenue....................................      (310)          52          458
       Amounts due to affiliates...........................     8,589       (4,918)      (1,664)
       Other current liabilities...........................      (201)        (203)          24
                                                              -------      -------      -------
          Net cash provided by operating activities........    12,498        1,960        1,765
                                                              -------      -------      -------
Cash flows from investing activities:
  Construction of cable television systems.................   (19,925)     (15,094)     (11,695)
  Purchase of other capital assets.........................    (1,140)        (694)        (244)
  Other investments........................................       171       (1,686)        (402)
  Purchase of subsidiaries, net of cash received...........    (7,657)      (3,104)          --
                                                              -------      -------      -------
     Net cash used by investing activities.................   (28,551)     (20,578)     (12,341)
                                                              -------      -------      -------
Cash flows from financing activities:
  Costs to obtain loans....................................        --         (956)      (1,142)
  Proceeds from (repayment of) notes payable...............   (11,670)       4,590        7,000
  Borrowings from affiliates...............................    32,460       14,770        6,661
                                                              -------      -------      -------
          Net cash provided by financing activities........    20,790       18,404       12,519
                                                              -------      -------      -------
          Net increase (decrease) in cash..................     4,737         (214)       1,943
Cash at beginning of year..................................     2,278        2,492          549
                                                              -------      -------      -------
Cash at end of year........................................  $  7,015     $  2,278     $  2,492
                                                              =======      =======      =======
Supplemental cash flow information:
     Cash paid for interest................................  $  2,067     $  1,120     $    138
     Cash paid for income taxes............................       282           --           --

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     Reporting Entity

     Poland Cablevision (Netherlands) B.V. ("PCBV" or the "Company"), a Netherlands corporation, is a holding company that holds controlling interest in a number of Polish cable television companies, collectively referred to as the "PTK Companies". The Company is 92.3% owned by Poland Communications, Inc. ("PCI"). All significant assets and operating activities of the Company are located in Poland.

     Principles of Consolidation

     The consolidated financial statements include the financial statements of PCBV and its wholly owned and majority owned foreign subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the right to control the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Revenue

     Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue from subscription fees is recognized on a monthly basis, as the service is provided. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized into income over the estimated average period that new subscribers are expected to remain connected to the system.

     Taxation

     The Kingdom of the Netherlands generally imposed a corporate income tax at a rate of 40% on the first 250,000 Dfl ($150,000) of income and 35% on income thereafter. Effective July 1, 1994 only the first 100,000 Dfl ($60,000) is subject to the 40% rate. The income tax treaty currently in force between the Netherlands and the United States provides that the Netherlands may impose a withholding tax at a maximum rate of 5% on dividends paid by PCBV to its stockholders.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled.

     The PTK Companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import duties on certain in-kind capital contributions.

     The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

     Investment in Cable Television Systems

     The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. The Company capitalizes interest costs incurred during the period of construction in accordance with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Cost." Interest is not capitalized for short-term construction projects. Subscriber related costs and general and administrative expenses are charged to operations when incurred. Depreciation is calculated for financial reporting purposes using the straight-line method over the following estimated useful lives:

        Cable television system assets...................................     10 years
        Vehicles.........................................................      5 years
        Other property, plant and equipment..............................   5-40 years

     Inventories for Construction

     Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

     Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally eight to ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Intangibles

     The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

     Organization costs are capitalized and amortized over a one-year period. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

     Foreign Currency Translation

     Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). This standard requires that entities operating in countries with economies deemed to be highly inflationary translate all monetary assets and liabilities into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. For 1996, 1995 and 1994 inflation was 19.9%, 26.8% and 33.3%, respectively yielding a three-year cumulative inflation rate of 102.7%.

     Effective January 1, 1995, the Polish monetary denomination (old zloty) was redenominated at a rate of 10,000 old zloty to one new zloty and one hundred old zloty to one groszy. The new and old Polish zloty had an exchange rate of 2.875 PLN, 2.468 PLN and 24,372zl to one U.S. dollar at December 31, 1996, 1995 and 1994, respectively.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

     Computation of Net Loss per Share

     The net loss per share computation is based on the weighted average number of shares of common stock outstanding.

     Fair Value of Financial Instruments

     SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.

     The Company's financial instruments include cash, accounts receivable, other current assets, other investments, accounts payable, notes payable, and due to affiliate. The carrying value of the cash, accounts receivable and payable, the other current assets and other investments on the consolidated balance sheets approximates fair value due to the short maturity of these instruments.

     It was not practicable to estimate the fair value of amounts due from affiliates and notes payable to affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

     Impairment of Longed-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this statement did not have an impact on the Company's financial position, results of operations or liquidity.

     Advertising Costs

     All advertising costs of the Company are expensed as incurred.

     Reclassifications

     Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

2.  ACQUISITIONS

     During 1995, the Company acquired two cable television companies for aggregate consideration of $3.2 million. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired companies have been included in the Company results since January 1, 1995. Had the 1995 acquisitions occurred on January 1, 1994, the Company's pro forma consolidated results for the year ended December 31, 1994 would have been as follows:

                                                                               (UNAUDITED)
                                                                               -----------
    Revenue..................................................................    $14,783
    Loss before income taxes and minority interest...........................     (4,503)
    Net loss.................................................................     (4,346)
    Net loss per share.......................................................    $(21.73)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

     During 1996, the Company acquired substantially all of the cable television system assets of eighteen cable television companies for aggregate consideration of approximately $9.4 million. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company since their dates of acquisition. Had the 1996 acquisitions occurred on January 1, 1996 and January 1, 1995, the Company's pro forma consolidated results for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                        1996          1995
                                                                     (UNAUDITED)   (UNAUDITED)
                                                                     -----------   -----------
    Revenue........................................................   $  27,168      $22,845
    Loss before income taxes and minority interest.................     (12,810)      (3,830)
    Net loss.......................................................     (11,943)      (4,070)
    Net loss per share.............................................   $  (59.71)     $(20.35)

     During December 1996, the Company entered into a preliminary purchase agreement for a cable television system operating in the Opole area and prepaid the approximately $1.4 million purchase price, which is included in other investments in the accompanying consolidated balance sheet at December 31, 1996. The agreement provides that it becomes legally effective on the date of regulatory approval by the Anti-Monopoly Office.

     Included in minority interest on December 31, 1996 is approximately $5.1 million relating to the acquisition of one subsidiary.

3.  INTANGIBLES

     Intangible assets at December 31, 1996 and 1995 are carried at cost and consist of the following (in thousands of dollars):

                                                                         1996        1995
                                                                        -------     ------
    Conduit and franchise agreements..................................  $ 4,418     $1,700
    Goodwill..........................................................    5,999         --
    Deferred financing costs..........................................    2,145      2,131
    Organization costs................................................      986        986
    Other.............................................................      112         92
                                                                        -------     ------
                                                                         13,660      4,909
    Less accumulated amortization.....................................   (3,126)      (602)
                                                                        -------     ------
    Net intangible assets.............................................  $10,534     $4,307
                                                                        =======     ======

4.  OTHER CURRENT ASSETS

     Included in other current assets is $822,000 and $584,000 of VAT receivables as of December 31, 1996 and 1995, respectively.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

5.  INCOME TAXES

     PCBV is required to file a separate Netherlands tax return which does not reflect the operating results of the PTK Companies. Income tax expense for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands of dollars):

                                                                       1996    1995    1994
                                                                       ---     ---     ---
    Netherlands income tax expense...................................  $ 9     $--     $23
    Foreign jurisdictions............................................   12      --      --
                                                                       ---     ---     ---
      Income tax expense.............................................  $21     $--     $23
                                                                       ===     ===     ===

     Because there are no significant temporary differences between the financial statement carrying values of the Company's assets and liabilities compared to their respective tax bases, no provision for deferred taxes has been included in the accompanying consolidated financial statements.

     The significant item of the PTK Companies which gives rise to Polish deferred tax assets at December 31, 1996 and 1995 is the taxable loss carryforwards from prior years. Loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. The PTK Companies had net operating loss carryforwards of approximately $2.5 million, which will expire as follows (in thousands of dollars):

                             YEARS ENDING DECEMBER 31,
        --------------------------------------------------------------------
        1997................................................................  $1,389
        1998................................................................     954
        1999 and thereafter.................................................     192
                                                                              ------
                                                                              $2,535
                                                                              ======

     Due to uncertainties regarding the recoverability of the Polish deferred tax benefits, a 100% valuation allowance was recognized by the PTK Companies for the deferred tax benefit at December 31, 1996 and 1995.

6.  NOTES PAYABLE

     The Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") of which $8,600,000 was outstanding at December 31, 1995. The loan was repaid in full during 1996. Accordingly, the Company recorded an extraordinary loss of $1,713,000 related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and a $1,566,000 write off of deferred financing costs. There was no tax effect of this transaction due to foreign jurisdiction net operating loss carryforwards. Under terms of the financing agreement, the Company maintained a restricted compensating cash balance of $983,000 at December 31, 1995.

     In October 1995, the Company entered into an agreement with American Bank in Poland S.A. for a Polish currency denominated revolving credit loan and a U.S. dollar denominated promissory note, of which approximately $2,482,000 was outstanding at December 31, 1995. These loans were repaid in full during 1996.

     During 1995, the Company entered into a revolving credit loan with Bank Polska Opieki S.A. of which approximately $588,000 was outstanding at December 31, 1995. This loan was repaid in full during 1996.

     Interest expense relating to the above loans was $992,000, $654,000 and $159,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

7.  RELATED PARTY TRANSACTIONS

     During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

     Due from Affiliate

     Amounts due from affiliate primarily represent advances and payments made on behalf of a shareholder of a PTK Company.

     Notes Payable to Affiliates

     Note payable to affiliates of $107,891,000 at December 31, 1996 consists of an unsecured demand note and unpaid interest due to PCI. Notes payable to affiliates of $67,587,000 at December 31, 1995 consist of unsecured demand notes and unpaid interest due to PCI and Chase American Corporation ("CAC"), an affiliate of one of the shareholders of PCI. The CAC loans were repaid during 1996. The notes bear interest at 10% per annum, and represent advances and purchases on behalf of PCBV and the PTK Companies.

     Interest expense of $7,844,000, $5,777,000 and $4,296,000 was incurred by the Company in connection with these affiliate borrowings during the years ended December 31, 1996, 1995 and 1994, respectively. Of this expense, $7,844,000, $5,139,000 and $4,231,000 has been added to the loan balance for the years ended December 31, 1996, 1995, and 1994, respectively.

     PCI has agreed not to seek current repayment of the above referenced affiliate loan and advances until the Company generates sufficient cash flow or liquidity to support such repayments.

     Due to Affiliate

     Amounts due to affiliate of $11,159,000 and $5,371,000 at December 31, 1996 and 1995, respectively, are noninterest bearing and primarily represent amounts owed to PCI for management fees, purchases and services received on or prior to December 31, 1996 and 1995, respectively. Payment of management consulting fees are contingent until such time as net income of the PTK Companies' is sufficient to service the fee.

     Service Agreement

     The PTK Companies entered into five-year Service Agreements dated January 1, 1994 with PCBV and PCI in order to mitigate logistical and economic constraints it was experiencing in obtaining and maintaining the necessary supply of qualified personnel, materials and other services and products required to achieve the PTK Companies' business objectives in Poland. The Service Agreements replaced a similar agreement dated March 31, 1990 among PTK, PCBV and PCI.

     Pursuant to the Service Agreements, PCBV and PCI, as PCBV's agents, agreed to provide services on behalf of the PTK Companies relating to technical, managerial, supervisory, purchasing, operational, financial and administrative functions required to develop and operate the cable television systems within Poland. The PTK Companies reimburse PCBV and PCI for all costs incurred in connection with providing these services. During 1994, the PTK Companies also reimbursed David T. Chase Enterprises, Inc., an affiliate of the shareholders of PCI, $75,000 per quarter for certain general overhead costs associated with providing the services described above, including the costs of supplying phone systems, office space, supplies and equipment, and computers. In addition, legal and financial services requested are reimbursed and are not material.

     Pursuant to SFAS No. 51, certain reimbursed overhead costs of $950,000 and $942,000 at December 31, 1996 and 1995, respectively, have been capitalized and are included in investment in cable television system assets. The remaining overhead costs allocated to the Company of $1,162,000, $395,000 and $86,000 during

                     POLAND CABLEVISION (NETHERLANDS) B.V.

the years ended December 31, 1996, 1995 and 1994, respectively, are included in corporate administration and operating expenses.

     Management Consulting Agreement

     The PTK Companies entered into management consulting agreements with PCI to recommend, advise, and consult the PTK Companies as to design, construction, development, and operation of the cable television systems. Management consulting fees charged to corporate administration expense were $1,520,000, $1,280,000 and $1,280,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Payment of management consulting fees are contingent until such time as net income of the PTK Companies' is sufficient to service the fee. Contingent management consulting fees payable to PCI are reflected in amounts due to affiliate in the accompanying consolidated balance sheets.

     Programming

     An affiliate of PCI provides programming to the PTK Companies. The Company incurred programming fees from this affiliate of $412,000, $186,000 and $91,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8.  COMMITMENTS AND CONTINGENCIES

     Leases

     The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA. The TPSA leases expire at various times. A substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement if the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; the Company's network serviced by the conduit does not meet the required technical specifications; the Company does not have a contract with the Co-op authority or the Company fails to pay the required rent. Minimum future lease commitments for the aforementioned leases is $752,000 for the year ended December 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $738,000, $701,000 and $299,000 respectively, related to these leases.

     The Company has entered into various lease agreements with TPSA. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $12 per month for each 100 meters of duct space utilized.

     Programming Commitments

     The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the payments for the programs paid either at a fixed amount or based upon the number of subscribers connected to the system each month. For the years ended December 31, 1996, 1995 and 1994, the Company incurred programming fees of approximately $1,685,000, $1,298,000 and $681,000, respectively, pursuant to these agreements.

     Some of the programming suppliers the Company entered into agreement with are located outside of Poland. The categorization by the Polish tax authorities of the payments to be paid under such agreements as a royalty rather than a payment for services has yet to be determined. Should the payments made be determined by Polish tax authorities to be royalties (license payments) rather than payments for services, the

                     POLAND CABLEVISION (NETHERLANDS) B.V.

PTK Companies making such payments would be required to withhold and pay over to the Polish tax authorities certain portions of such payments. The portions would vary depending upon the country of residence of each programming supplier and the provisions of the international tax treaty (if any) between such country and Poland. The maximum amount that could be due under these laws is approximately $350,000. PCBV has not recorded any amounts related to this in the accompanying financial statements due to the uncertainties involved.

     Regulatory Approvals

     The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

     One of the PTK Companies was not able to register several capital increases that were filed in 1995, for an aggregate amount of PLN 2 million (approximately $695,000 at the December 31, 1996 conversion rate). The capital increases were rejected by the relevant Registration Court, and the court's decision was upheld on appeal. Since the PTK Company received an in-kind contribution of equipment in respect of the proposed capital increases, the non-recognition of the capital increases by the Polish courts means that the contribution could be treated as income in the hands of the PTK Company. As a result, part or all of the contribution could be subject to corporate income tax of 40%. The PTK Company had enough tax net operating loss in 1995 to offset any additional taxable income resulting from an unfavorable treatment. PCBV has not recorded any amounts related to this in the accompanying financial statements due to the tax net operating loss and uncertainties involved.

     General Litigation

     From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

9.  SUBSEQUENT EVENTS

     The Company entered into agreements during 1996 to purchase two cable television systems in 1997 for approximately $1.9 million, of which $1.4 million had been prepaid at December 31, 1996.

                                                                         ANNEX A

                                    GLOSSARY

     ADDRESSABLE TECHNOLOGY: A technology which enables a cable television operator to activate or deactivate, from the headend site or another central location, the cable television services delivered to each customer.

     BASIC PENETRATION RATE: The measurement of the take-up of cable services. The penetration rate as of a given date is calculated by dividing the number of the Company's basic and intermediate subscribers connected to a system on such date by the total number of homes passed in such system.

     BASIC SUBSCRIBERS: Subscribers receiving the Company's basic and intermediate tier of cable television services.

     BUILD-OUT: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a service area, constructing wiring conduits within the trenches, laying cable in the conduits and installing and connecting the necessary electronic equipment.

     CABLE TELEVISION: A cable television network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual subscribers' television sets. Networks may allow one-way transmission (from a headend to a residence and/or business) or two-way transmission (from a headend to a residence and/or business with a data return path to the headend).

     CENTRAL EUROPE: As used in this Prospectus, Central Europe refers to the region comprised by Poland, the Czech Republic, the Slovak Republic, Austria and Hungary.

     CHURN RATE: The discontinuance of cable television service to a basic subscriber, either voluntarily or involuntarily, commonly measured as a rate from period to period. The Company calculates its churn rate by dividing the number of disconnected basic cable television subscribers during a period by the number of basic subscribers (including basic subscribers in networks acquired by the Company) at the end of that period.

     COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less channel capacity than is allowed by fiber-optic cable.

     DISH: An antenna shaped like a dish used to receive line-of-sight terrestrial signals or television signals from a satellite.

     DTH (DIRECT-TO-HOME): A satellite multi-channel television service to single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

     FIBER-TO-THE-FEEDER: Cable TV system design that incorporates fiber-optic cable transmission of cable TV signals to a fiber-optic receiver which then converts the fiber-optic signal to an analog signal carried over coaxial cable to the subscriber's home.

     FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity to carry enormous amounts of data and a large number of channels.

     FOOTPRINT: The area on the earth's surface where the signals from a specific satellite can be received.

     HEADEND: The originating point of a signal in cable television systems comprised of a collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution within the cable network.

     HOMES: The Company's estimate of the number of homes within its service areas.

     HOMES PASSED: Homes which have active signals, are covered by contracts with a co-op authority and can be connected to a cable distribution system without further extension of the distribution network.

     INTERACTIVE SERVICES: Cable-based services which both send signals to the subscribers and utilize or require responses or other signals from the subscriber. Typical interactive services include telephony, pay-on-demand, shop-at-home, video games and ATM services. Interactive services can be more easily provided with high-capacity hybrid fiber-optic/coaxial distribution networks.

     MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

     MULTIPLE DWELLING UNIT (MDU): A housing estate, cooperative apartment building or other residence consisting of multiple apartment units.

     OVER-BUILD: The construction and operation of cable systems in the same geographic location or area by more than one cable operator which compete for the same subscribers.

     PREMIUM SERVICE: Cable programming service available only for additional subscription fees over and above fees for the basic service.

     REVENUE PER SUBSCRIBER: Total revenue derived from a cable television system during a given period divided by the system's average number of subscribers for that period.

     SMATV (SATELLITE MASTER ANTENNA TELEVISION): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a distribution network linking MDUs.

     STAR ARCHITECTURE: A design of cable plant in a cable television system providing an independent path from an individual subscriber to the system headends or another central control point, facilitating the provision of and charging for separate tiers of programming, disconnection of non-paying customers and the provision of addressable service.

     TELEPHONY:  The provision of telephone service.

     TOTAL SUBSCRIBERS: The total number of households which receive the Company's cable television services.

     TUNERS: Electronic devices that connect to a subscriber's television set to allow the set to receive channels in frequencies provided by cable television.

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  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     4
Prospectus Summary....................     5
Summary Consolidated Financial Data...    16
Risk Factors..........................    18
The Exchange Offer....................    29
Exchange Rate Data....................    36
Use of Proceeds.......................    37
Capitalization........................    38
Selected Consolidated Financial
  Data................................    39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    41
The Industry..........................    49
Business..............................    55
Regulation............................    71
Management............................    77
Executive Compensation................    82
Principal Shareholders................    86
Certain Relationships and Related
  Transactions........................    87
Description of Indebtedness...........    92
Description of the Notes..............    93
Income Tax Considerations.............   121
Plan of Distribution..................   121
Legal Matters.........................   122
Experts...............................   122
Index to Consolidated Financial
  Statements..........................   F-1
Glossary..............................   A-1

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                                  $130,000,000

                                     POLAND
                              COMMUNICATIONS, INC.

                          9 7/8% SERIES B SENIOR NOTES
                                    DUE 2003
                       ---------------------------------

                                   PROSPECTUS
                       ---------------------------------
                                  May 14, 1997

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